UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|X|      Preliminary Proxy Statement

|_| CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

|_|      Definitive Proxy Statement

|_|      Definitive Additional Materials

|_|      Soliciting Material Pursuant to ss.240.14a-12



                             THOMAS INDUSTRIES INC.

                  -------------------------------------------

                (Name of Registrant as Specified In Its Charter)

                                       N/A

                  -------------------------------------------

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|_|      No fee required.

|X| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

                           Common Stock, $1.00 par value per share, of Thomas Industries Inc.

         (2) Aggregate number of securities to which transaction applies:

                           19,001,090 shares of Thomas Common Stock, consisting of 17,853,675 outstanding shares of Thomas Common Stock, 1,092,719 shares of Thomas Common Stock underlying stock options and stock appreciation rights that have an exercise price per share less than $40.00 that may be cashed out in connection with the Merger and 54,696 shares of Thomas Common Stock with respect to performance shares awarded (in each case as of April 28, 2005).

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

               The filing fee of $86,419 was calculated pursuant to Exchange Act Rule 0-11(c) and is equal to $117.70 per million of the aggregate merger consideration of $734,224,390. The aggregate merger consideration is calculated as the sum of (a) the product of 17,853,675 outstanding shares of Thomas Common Stock and the merger consideration of $40.00 per share in cash, (b) the difference between $40.00 and the exercise or target price per share for each of the 1,092,719 options and stock appreciation rights outstanding to purchase shares of Thomas Common Stock that have an exercise or target price of less than $40.00 per share and (c) the product of 54,696 shares of Thomas Common Stock with respect to performance shares awarded and the merger consideration of $40.00 per share in cash.

         (4)               Proposed maximum aggregate value of transaction:

                           $734,224,390

         (5)               Total fee paid:

                           $86,419

|_|               Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)               Amount Previously Paid:



         (2)               Form, Schedule or Registration Statement No.:



         (3)               Filing Party:



         (4)               Date Filed:

                                                     PRELIMINARY PROXY MATERIALS


                              ---------------------

                             THOMAS INDUSTRIES INC.
                              4360 BROWNSBORO ROAD
                                    SUITE 300
                           LOUISVILLE, KENTUCKY 40207
                                 (502) 893-4600
                              ---------------------

[__________], 2005

To the Shareholders:

     You are cordially invited to attend the Special Meeting of Shareholders of Thomas Industries Inc., a Delaware corporation ("Thomas" or the "Corporation"), to be held at the Hyatt Regency Hotel, 320 West Jefferson Street, Louisville, Kentucky, on [Day], [Date], 2005, at [Time].

     At the Special Meeting you will be asked to vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated March 8, 2005 (the "Merger Agreement"), pursuant to which Gardner Denver, Inc., a Delaware corporation, has agreed to acquire Thomas. If Thomas shareholders approve and adopt the Merger Agreement and the merger is completed, and subject to your right to seek appraisal rights, each of your shares of Thomas common stock will be automatically canceled and converted into the right to receive $40.00 in cash without interest.

     THOMAS' BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT IS ADVISABLE AND APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THOMAS SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     The accompanying proxy statement provides you with detailed information about the proposed merger and the Special Meeting. Please give this material your careful attention. You may also obtain more information about Thomas from documents it has filed with the Securities and Exchange Commission.

     Expenses incurred in the solicitation of proxies will be borne by the Corporation. Officers of the Corporation may make additional solicitations in person or by telephone. In addition, the Corporation has retained Georgeson Shareholder Communications Inc., to assist in the solicitation of proxies for a fee of $8,500, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with the solicitation.

     As of [_______], 2005, the Corporation had outstanding [_________] shares of common stock. These shares are the only shares entitled to vote at the Special Meeting. Each share is entitled to one vote on each matter to be voted upon at the Special Meeting.

     Thomas common stock is listed on the New York Stock Exchange under the trading symbol "TII". On the close of trading on [________], 2005, the price of Thomas common stock was $[____] per share.

     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES OF THOMAS COMMON STOCK YOU OWN. BECAUSE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE BY THE HOLDERS OF A MAJORITY OF THOMAS' ISSUED AND OUTSTANDING SHARES OF COMMON STOCK AS OF THE RECORD DATE, A FAILURE TO VOTE WILL COUNT AS A VOTE AGAINST THE MERGER. ACCORDINGLY, YOU ARE REQUESTED TO PROMPTLY VOTE YOUR SHARES BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. Voting in this manner will not prevent you from voting your shares in person if you subsequently choose to attend the Special Meeting. If you submit a proxy, you may revoke it at any time before the vote is taken at the Special Meeting. To revoke your proxy, you must either provide a written notice of revocation to the Secretary of Thomas, deliver a proxy dated after the date of the proxy you wish to revoke, or attend the meeting and vote your shares in person. Merely attending the Special Meeting will not constitute revocation of your proxy.


Thank you for your cooperation.

Sincerely,



Timothy C. Brown
Chairman, President and Chief Executive Officer

                                                     PRELIMINARY PROXY MATERIALS



               THIS PROXY STATEMENT IS DATED [______], 2005 AND IS FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT [_______], 2005

                   ------------------------------------------



                   ------------------------------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON [DAY], [DATE], 2005

To the Shareholders of THOMAS INDUSTRIES INC.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Thomas Industries Inc., a Delaware corporation ("Thomas" or the "Corporation"), will be held at the Hyatt Regency Hotel, 320 West Jefferson Street, Louisville, Kentucky, on [Day], [Date], 2005, at [Time], for the following purposes:

1. To vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated March 8, 2005 (the "Merger Agreement"), among Thomas, Gardner Denver, Inc., a Delaware corporation ("Gardner Denver"), and PT Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Gardner Denver ("PT Acquisition"). A copy of the Merger Agreement is attached as Appendix A to the accompanying proxy statement. Pursuant to the terms of the Merger Agreement, PT Acquisition will merge with and into Thomas (the "Merger"). In the Merger, Thomas will be the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and become a wholly-owned subsidiary of Gardner Denver, and each share of common stock of Thomas, other than those shares held by any shareholders who properly exercise their appraisal rights under Delaware law, will be converted into the right to receive $40.00 in cash without interest.

2. To consider and transact such other business as may properly come before the Special Meeting or any adjournment thereof.

     Only shareholders of record at the close of business on [RECORD DATE], 2005 are entitled to vote at the Special Meeting and at any adjournment or postponement of the Special Meeting. All shareholders of record at such time are cordially invited to attend the Special Meeting in person. However, to assure your representation at the meeting in case you cannot attend, you are urged to vote your shares by completing, signing, dating and returning the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose. If you attend the Special Meeting, you may vote in person even if you have previously completed and returned a proxy card.

     Thomas shareholders have the right to dissent from the Merger and obtain payment in cash of the fair value of their shares of common stock under applicable provisions of Delaware law. In order to perfect and exercise appraisal rights, shareholders must give a written demand for appraisal of their shares before the vote on the Merger is taken at the Special Meeting and must not vote in favor of the Merger. A copy of the applicable Delaware statutory provisions is included as Appendix B to the accompanying proxy statement, and a summary of these provisions can be found under "The Merger--Appraisal Rights" in the accompanying proxy statement.

     A majority of the outstanding shares entitled to vote at the Special Meeting and represented in person or by proxy will constitute a quorum. The approval and adoption of the Merger Agreement requires the affirmative vote by the holders of a majority of the issued and outstanding shares of Thomas common stock as of the record date. In the event that there are not sufficient votes to approve the proposed Merger at the time of the Special Meeting, the Special Meeting may be adjourned or postponed in order to permit further solicitation by Thomas. YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOU MAY, OF COURSE, ATTEND THE SPECIAL MEETING, REVOKE YOUR PROXY AND VOTE IN PERSON EVEN IF YOU HAVE ALREADY RETURNED YOUR PROXY CARD.

     Please do not send your stock certificates at this time. If the Merger Agreement is approved and adopted, you will be sent instructions regarding the surrender of your stock certificates.

                                 BY ORDER OF THE BOARD OF DIRECTORS,

                                 Sincerely,



                                 Timothy C. Brown
                                 Chairman, President and Chief Executive Officer
Louisville, Kentucky
[_________], 2005





NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TRANSACTION CONTEMPLATED IN THIS PROXY STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION IN SUCH JURISDICTION.

WE URGE YOU TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT IN ITS ENTIRETY.

                                TABLE OF CONTENTS

SUMMARY TERM SHEET.............................................................1

QUESTIONS AND ANSWERS ABOUT THE MERGER.........................................4

SUMMARY........................................................................7

         The Parties...........................................................7
         The Proposed Acquisition..............................................7
         Thomas Stock Price....................................................8
         Thomas Stock Options, Stock Appreciation Rights ("SARs"),
          Performance Shares and Directors Deferred Shares.....................8
         Other Thomas Employee Benefit Plans...................................9
         Board Recommendation..................................................9
         Thomas' Considerations Relating to the Merger.........................9
         The Special Meeting..................................................10
         Opinion of Thomas' Financial Advisor.................................11
         Interests of Directors and Executive Officers in the Merger
          that Differ from Your Interests.....................................11
         Material United States Federal Income Tax Consequences...............11
         Regulatory Filings and Approvals.....................................11
         Appraisal Rights.....................................................12
         Financing of the Merger..............................................12
         When the Merger will be Completed....................................12
         Conditions to Completing the Merger..................................12
         Failure to Approve and Complete the Merger...........................13
         Termination of the Merger Agreement..................................14
         Termination Fees and Expenses........................................14
         Accounting Treatment.................................................14
         Procedure for Receiving Merger Consideration.........................14
         Shares Held by Directors and Executive Officers......................14
         Exchange Procedures..................................................15
         Questions............................................................15

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION...................16

THE PARTIES TO THE MERGER.....................................................16

         Thomas   ............................................................16
         Gardner Denver.......................................................17
         PT Acquisition.......................................................17

THE SPECIAL MEETING OF THOMAS SHAREHOLDERS....................................17

         Time, Place and Purpose of the Special Meeting.......................17
         Who Can Vote at the Special Meeting..................................18
         Vote Required for Approval of Merger.................................18
         Voting By Proxy......................................................18
         How to Vote..........................................................19
         Proxy Solicitation...................................................19

THE MERGER....................................................................20

         General Description of the Merger....................................20
         Background of the Merger.............................................20
         Thomas' Considerations Relating to the Merger........................24
         Recommendation of Thomas' Board of Directors.........................27
         Failure to Approve and Complete the Merger...........................27
         Opinion of Thomas' Financial Advisor.................................28
         Interests of Thomas' Directors and Officers in the Merger............37
         Thomas Employees and Employee Benefit Plans..........................41
         Financing of the Merger..............................................41
         Completion and Effectiveness of the Merger...........................41
         Material United States Federal Income Tax Consequences...............41
         Accounting Treatment of the Merger...................................42
         Regulatory Filings and Approvals.....................................43
         Appraisal Rights.....................................................44
         Delisting and Deregistration of Thomas Stock after the Merger........47

THE MERGER AGREEMENT..........................................................48

         Structure of Merger..................................................48
         Effective Time of the Merger.........................................48
         Consideration to Be Received in Merger...............................48
         Conditions to Consummation of the Merger.............................48
         Representations and Warranties of Thomas.............................50
         Representations and Warranties of Gardner Denver and
          PT Acquisition......................................................51
         Material Adverse Effect..............................................52
         Conduct of Business Pending the Merger...............................52
         No Solicitation......................................................55
         Best Efforts.........................................................56
         Termination of Merger Agreement......................................56
         Termination Fees and Expenses........................................57
         Amendment, Extension and Waiver......................................58
         Thomas Certificate of Incorporation..................................59
         Thomas Bylaws........................................................59
         Thomas Board of Directors and Officers...............................59

RECENT MARKET PRICES OF, AND DIVIDENDS ON, THOMAS COMMON STOCK................59

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................60

OTHER MATTERS.................................................................62

WHERE YOU CAN FIND MORE INFORMATION...........................................63

HOUSEHOLDING..................................................................63

APPENDIX A:  AGREEMENT AND PLAN OF MERGER....................................A-1

APPENDIX B:  DELAWARE GENERAL CORPORATION LAW SECTION 262....................B-1

APPENDIX C:  OPINION OF ROBERT W. BAIRD & CO. INCORPORATED...................C-1

                               SUMMARY TERM SHEET

     This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the Merger and the related transactions, you should read carefully this entire proxy statement and the documents we refer to herein. See "Where You Can Find More Information." The Merger Agreement is attached as Appendix A to this proxy statement. Thomas encourages you to read the Merger Agreement as it is the legal document that governs the Merger. Thomas has included section and page references to direct you to a more complete description of the topics described in this summary. All references to "we", "us" and "our" in this proxy statement refer to Thomas Industries Inc.

o The Merger. Thomas Industries Inc., a Delaware corporation ("Thomas" or the "Corporation"), has entered into an Agreement and Plan of Merger dated March 8, 2005 (the "Merger Agreement"), among Thomas, Gardner Denver, Inc., a Delaware corporation ("Gardner Denver"), and PT Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Gardner Denver ("PT Acquisition"). Pursuant to the terms of the Merger Agreement, PT Acquisition will merge with and into Thomas (the "Merger"). In the Merger, Thomas will be the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and become a wholly-owned subsidiary of Gardner Denver. Please read the discussion under the heading "The Merger Agreement" beginning on page 48.

o The Companies. Thomas is primarily engaged in the design, manufacture, marketing and sale of pumps and compressors for the original equipment manufacturer ("OEM") market in such applications as medical equipment, gasoline vapor and refrigerant recovery, automotive and transportation applications, foundry applications, printing, packaging, business equipment and laboratory equipment. Thomas conducts its business from its corporate office located in Louisville, Kentucky and through its worldwide operations. Thomas' pump and compressor group headquarters are as follows:
     North American Group - Sheboygan, Wisconsin; European Group - Puchheim, Germany; and Asia Pacific Group - Hong Kong, China. Gardner Denver, a Delaware corporation, is a leading designer, manufacturer and marketer of highly engineered air compressors, reciprocating pumps, blowers and certain fluid transfer products. Please read the discussions under the headings "Summary--The Parties" and "The Parties to the Merger" beginning on pages 7 and 16, respectively.

o Merger Consideration. If the Merger is completed, each share of Thomas common stock, other than those shares held by any shareholders who properly exercise their appraisal rights under Delaware law, will be converted into the right to receive $40.00 in cash without interest. Please read the discussion under the heading "The Merger Agreement--Consideration to Be Received in Merger" beginning on page 48.

o Special Meeting and Record Date. The Special Meeting of Thomas shareholders will be held at the Hyatt Regency Hotel, 320 West Jefferson Street, Louisville, Kentucky, on [Day], [Date], 2005, at [Time], to vote on the proposal to adopt and approve the Merger Agreement. Only Thomas shareholders of record on [Record Date] are entitled to receive notice of and vote at the Special Meeting. On the record date, there were [_______] shares of Thomas common stock outstanding which were held by approximately [_____] record holders. Please read the discussions under the headings "The Special Meeting of Thomas Shareholders--Time, Place and Purpose of the Special Meeting" and "The Special Meeting of Thomas Shareholders--Who Can Vote at the Special Meeting" beginning on page 17 and 18, respectively.

o Vote Required. Each share of Thomas common stock held by shareholders of record on the record date will be entitled to vote. Each share of Thomas common stock is entitled to one vote. The approval and adoption of the Merger Agreement requires the affirmative vote by the holders of a majority of the shares of Thomas common stock issued and outstanding on the record date. Thomas shareholders should vote by completing, signing and dating their proxy card and sending it to Thomas (which vote may be revoked at any time before the Special Meeting of shareholders). Please see the discussions under the headings "The Special Meeting of Thomas Shareholders--Vote Required for Approval of Merger" and "The Special Meeting of Thomas Shareholders--Voting by Proxy" each beginning on page 18.

o Recommendation of Thomas Board of Directors. Thomas' board of directors, after considering many factors, unanimously recommends that Thomas shareholders vote "FOR" approval and adoption of the Merger Agreement. Please see the discussion under the heading "The Merger--Recommendation of Thomas' Board of Directors" beginning on page 27.

o Financing of the Merger. The consummation of the Merger is not contingent upon Gardner Denver obtaining financing. Gardner Denver plans to finance the Merger from (i) the proceeds of a $200.6 million offering of five million shares of its common stock, (ii) a $125 million offering of its senior subordinated notes due 2013, (iii) an additional $230 million under its existing amended and restated credit facility with J.P. Morgan Securities Inc. and certain other lenders, and (iv) approximately $239.2 million in available cash. In connection with the execution of the Merger Agreement, Gardner Denver also received a financing commitment letter, jointly issued by Bear, Stearns & Co. Inc., Bear Stearns Corporation Lending Inc., J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A., to ensure availability, subject to customary conditions, of funding necessary to consummate the Merger if Gardner Denver's common stock and note offering are not completed. Gardner Denver may alter its plans on how to finance the Merger depending on market conditions or other factors. Please see the discussion under the heading "The Merger--Financing of the Merger" beginning on page 41.

o Conditions to Consummate Merger. The Merger will be consummated only if certain conditions and obligations have been satisfied or waived, such as approval by Thomas shareholders, receipt of regulatory approvals required under the Merger Agreement and satisfaction of other conditions and obligations contained in the Merger Agreement. If permitted by law, either Thomas or Gardner Denver could choose to waive a condition to its obligation to complete the Merger even though that condition has not been satisfied. Please see the discussion under the heading "The Merger Agreement--Conditions to Consummation of the Merger" beginning on page 48.

o Failure to Complete the Merger. It is possible the Merger will not be completed. This would happen if the Thomas shareholders do not approve and adopt the Merger Agreement, if certain regulatory approvals required under the Merger Agreement are not obtained or if certain other conditions are not satisfied or waived. Thomas could be required to pay a termination fee of $12 million to Gardner Denver or reimburse Gardner Denver for its expenses up to $3 million under certain conditions, or Gardner Denver could be required to pay a termination fee of $5 million to Thomas if the Merger Agreement is terminated under certain conditions. Please see the discussions under the headings "The Merger--Failure to Approve and Complete the Merger," "The Merger Agreement--Conditions to Consummation of the Merger" and "The Merger Agreement--Material Adverse Effect" beginning on pages 27, 48 and 52, respectively.

o Appraisal Rights. If a Thomas shareholder fulfills several procedural requirements, including not voting in favor of the approval and adoption of the Merger Agreement, Delaware law entitles such shareholder to a judicial appraisal of the fair value of the shares of Thomas common stock held by that shareholder. Please read the discussion under the heading "The Merger--Appraisal Rights" beginning on page 44.

o Interest of Certain Persons in the Merger. Some of our directors and officers have interests that are different from or in addition to the interests of other Thomas shareholders. These interests include, among others, change of control payments, acceleration of and/or vesting of stock options, stock appreciation rights, performance shares and director fees. Please read the discussion under the heading "The Merger--Interests of Thomas' Directors and Officers in the Merger" beginning on page 37.

o Employee Benefits. Gardner Denver has agreed to maintain certain of Thomas' employee benefit plans, in accordance with and subject to their respective terms, or to provide comparable benefit plans, for one year following the closing date of the Merger. Please read the discussions under the headings "Summary--Other Thomas Employee Benefit Plans" and "The Merger--Thomas Employees and Employee Benefit Plans" beginning on pages 9 and 41, respectively.

o Tax Consequences. The Merger will be a taxable transaction to Thomas shareholders. Please read the discussion under the heading "The Merger--Material United States Federal Income Tax Consequences" beginning on page 41.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   WHY ARE THOMAS AND GARDNER DENVER PROPOSING THE MERGER?

A: Thomas believes that the Merger will provide immediate and fair value to its shareholders for their interest in Thomas. Gardner Denver believes that the Merger will expand its product portfolio, distribution channels and end markets served. To review the reasons for the Merger in greater detail, see "The Merger--Background of Merger," "The Merger--Thomas' Considerations Relating to the Merger" and "The Merger--Recommendation of Thomas' Board of Directors."

Q:   WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: The Merger cannot be completed until certain conditions have been satisfied or waived, including among other things, the approval of Thomas' shareholders of the Merger Agreement and the receipt of certain regulatory approvals required under the Merger Agreement. See "The Merger Agreement--Conditions to Consummation of the Merger." However, we anticipate that all such conditions will be satisfied or waived within [______] [days] [months] following the Special Meeting.

Q:   WHAT WILL I RECEIVE IN THE MERGER?

A: You will receive $40.00 in cash (without interest) for each share of Thomas common stock that you own. See "The Merger Agreement--Consideration to Be Received in Merger."

Q:   WHAT SHOULD I DO NOW IN ORDER TO VOTE ON THE MERGER?

A: After carefully reading this document, please indicate on your proxy card how you want to vote and sign and mail it in the enclosed return envelope as soon as possible, so that your shares may be represented at the Special Meeting.

Q:   WHAT HAPPENS IF I DO NOT VOTE?

A: Because the affirmative vote by the holders of a majority of the outstanding shares of Thomas common stock is required to approve and adopt the Merger Agreement, if you fail to vote, it will have the same effect as if you voted "AGAINST" the Merger.

Q: IF MY BROKER HOLDS MY SHARES IN "STREET NAME," WILL MY BROKER VOTE MY SHARES FOR ME?

A: If a broker holds your common stock for your benefit but not in your own name, your shares are in "street name." In that case, your broker will send you a voting instruction form to use in voting your shares. Please follow the instructions on the voting instruction form they send you. If your shares are held in your broker's name and you wish to vote in person at the Special Meeting, you must contact your broker and request a document called a "legal proxy." You must bring this legal proxy to the Special Meeting. Brokers who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the approval and adoption of the Merger Agreement. As a result, without specific instructions from you, if your shares are held in street name, your broker will not be able to vote your shares (referred to as a "broker non-vote"). A broker non-vote will have the same effect as if you voted "AGAINST" the Merger.

Q: WHAT VOTE OF OUR SHAREHOLDERS IS REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT?

A: The approval and adoption of the Merger Agreement requires the affirmative vote by the holders of a majority of the outstanding shares of Thomas common stock as of [RECORD DATE]. Failure to return a properly executed proxy card, submit a proxy or vote in person will have the same effect as a vote "AGAINST" approval and adoption of the Merger Agreement. See "The Special Meeting of Thomas Shareholders--Vote Required for Approval of Merger."

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: You may revoke or change your proxy at any time prior to its use at the Special Meeting by giving a written direction to the Secretary of Thomas to revoke your proxy, delivering a proxy dated after the date of the proxy you wish to revoke, or attending the Special Meeting and voting in person. See "The Special Meeting of Thomas Shareholders--Voting by Proxy."

Q:   HOW DO I GET THE CASH IN EXCHANGE FOR MY SHARES OF THOMAS COMMON STOCK?

A: After the Merger is completed, Gardner Denver will send Thomas shareholders written instructions for surrendering their shares. If you hold Thomas shares in physical form, please do not send in your stock certificates now.

Q: HOW WILL THE MERGER AFFECT HOLDERS OF THOMAS STOCK OPTIONS AND STOCK APPRECIATION RIGHTS ("SARS")?

A: Gardner Denver will distribute cash to holders of outstanding stock options and SARs with exercise prices less than $40.00. The amount of cash will be determined by reference to the difference between $40.00 and the exercise or target price of the option or SAR, as provided in the Merger Agreement. See "Summary--Thomas Stock Options, Stock Appreciation Rights ("SARs"), Performance Shares and Directors Deferred Shares."

Q:   WILL I HAVE THE OPPORTUNITY TO EXERCISE APPRAISAL RIGHTS IN THE MERGER?

A: Yes. Under the Delaware General Corporation Law (the "DGCL"), Thomas shareholders are entitled to appraisal rights in connection with the Merger. Any Thomas shareholder who wants to exercise appraisal rights must strictly comply with the rules governing the exercise of appraisal rights or else lose those appraisal rights. If a Thomas shareholder returns a signed proxy card not marked "AGAINST" or "ABSTAIN" with respect to the approval and adoption of the Merger Agreement, such proxy will be voted "FOR" the approval and adoption of the Merger Agreement and will result in that shareholder waiving his, her or its appraisal rights. We have described the procedures for exercising appraisal rights in this proxy statement and have attached the provisions of the DGCL that govern appraisal rights as Appendix B. See "The Merger--Appraisal Rights."

Q:   WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER?

A: The receipt of cash for Thomas common stock pursuant to the Merger, including as a result of the exercise of appraisal rights, will be a taxable transaction for United States federal income tax purposes.

     Generally, a beneficial holder of Thomas common stock who receives cash in exchange for shares pursuant to the Merger will recognize a gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the beneficial holder's adjusted tax basis in the shares surrendered for cash pursuant to the Merger. You should consult your tax advisor on how specific tax consequences of the Merger apply to you. See "The Merger--Material United States Federal Income Tax Consequences."

Q:   HOW DOES THOMAS' BOARD OF DIRECTORS RECOMMEND I VOTE?

A: At a meeting held on March 8, 2005, Thomas' board of directors unanimously approved the Merger Agreement and declared the Merger Agreement and the Merger advisable and in the best interests of Thomas shareholders. Thomas' board of directors recommends that you vote "FOR" approval and adoption of the Merger Agreement. See "The Merger--Recommendation of Thomas' Board of Directors."

Q:   WHO CAN ANSWER MY QUESTIONS?

A: You can find more information about Thomas from various sources described under "Where You Can Find More Information." If you have questions about the Special Meeting, where to send your proxy or other matters with respect to voting after reading this proxy statement, you should contact:

          Georgeson Shareholder Communications Inc.
          17 State Street - 10th Floor
          New York, NY 10004
          Telephone:  Banks and Brokers (212) 440-9800
          Telephone:  All Others call Toll-Free (800) 561-4162

          If you have additional questions about the Merger, you should contact:

          Thomas Industries Inc.
          4360 Brownsboro Road, Suite 300
          Louisville, Kentucky 40207
          Attn: Secretary
          Telephone: (502) 893-4600

                                     SUMMARY

     The following summarizes the material information set forth in this proxy statement. It does not contain all of the information in this proxy statement. In order to fully understand the Merger, you should carefully read the entire proxy statement, the Merger Agreement attached as Appendix A to this proxy statement and the other appendices attached to this proxy statement. We encourage you to read the Merger Agreement because it is the legal document that governs the Merger.

THE PARTIES

     Thomas. Thomas is a corporation organized under the laws of the State of Delaware. Its principal executive offices are located at 4360 Brownsboro Road, Suite 300, Louisville, Kentucky 40207. Thomas' common stock is listed on the New York Stock Exchange (the "NYSE"). Thomas is a leading supplier of pumps and compressors to the original equipment manufacturer ("OEM") market in such applications as medical equipment, gasoline vapor and refrigerant recovery, automotive and transportation applications, foundry applications, printing, packaging, business equipment and laboratory equipment. Thomas conducts its business from its corporate office located in Louisville, Kentucky and through its worldwide operations. Thomas' pump and compressor group headquarters are as follows: North American Group - Sheboygan, Wisconsin; European Group - Puchheim, Germany; and Asia Pacific Group - Hong Kong, China.

     Gardner Denver. Gardner Denver, Inc., referred to as "Gardner Denver" in this proxy statement, is a leading designer, manufacturer and marketer of highly engineered air compressors, reciprocating pumps, blowers and certain fluid transfer products. Its products primarily are used to move fluids, gases or solids through the application of pressure, vacuum or other mechanical influences, often in highly demanding applications or environments. Its compressors, reciprocating pumps and blowers are used in a broad range of industrial applications and its fluid transfer products are used primarily for oil and natural gas well drilling, servicing, production and transfer as well as for industrial cleaning and maintenance. Gardner Denver's common stock is listed on the NYSE. Gardner Denver is a Delaware corporation with its principal office at 1800 Gardner Expressway, Quincy, Illinois 62305. Its telephone number is
(217) 222-5400.

     PT Acquisition. PT Acquisition Corporation, referred to as "PT Acquisition" in this proxy statement, is a Delaware corporation that was recently formed by Gardner Denver for the sole purpose of completing the Merger with Thomas. PT Acquisition is wholly-owned by Gardner Denver and has not engaged in any business except in anticipation of the Merger. The principal office address of PT Acquisition is c/o Gardner Denver, Inc., 1800 Gardner Expressway, Quincy, Illinois 62305 and its telephone number is (217) 222-5400.

     See "The Parties to the Merger."

THE PROPOSED ACQUISITION

     Structure of the Merger. In the Merger, PT Acquisition will merge with and into Thomas. Thomas will be the Surviving Corporation of the Merger and will become a wholly-owned subsidiary of Gardner Denver.

     Shareholder Vote. You are being asked to vote to approve and adopt the Merger Agreement.

     Effectiveness of the Merger. The Merger will be effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time") in accordance with the DGCL. The Merger Agreement provides that the filing will be made on the second business day following the date on which the conditions set forth in the Merger Agreement are satisfied or waived, unless another time is agreed to by Thomas and Gardner Denver. See "The Merger Agreement--Conditions to Consummation of the Merger."

     Price for Your Stock. Unless you exercise appraisal rights, as a result of the Merger you will receive $40.00 in cash (without interest) for each share of your Thomas common stock.

THOMAS STOCK PRICE

     Shares of Thomas are listed on the NYSE under the symbol "TII." On November 19, 2004, the last trading day before Thomas' board of directors publicly announced that it had authorized management to explore strategic alternatives, including exploration of acquisitions, stock buybacks, declaration of a special cash dividend and the possible sale of Thomas, Thomas common stock closed at $37.13 per share. The average closing price of Thomas common stock for the 30 days prior to such date was $34.59. On March 7, 2005, the last full trading day immediately preceding the public announcement of the proposed Merger, Thomas common stock closed at $39.92 per share. On [_______], 2005, which is the latest practicable date prior to the date of this proxy statement, Thomas common stock closed at $[___] per share. See "Recent Market Prices Of, and Dividends On, Thomas Common Stock."

THOMAS STOCK OPTIONS, STOCK APPRECIATION RIGHTS ("SARS"), PERFORMANCE SHARES AND DIRECTORS DEFERRED SHARES

     All unvested stock options and SARs issued under the Thomas incentive stock plan will become fully vested upon shareholder approval of the Merger in accordance with the DGCL. Any stock options or SARs outstanding at the Effective Time will be liquidated (in one of two methods depending upon if the option involved qualifies as an "incentive stock option" under the Internal Revenue Code of 1986, as amended (the "Code")). Under either method, if you are a holder of an outstanding Thomas stock option or SAR with an exercise or target price of less than $40.00, then within three business days after the Effective Time, Gardner Denver will cause the paying agent to mail you a letter of transmittal with instructions on how to exchange your options or SARs for the cash consideration.

     After you mail the letter of transmittal, duly executed and completed in accordance with the instructions, and your options or SARs to the paying agent, the paying agent will mail a check to you in the amount of cash equal to the product of (A) the difference between $40.00 and the per share exercise or target price of your option or SAR, and (B) the number of shares of Thomas common stock covered by your option or SAR, less any applicable withholding taxes. Simultaneously with the completion of the Merger, the Thomas incentive stock plan and each outstanding Thomas stock option and SAR under the Thomas incentive stock plan will be terminated.

     For all performance share awards outstanding immediately prior to the Effective Time, upon shareholder approval of the Merger in accordance with the DGCL, 100 percent of the target shares then credited to each participant will be deemed payable to each participant. If you are a holder of a performance share award, in lieu of receipt of Thomas common stock pursuant to the preceding sentence, promptly within three business days after the Effective Time, Gardner Denver will cause the paying agent to mail you a letter of transmittal with instructions on how to exchange your performance shares for the cash consideration.

     After you mail the letter of transmittal, duly executed and completed in accordance with the instructions, and your performance shares to the paying agent, the paying agent will mail you a check in the amount of a cash payment equal to the number of performance shares (adjusted for any dividends paid since such performance shares were awarded) multiplied by $40.00, less any applicable withholding taxes. If you previously earned performance shares but elected to defer receipt of those shares of Thomas common stock, you will receive a cash payment equal to the number of shares (adjusted for any dividends paid since such performance shares were deferred) multiplied by $40.00, less any applicable withholding taxes.

     Finally, if you are a member of Thomas' board of directors and you previously elected to receive some or all of your retainer or meeting fees in the form of shares of Thomas common stock payable at a future date, then, following completion of the Merger, you will receive a cash payment equal to the number of deferred shares of Thomas common stock to which you are entitled (adjusted for any dividends paid since such shares were deferred) multiplied by $40.00, less any applicable withholding taxes.

OTHER THOMAS EMPLOYEE BENEFIT PLANS

     Gardner Denver has agreed to maintain Thomas' employee benefit plans (other than any plan or agreement providing for the grant, issuance, award, sale or transfer of equities securities in Thomas or any of its subsidiaries) in accordance with and subject to their respective terms, or to provide comparable benefit plans, for one year following the closing date of the Merger. Without limiting the generality of the foregoing statement, Gardner Denver has specifically agreed to honor two Thomas severance plans, the Thomas Industries Severance Pay Policies for Exempt and Non-Exempt Employees and the Thomas Industries Severance Pay Policy for Officers, in accordance with and subject to their respective terms, for one year following the closing date of the Merger. See "The Merger--Thomas Employees and Employee Benefit Plans."

BOARD RECOMMENDATION

     Thomas' board of directors has unanimously determined that the Merger Agreement is advisable and in the best interests of Thomas shareholders, has approved the Merger Agreement and recommends that Thomas shareholders vote "FOR" approval and adoption of the Merger Agreement. See "The Merger--Recommendation of Thomas' Board of Directors."

THOMAS' CONSIDERATIONS RELATING TO THE MERGER

     During the course of reaching its decision to approve the Merger Agreement and the Merger our board of directors considered a number of factors and consulted our senior management and outside financial and legal advisors.

     Our board of directors considered a number of factors supporting its decision to approve the Merger Agreement and the Merger, including, but not limited to:

o discussions with our management regarding our business, financial condition, competitive position, business strategy, strategic options and prospects, as well as the risks involved in achieving these prospects, the nature of our business and the industry in which we compete, and current industry, economic and worldwide market conditions, both on a historical and on a prospective basis, all of which led our board of directors to conclude that the Merger presented an opportunity for Thomas' shareholders to realize greater value than the value likely to be realized by shareholders in the event we remained independent;

o our review of the possible alternatives to a sale of Thomas, including pursuit of an acquisition growth strategy, a stock buyback or payment of a special one-time cash dividend, the value to shareholders of such alternatives and the timing and likelihood of actually achieving additional value from these alternatives, and our board's assessment that none of these options were reasonably likely to result in value for shareholders greater than the consideration to be received in the Merger;

o that the Merger alternative was agreed to by our board of directors only after the issuance on November 22, 2004 by us of a press release regarding a review of our strategic and financial alternatives, publicity concerning our review of strategic and financial alternatives and the possibility that we may be sold, and the passage of a significant period of time between issuance of the press release and approval of the Merger Agreement;

o that the Merger was agreed to by our board of directors after a lengthy sale process pursuant to which (i) a public press release was issued concerning the Corporation's evaluation of strategic and financial alternatives, including, a potential sale of the Corporation; (ii) Robert
     W. Baird & Co. Incorporated ("Baird"), Thomas' financial advisor, had discussions with a total of 68 parties; and (iii) 35 parties received a confidential information memorandum with respect to the Corporation;

o the financial analyses of Baird presented to our board of directors on March 8, 2005, and the written opinion of Baird delivered on March 8, 2005 to our board of directors that, as of March 8, 2005, based upon and subject to the matters set forth in its opinion, including the various assumptions and limitations set forth therein, the consideration to be received by holders of our common stock (other than Gardner Denver and its affiliates) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders (other than Gardner Denver and its affiliates); and

o the fact that our board of directors determined that the Merger was in the best interests of all of the Corporation's shareholders and recommended that the Merger Agreement be approved and adopted by Thomas' shareholders.

     Thomas' board of directors viewed all of these factors and the others discussed in "The Merger-- Thomas' Considerations Relating to the Merger" as important in reaching its conclusion. For a more detailed discussion of the board's considerations see "The Merger--Background of the Merger" and "The Merger--Thomas' Considerations Relating to the Merger." Also see the opinion of Baird presented and delivered to Thomas' board of directors on March 8, 2005, attached to this proxy statement as Appendix C.

THE SPECIAL MEETING

     Place, Date and Time. The Special Meeting will be held at the Hyatt Regency Hotel, 320 West Jefferson Street, Louisville, Kentucky, on [Day], [Date], 2005, at [Time].

     What Vote is Required. The approval and adoption of the Merger Agreement requires the affirmative vote by the holders of a majority of the shares of Thomas common stock issued and outstanding as of the record date referred to below. Failing to vote will have the same effect as a vote "AGAINST" approval and adoption of the Merger Agreement.

     Who Can Vote at the Meeting. At the Special Meeting you can vote all of the shares of Thomas common stock you own of record as of [RECORD DATE], which is the record date for the Special Meeting. If you own shares that are registered in someone else's name such as a broker or nominee, you need to direct that person to vote those shares or obtain an authorization from them to vote the shares yourself at the Special Meeting. As of the close of business on [RECORD DATE], there were [_______] shares of Thomas common stock outstanding, which were held by approximately [_____] holders of record.

     Procedure for Voting. You can vote your shares by attending the Special Meeting and voting in person or by mailing the enclosed proxy card. If you submit a proxy, you may revoke it at any time before the vote is taken at the Special Meeting. To revoke your proxy, you must either provide a written notice of revocation to the Secretary of Thomas, deliver a proxy dated after the date of the proxy you wish to revoke, or attend the meeting and vote your shares in person. Merely attending the Special Meeting will not constitute revocation of your proxy. See "The Special Meeting of Thomas Shareholders--Voting by Proxy."

OPINION OF THOMAS' FINANCIAL ADVISOR

     Baird, Thomas' financial advisor, delivered its oral opinion (which was subsequently confirmed in writing) to Thomas' board of directors on March 8, 2005, to the effect that, as of that date and based upon and subject to the matters and assumptions stated in the written opinion, the merger consideration of $40.00 in cash per share was fair, from a financial point of view, to Thomas shareholders (other than Gardner Denver and its affiliates). See "The Merger--Opinion of Thomas' Financial Advisor" and Appendix C.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER THAT DIFFER FROM YOUR INTERESTS

     Some of Thomas' directors and officers have interests in the Merger that are different from, or are in addition to, their interests as shareholders in Thomas. Thomas' board of directors knew about these additional interests and considered them when it approved the Merger Agreement. See "The Merger--Interests of Thomas' Directors and Officers in the Merger" and "Security Ownership of Certain Beneficial Owners and Management."

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The Merger will be a taxable transaction to you. In general, for United States federal income tax purposes, your receipt of cash in exchange for your shares of Thomas common stock will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the Merger and your adjusted tax basis in your shares of Thomas common stock. Tax matters are very complicated, and the tax consequences of the Merger to you will depend on the facts of your particular situation. We urge you to consult your own tax advisor as to the specific tax consequences to you of the Merger, including the applicable federal, state, local and foreign tax consequences. See "The Merger--Material United States Federal Income Tax Consequences."

REGULATORY FILINGS AND APPROVALS

     The Merger is subject to review by the Antitrust Division of the Department of Justice and the Federal Trade Commission (the "Federal Antitrust Agencies"). On March 16, 2005, Thomas and Gardner Denver each filed the required information and materials with the Federal Antitrust Agencies. Early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), was granted on April 14, 2005. Even though the HSR Act waiting period has terminated, these agencies, state antitrust authorities or a private person or entity could challenge the Merger at any time before or after its completion. See "The Merger--Regulatory Filings and Approvals."

     The Merger is also subject to review by the German Federal Cartel Office ("FCO"). Gardner Denver submitted the required merger notification to the FCO on April 22, 2005. The applicable waiting period under Chapter VII of the German Act against Restraints on Competition of 1958, as amended ("ARC") will expire on or about May 23, 2005, one month after submission of a complete notification, unless early approval is granted or unless the FCO initiates its second phase investigation. The FCO, or affected third parties, could challenge the Merger at any time before completion. See "The Merger--Regulatory Filings and Approvals."

     The Merger is also subject to review by the Norwegian Competition Authority (the "NCA"). Gardner Denver submitted a so-called "simplified" notification on April 13, 2005. The Merger will be deemed cleared by the NCA if the parties have not received, within 15 working days, a notice that the NCA will require submission of a complete notification. The NCA may seek to intervene and prohibit the Merger at any point prior to its completion or after its completion if Gardner Denver has not already obtained clearance from the NCA. See "The Merger--Regulatory Filings and Approvals."

APPRAISAL RIGHTS

     The DGCL provides you with appraisal rights in the Merger. This means that if you are not satisfied with the amount you would receive in the Merger, you are entitled to have the value of your shares determined by the Delaware Court of Chancery (the "Chancery Court") and to receive payment based on that valuation. The ultimate amount you receive as a dissenting shareholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received in the Merger. To exercise your appraisal rights, you must deliver a written objection to the Merger to the Secretary of Thomas at or before the vote is taken at the Special Meeting and you must not vote in favor of approval and adoption of the Merger Agreement. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. If you are interested in exercising your appraisal rights, you should read carefully "The Merger--Appraisal Rights" and Appendix B.

FINANCING OF THE MERGER

     The consummation of the Merger is not contingent upon Gardner Denver obtaining financing. Gardner Denver plans to finance the Merger from (i) the proceeds of a $200.6 million offering of five million shares of its common stock, (ii) a $125 million offering of its senior subordinated notes due 2013,
(iii) an additional $230 million under its existing amended and restated credit facility with J.P. Morgan Securities Inc. and certain other lenders, and (iv) approximately $239.2 million in available cash. In connection with the execution of the Merger Agreement, Gardner Denver also received a financing commitment letter, jointly issued by Bear, Stearns & Co. Inc., Bear Stearns Corporate Lending Inc., J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A., to ensure availability, subject to customary conditions, of funding necessary to consummate the Merger if Gardner Denver's common stock and note offering are not completed. Gardner Denver may alter its plans on how to finance the Merger depending on market conditions or other factors. See "The Merger--Financing of the Merger."

WHEN THE MERGER WILL BE COMPLETED

     Thomas and Gardner Denver are working to complete the Merger as soon as possible. Subject to receipt of Thomas shareholder approval, we anticipate completing the Merger within two business days following the satisfaction or waiver of the conditions described immediately below. The parties expect that all such conditions will be satisfied or waived within [_____] [days] [months] following the Special Meeting. See "The Merger Agreement--Effective Time of the Merger."

CONDITIONS TO COMPLETING THE MERGER

     The completion of the Merger depends on a number of conditions being satisfied, including the following:

o approval and adoption of the Merger Agreement by the shareholders of Thomas in accordance with the DGCL;

o    obtaining all regulatory approvals required under the Merger Agreement;

o the absence of (1) any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger and (2) any action taken or law or order enacted, entered, enforced or deemed applicable to the Merger by any governmental entity that makes the consummation of the Merger illegal;

o Thomas and Gardner Denver having performed in all material respects all of their requisite obligations under the Merger Agreement (and each party having received the certificate of the Chief Executive Officer and Chief Financial Officer of the other party to that effect);

o the representations and warranties of Thomas which are qualified by materiality in the Merger Agreement being true and correct and those not so qualified being true and correct in all material respects as of the closing date of the Merger, other than for such failures of the representations and warranties to be so true and correct that, individually and in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect (and Gardner Denver having received the certificate of the Chief Executive Officer and Chief Financial Officer of Thomas to that effect), see "The Merger Agreement--Material Adverse Effect";

o there must not be pending any suit, action or proceeding by any governmental entity seeking to prohibit or impose and no regulatory approval required under the Merger Agreement shall be conditioned upon or seek to impose, any material limitations on Gardner Denver's or PT Acquisition's ownership or operation of all or a material portion of Gardner Denver's (or their subsidiaries' or affiliates') or Thomas' (or its subsidiaries') business or assets or to compel Gardner Denver to dispose of, sell, license or hold separate any material portion of the business or assets of Gardner Denver, Thomas or their respective subsidiaries; and

o the representations and warranties of Gardner Denver and PT Acquisition which are qualified by materiality in the Merger Agreement being true and correct and those not so qualified being true and correct in all material respects as of the closing date, other than for such failures of the representations and warranties to be so true and correct that, individually and in the aggregate, have not had and could not reasonably be expected to prevent or materially delay the ability of Gardner Denver and PT Acquisition to perform their obligations under the Merger Agreement or to consummate the Merger (and Thomas having received the certificate of the Chief Executive Officer and Chief Financial Officer of Gardner Denver to that effect).

     If permitted by law, either Thomas or Gardner Denver could choose to waive a condition to its obligation to complete the Merger even though that condition has not been satisfied. See "The Merger Agreement--Conditions to Consummation of the Merger" and "The Merger Agreement--Material Adverse Effect."

FAILURE TO APPROVE AND COMPLETE THE MERGER

     It is possible the Merger will not be completed. This would happen if the Thomas shareholders do not approve and adopt the Merger Agreement or if certain other conditions are not satisfied or waived. See "The Merger
Agreement--Conditions to Consummation of the Merger" and "The Merger Agreement--Material Adverse Effect." If the Merger is not completed, none of

Gardner Denver, Thomas or any other person will be under any obligation to make or consider any alternate proposal regarding the acquisition of Thomas.

TERMINATION OF THE MERGER AGREEMENT

     Thomas and Gardner Denver can mutually agree in writing to terminate the Merger Agreement whether before or after approval and adoption by the Thomas shareholders. Each of Thomas and Gardner Denver may terminate the Merger Agreement unilaterally if certain events occur, including, among other things, breaches by the other party, the Merger not being consummated by December 15, 2005, the Thomas shareholders not approving and adopting the Merger Agreement, a governmental entity that must grant a regulatory approval required under the Merger Agreement denying approval of the Merger or taking any action prohibiting the Merger, and Thomas' board of directors determining that there is a Superior Company Proposal (as defined in "The Merger Agreement--No Solicitation"). In addition, Gardner Denver may unilaterally terminate the agreement if Thomas' board of directors withdraws or adversely amends its recommendation and approval of the Merger or approves or recommends any Superior Company Proposal. See "The Merger Agreement--Termination of Merger Agreement."

TERMINATION FEES AND EXPENSES

     Thomas will be required to pay a termination fee of $12 million to Gardner Denver or reimburse Gardner Denver for expenses of up to $3 million if the Merger Agreement is terminated under certain circumstances. Gardner Denver will be required to pay a termination fee of $5 million to Thomas if, as of December 15, 2005, Thomas has satisfied certain conditions and the Merger Agreement is terminated by either Thomas or Gardner Denver as a result of the failure to obtain the regulatory approvals required under the Merger Agreement or by Gardner Denver if any governmental entity imposes any material limitation on its ownership or operation of Thomas and its subsidiaries or requires Gardner Denver to sell any material portion of its or Thomas' business. See "The Merger Agreement--Termination of Merger Agreement" and "The Merger Agreement--Termination Fees and Expenses."

ACCOUNTING TREATMENT

     The Merger will be accounted for as a "purchase" as such term is used under U.S. generally accepted accounting principles ("GAAP"), for accounting and financial reporting purposes. See "The Merger--Accounting Treatment of the Merger."

PROCEDURE FOR RECEIVING MERGER CONSIDERATION

     Gardner Denver will appoint a paying agent to coordinate the payment of the cash merger consideration following the Merger. The paying agent will send you written instructions for surrendering your certificates and obtaining the cash merger consideration after Thomas and Gardner Denver have completed the Merger. Do not send in your Thomas stock certificates now. See "Summary--Exchange Procedures."

SHARES HELD BY DIRECTORS AND EXECUTIVE OFFICERS

     As of [_____], 2005, approximately [___]% of the outstanding shares of Thomas common stock was held by directors and executive officers of Thomas, and no shares of Thomas common stock were held by Gardner Denver. Each of the directors has advised Thomas that he will vote the shares held by him in favor of the proposal to approve and adopt the Merger Agreement. See "Security Ownership of Certain Beneficial Owners and Management."

EXCHANGE PROCEDURES

     Gardner Denver will appoint a paying agent for the purpose of exchanging certificates representing shares of Thomas common stock for the cash merger consideration. Gardner Denver will deposit with the paying agent the funds sufficient to pay the aggregate merger consideration to the Thomas shareholders and to satisfy certain of its other obligations under the Merger Agreement.

     As soon as practicable after the consummation of the Merger, but in no event later than 3 business days following the Effective Time, the paying agent will mail to each former holder of record of Thomas common stock a letter with instructions on how to exchange stock certificates for the cash consideration.

     Please do not send in your stock certificates until you receive the letter of transmittal and instructions from the paying agent. Do not return your Thomas stock certificates with the enclosed proxy card. If your shares of Thomas common stock are held through a broker, your broker will surrender your shares for cancellation.

     After you mail the letter of transmittal, duly executed and completed in accordance with its instructions, and your stock certificates to the paying agent, the paying agent will mail a check to you. The stock certificates you surrender will be canceled. After the completion of the Merger, there will be no further transfers of Thomas common stock, and stock certificates presented for transfer after the completion of the Merger will be canceled and exchanged for the cash merger consideration. If payment is to be made to a person other than the registered holder of the shares of Thomas common stock, the certificate surrendered must be properly endorsed or otherwise in proper form for transfer and any transfer or other taxes must be paid by the person requesting the payment or that person must establish to the paying agent's satisfaction that such tax has been paid or is not payable.

     If your Thomas stock certificates have been lost, stolen or destroyed, upon making an affidavit of that fact, and if required by Gardner Denver, posting a bond as indemnity against any claim with respect to the certificates, the paying agent will issue the cash merger consideration in exchange for your lost, stolen, or destroyed stock certificates.

QUESTIONS

     If you have questions about the Special Meeting, where to send your proxy or other matters with respect to voting after reading this proxy statement, you should contact:

          Georgeson Shareholder Communications Inc.
          17 State Street - 10th Floor
          New York, NY 10004
          Telephone:  Banks and Brokers (212) 440-9800
          Telephone:  All Others call Toll-Free (800) 561-4162

          If you have additional questions about the Merger, you should contact:

          Thomas Industries Inc.
          4360 Brownsboro Road, Suite 300
          Louisville, Kentucky 40207
          Attn: Secretary
          Telephone: (502) 893-4600

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

     This proxy statement, and the documents to which we refer you, contain certain "forward-looking statements" within the meaning Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words "anticipates," "believes," "estimates," "expects," "plans," "intends" and other similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. You are cautioned not to place undue reliance on these forward-looking statements as these forward-looking statements reflect our and our management's current view and are subject to certain risks, uncertainties and contingencies that could cause our actual results, performance or achievements to differ materially from those expressed in or implied by these statements. These risks, uncertainties and contingencies include, among other things, the risk the Merger may not be consummated in a timely manner, if at all, risk regarding employee and customer retention and other risks detailed in our current filings with the Securities and Exchange Commission, including the factors discussed under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations--Forward-Looking Statements" in our Annual Report on Form 10-K for the year ended December 31, 2004, which information is incorporated herein by reference. We undertake no obligation and do not intend to update or revise these forward-looking statements to reflect future events or circumstances except as required pursuant to the federal securities laws.

                            THE PARTIES TO THE MERGER

     The parties to the Merger Agreement are Thomas, Gardner Denver and PT Acquisition, a wholly-owned subsidiary of Gardner Denver.

THOMAS

     Thomas is a corporation organized under the laws of the State of Delaware. Its principal executive offices are located at 4360 Brownsboro Road, Suite 300, Louisville, Kentucky 40207. Thomas' common stock is listed on the New York Stock Exchange (the "NYSE"). Thomas is a leading supplier of pumps and compressors to the original equipment manufacturer ("OEM") market in such applications as medical equipment, gasoline vapor and refrigerant recovery, automotive and transportation applications, foundry applications, printing, packaging, business equipment and laboratory equipment. Thomas conducts its business from its corporate office located in Louisville, Kentucky and through its worldwide operations. Thomas' pump and compressor group headquarters are as follows: North American Group - Sheboygan, Wisconsin; European Group - Puchheim, Germany; and Asia Pacific Group - Hong Kong, China.

     The company that was eventually to become known as Thomas Industries Inc. was founded in 1928 as the Electric Sprayit Company. Electric Sprayit manufactured paint spraying machines, blowers, and air compressors in Chicago, Illinois. In 1948, Mr. Lee B. Thomas and a group of investors acquired Moe Brothers Manufacturing of Fort Atkinson, Wisconsin, a manufacturer of residential lighting products. In 1953, Moe Lighting and The Electric Sprayit Company merged to become Thomas Industries Inc. Thomas was incorporated in Delaware in 1928.

     Although its roots were in lighting products and air compressors, Thomas began to diversify in the 1960's and 1970's, acquiring companies that manufactured consumer products along with tools, hardware, and specialty products. A new strategic focus on lighting and pumps/compressors began in the 1980's and was finalized in 1994 when Thomas divested its last non-core business.

     On August 30, 1998, Thomas and The Genlyte Group ("Genlyte") formed a lighting joint venture that combined substantially all of the assets and liabilities of Genlyte and substantially all of the lighting assets and related liabilities of Thomas to create Genlyte Thomas Group LLC ("GTG"), estimated to be the third largest manufacturer of lighting fixtures and controls in North America. Thomas owned a 32% interest in the joint venture, and Genlyte owned a 68% interest. Effective with the close of business on July 31, 2004, Thomas sold its 32% joint venture interest in GTG to The Genlyte Group Incorporated, thereby exiting the lighting business.

     On August 29, 2002, Thomas purchased substantially all the assets and liabilities of Werner Rietschle Holding GmbH ("Rietschle"), a privately held company based in Schopfheim, Germany. Rietschle is a world leader in vacuum and pressure technology, which includes dry-running and oil-lubricated pumps, blowers, compressors, and pressure/vacuum pumps utilizing rotary vane, screw, roots and claw technologies. With the newly-launched Rietschle Thomas brand, Thomas is currently pursuing further opportunities in markets such as printing, packaging, woodworking and other applications that utilize these technologies.

GARDNER DENVER

     Gardner Denver, Inc., referred to as "Gardner Denver" in this proxy statement, is a leading designer, manufacturer and marketer of highly engineered air compressors, reciprocating pumps, blowers and certain fluid transfer products. Its products primarily are used to move fluids, gases or solids through the application of pressure, vacuum or other mechanical influences, often in highly demanding applications or environments. Its compressors, reciprocating pumps and blowers are used in a broad range of industrial applications and its fluid transfer products are used primarily for oil and natural gas well drilling, servicing, production and transfer as well as for industrial cleaning and maintenance. Gardner Denver's common stock is listed on the NYSE. Gardner Denver is a Delaware corporation with its principal office at 1800 Gardner Expressway, Quincy, Illinois 62305. Its telephone number is (217) 222-5400.

PT ACQUISITION

     PT Acquisition Corporation, referred to as "PT Acquisition" in this proxy statement, is a Delaware corporation that was recently formed by Gardner Denver for the sole purpose of completing the Merger with Thomas. PT Acquisition is wholly-owned by Gardner Denver and has not engaged in any business except in anticipation of the Merger. The principal office address of PT Acquisition is c/o Gardner Denver, Inc., 1800 Gardner Expressway, Quincy, Illinois 62305 and its telephone number is (217) 222-5400.

                   THE SPECIAL MEETING OF THOMAS SHAREHOLDERS

TIME, PLACE AND PURPOSE OF THE SPECIAL MEETING

     The Special Meeting will be held at the Hyatt Regency Hotel, 320 West Jefferson Street, Louisville, Kentucky, on [Day], [Date], 2005, at [Time]. The purpose of the Special Meeting is (1) to vote on the proposal to approve and adopt the Merger Agreement, pursuant to which, upon the terms and subject to the conditions of the Merger Agreement, (a) PT Acquisition will be merged with and into Thomas, with Thomas being the Surviving Corporation and becoming a wholly-owned subsidiary of Gardner Denver; and (b) each share of Thomas common stock outstanding at the Effective Time (other than shares held by Thomas or its subsidiaries, any shares held by Gardner Denver or its subsidiaries, or shares held by shareholders who perfect their statutory appraisal rights with respect to such shares under the DGCL) will be converted into the right to receive $40.00 in cash, without interest; and (2) to transact such other business as may properly come before the Special Meeting.

     Thomas' board of directors has unanimously determined that the Merger Agreement is advisable and in the best interests of Thomas shareholders, has approved the Merger Agreement and recommends that Thomas shareholders vote "FOR" approval and adoption of the Merger Agreement.

WHO CAN VOTE AT THE SPECIAL MEETING

     The holders of record of Thomas common stock as of the close of business on [RECORD DATE], which is the record date for the Special Meeting, are entitled to receive notice of, and to vote at, the Special Meeting. If you own shares that are registered in someone else's name, such as a broker or nominee, you need to direct that person to vote those shares or obtain an authorization from them to vote the shares yourself at the Special Meeting. On [RECORD DATE], there were [______] shares of Thomas common stock outstanding, which were held by approximately [_____] holders of record.

VOTE REQUIRED FOR APPROVAL OF MERGER

     The approval and adoption of the Merger Agreement requires the affirmative vote by the holders of a majority of the shares of Thomas common stock issued and outstanding on the record date. Each share of common stock is entitled to one vote. Failure to return a properly executed proxy card, submit a proxy or vote in person will have the same effect as a vote "AGAINST" approval and adoption of the Merger Agreement.

     Under the rules of the NYSE, brokers who hold shares in "street name" for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the approval and adoption of the Merger Agreement. As a result, without specific instructions from the beneficial owner of shares they hold in street name, brokers are not empowered to vote those shares (referred to generally as "broker non-votes"). Abstentions and broker non-votes will be treated as shares that are present and entitled to vote at the Special Meeting for purposes of determining whether a quorum exists and will have the same effect as votes "AGAINST" approval and adoption of the Merger Agreement.

     The holders of a majority of the shares of Thomas common stock issued and outstanding on the record date, represented in person or by proxy, will constitute a quorum for purposes of the Special Meeting. A quorum is necessary to hold the Special Meeting. Once a share is represented at the Special Meeting, it will be counted for the purpose of determining a quorum and any adjournment of the Special Meeting, unless the holder is present solely to object to the Special Meeting. However, if a new record date is set for an adjourned meeting, then a new quorum will have to be established.

VOTING BY PROXY

     This proxy statement is being sent to you on behalf of Thomas' board of directors for the purpose of requesting that you allow your shares of Thomas common stock to be represented at the Special Meeting by the persons named in the enclosed proxy card. All shares of Thomas common stock represented at the meeting by properly executed proxy cards will be voted in accordance with the instructions indicated on that proxy. If you sign and return a proxy card without giving voting instructions, your shares will be voted "FOR" approval and adoption of the Merger Agreement.

     We recommend you vote by proxy even if you plan to attend the Special Meeting. If you vote by proxy, you may change your vote if you attend the Special Meeting. If you own Thomas common stock in your own name, you are an "owner of record". This means that you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares.

     The named proxies will use their own judgment to determine how to vote your shares regarding any matters not described in this proxy statement that are properly presented at the Special Meeting. Thomas does not know of any matter to be presented at the meeting other than the proposal to approve and adopt the Merger Agreement.

     You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must provide a written notice of revocation to the Secretary of Thomas, deliver a proxy dated after the date of the proxy you wish to revoke or attend the meeting and vote your shares in person. Merely attending the Special Meeting will not constitute revocation of your proxy.

     If your shares are held in "street name" by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker. If you do not instruct your broker to vote your shares, they will not be voted and this will have the same effect as if they were voted "AGAINST" approval and adoption of the Merger Agreement.

HOW TO VOTE

     You may vote in person at the Special Meeting or by proxy as described above. You can vote by mail by simply completing, signing, dating and mailing your proxy card in the postage-paid envelope included with this proxy statement.

     A number of banks and brokerage firms participate in a program that also permits shareholders whose shares are held in "street name" to direct their vote over the Internet or by telephone. This option, if available, will be reflected in the voting instructions from the bank or brokerage firm that accompany this proxy statement. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by Internet or telephone by following the voting instructions enclosed with the proxy form from the bank or brokerage firm. The Internet and telephone proxy procedures are designed to authenticate shareholders' identities, to allow shareholders to give their proxy voting instructions and to confirm that those instructions have been properly recorded. Votes directed by the Internet or telephone through such a program must be received by 11:59 p.m., New York City time, on [ ], 2005. Requesting a legal proxy prior to the deadline described above will automatically cancel any voting directions you have previously given by the Internet or by telephone with respect to your shares. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the Special Meeting; however, you must first obtain a signed and properly executed legal proxy from your bank, broker or other nominee to vote your shares held in street name at the Special Meeting.

PROXY SOLICITATION

     Thomas will pay the cost of this proxy solicitation. Thomas has engaged Georgeson Shareholder Communications Inc. ("Georgeson") to assist in the solicitation of proxies for the Special Meeting and will pay Georgeson a fee of $8,500 plus reimbursement of reasonable out of pocket expenses for these services. In addition to soliciting proxies by mail, directors, officers and employees of Thomas may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Thomas will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

                                   THE MERGER

GENERAL DESCRIPTION OF THE MERGER

     In the Merger, PT Acquisition, a wholly-owned subsidiary of Gardner Denver, will merge with and into Thomas and Thomas will be the Surviving Corporation and become a wholly-owned subsidiary of Gardner Denver. The Merger will be effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger Agreement provides that the filing will be made on the second business day following the date on which the conditions set forth in the Merger Agreement are satisfied or waived, unless another time is agreed to by Thomas and Gardner Denver. See "The Merger Agreement--Conditions to Consummation of the Merger." As a result of the Merger, you will receive $40.00 in cash (without interest) for each share of Thomas common stock that you own, unless you elect to exercise your appraisal rights in accordance with the DGCL.

BACKGROUND OF THE MERGER

     On May 20, 2004, the Corporation announced that it had entered into an agreement to sell its 32% joint venture interest in GTG to Genlyte for approximately $400 million in cash. In 1998, Thomas had combined its lighting business with Genlyte's to form GTG.

     At a meeting of the board of directors of Thomas on July 22, 2004, the board discussed strategic and financial alternatives available to Thomas in light of the pending consummation of the sale of its joint venture interest in GTG and the amount of cash proceeds to be received by the Corporation. The strategic and financial alternatives discussed by the board included possible acquisitions, stock buybacks, declaration of a special cash dividend and the possible sale of Thomas. The board of directors authorized management to interview investment banks to assist the board in evaluating these possible alternatives.

     The sale of Thomas' joint venture interest in GTG was completed on July 31, 2004. The cash proceeds from the sale were approximately $400 million or approximately $215 million after payment of taxes and transaction expenses and the repayment of outstanding indebtedness.

     During the week of August 16, 2004, Timothy C. Brown, the Corporation's Chairman, President and Chief Executive Officer, Phillip J. Stuecker, the Corporation's Chief Financial Officer, and a representative of McDermott Will & Emery LLP, Thomas' outside legal counsel, interviewed three investment banking firms, including Baird, with respect to advising the board of directors regarding the Corporation's strategic and financial alternatives.

     At a meeting of Thomas' board of directors held on August 24, 2004, representatives of Baird made a presentation covering various strategic and financial alternatives with respect to the Corporation, including the pursuit of an acquisition growth strategy, stock buybacks, payment of a special cash dividend, and the sale of the Corporation. Representatives of McDermott Will & Emery LLP discussed the board's fiduciary duties in connection with such alternatives. The board then authorized Mr. Brown to negotiate an engagement letter with Baird with respect to a review of the Corporation's strategic and financial alternatives.

     On August 30, 2004, Messrs. Brown and Stuecker and representatives from McDermott Will & Emery LLP met with representatives of Baird for a due diligence session which was supplemented by several conference calls with the management team and the receipt of additional business and financial information to assist Baird in connection with the strategic and financial alternatives review process.

     At a meeting of Thomas' board of directors on September 17, 2004, representatives of Baird made a presentation to the board regarding possible strategic and financial alternatives, including the pursuit of acquisitions, stock buybacks, payment of a special cash dividend and a possible sale of Thomas. As part of its presentation, Baird reviewed the potential outcomes of and the potential buyer participants in, a sale process. The list of potential buyer participants was based on, among other factors, discussions with the management team and certain directors, Baird's analysis and industry knowledge and criteria which included perceived strategic and financial interest, financial wherewithal and the ability to consummate a transaction in a timely fashion. The board authorized Thomas management to initiate a process to evaluate the sale of the Corporation, with the assistance of Baird and McDermott Will & Emery LLP. Thomas executed an engagement letter with Baird in connection with its financial advisory role.

     Baird continued its due diligence review of the Corporation, which included discussions with Thomas management and the request and review of various business, financial and other information. Baird, with the assistance of Thomas' senior management, finalized a confidential information memorandum to be made available to potential purchasers of the Corporation. Additionally, the management team, with assistance from McDermott Will & Emery LLP and Baird, began to gather information for an electronic data room that would contain detailed legal, financial, tax, environmental, benefits and other information regarding Thomas.

     Beginning the week of September 27, 2004, Baird began discussions with a significant number of potential strategic and financial parties concerning a possible acquisition of the Corporation. During the course of the sale process, Baird had discussions with a total of 68 parties (29 strategic parties and 39 financial parties) regarding their interest in a possible transaction. Upon execution of a confidentiality agreement, parties that were interested in pursuing a preliminary evaluation of the Corporation were provided copies of a confidential information memorandum which included information about Thomas' operations and financial performance and projections. In total, 35 parties executed confidentiality agreements and received the confidential information memorandum.

     On October 13, 2004, Gardner Denver executed its confidentiality agreement in connection with its evaluation of Thomas, and Baird sent Gardner Denver copies of the confidential information memorandum.

     Baird sent a letter to each party that was formally evaluating a transaction with the Corporation, requesting that each party provide Baird, not later than November 11, 2004, with a written non-binding preliminary proposal for the acquisition of the Corporation, specifying the proposed price range per share of common stock, the proposed form of consideration, the proposed transaction financing sources and any material conditions required by the potential acquiror to complete the acquisition.

     At a meeting of Thomas' board of directors on October 28, 2004, representatives of Baird provided the board with an update of the sale process and actions taken as of that date. Representatives of Baird discussed, among other things, the degree of interest expressed by the potential acquirors. In addition, representatives of Baird also discussed with the board the implications of a payment of a special cash dividend to the shareholders.

     Through November 10, 2004, Baird responded to questions presented by certain of the potential acquirors regarding the confidential information memorandum, the request for non-binding preliminary proposals and the transaction process in general.

     By November 11, 2004, four strategic parties (including Gardner Denver) submitted non-binding written preliminary proposals for the acquisition of the Corporation.

     At a Thomas board of directors meeting held on November 19, 2004, representatives of Baird updated the board on the sale process and reviewed the four non-binding preliminary proposals which reflected valuations ranging from $35.72 to $40.00 per share of common stock. After considering Baird's presentation of the preliminary proposals received, Thomas' board of directors authorized continuation of the sale process and instructed Baird and the management team to invite the four parties that had submitted preliminary proposals to proceed in the sale process, attend a management presentation concerning the business and financial results of the Corporation and to be given access to an electronic data room containing due diligence documentation. In addition, representatives of Baird and McDermott Will & Emery LLP discussed with the board the number of unsolicited inquiries Baird had received from third parties with respect to their interest in acquiring Thomas. Representatives of McDermott Will & Emery LLP then discussed with the board the proposed press release disclosing that the Corporation was undertaking a review of its strategic and financial alternatives.

     On November 22, 2004, Thomas issued a press release reporting that it was undertaking a review of strategic and financial alternatives, including the exploration of acquisitions, stock buybacks, declaration of a special cash dividend and the possible sale of Thomas. The closing price for Thomas' common stock on November 19, 2004 (the last trading day prior to issuance of the press release) was $37.13 per share and Thomas' common stock closed at $39.38 per share on November 22, 2004. After the press release, representatives of Baird had discussions with several additional potential acquirors of Thomas. Many of these parties entered into confidentiality agreements and received the confidential information memorandum and instructions for submitting written preliminary proposals for the acquisition of Thomas. Ultimately, one additional financial party submitted a written preliminary proposal on December 23, 2004 with an indicative share price range within the range of the other preliminary proposals received.

     Between December 13, 2004, and January 12, 2005, the parties continuing their evaluations of a transaction with the Corporation proceeded with their due diligence reviews consisting of a management presentation and access to the electronic data room. Gardner Denver's management presentation took place in Chicago, Illinois on December 20, 2004.

     On December 16, 2004, Baird sent a letter to the parties continuing their evaluations of a transaction with the Corporation requesting that such parties provide Baird, not later than January 12, 2005, with an updated proposal, specifying the proposed price per share of common stock, the proposed form of consideration, the proposed transaction financing sources, the additional information needed to complete their due diligence review and any material conditions required by the potential acquiror to complete the acquisition.

     By January 12, 2005, two parties (which included Gardner Denver) submitted non-binding updated proposals for the acquisition of the Corporation.

     At a Thomas board of directors meeting held on January 17, 2005, representatives of Baird updated the board on the sale process and reviewed the two non-binding updated proposals, one of which was submitted by Gardner Denver, and the additional non-binding preliminary proposal that was submitted in December 2004. After considering Baird's presentation of the proposals received, Thomas' board of directors authorized the continuation of the sale process with the two parties that had submitted updated proposals.

     During the remainder of January 2005, and the first two weeks of February 2005, these parties (which included Gardner Denver) continued their due diligence reviews of the Corporation, which included discussions with representatives of the management team, Baird and McDermott Will & Emery LLP, a review of documents contained in the electronic data room, visits to Thomas' manufacturing facilities in the U.S. and Germany and the provision of supplementary business, financial, legal and other information.

     On January 26, 2005, Baird sent a letter to the two potential acquirors (which included Gardner Denver), requesting that they provide Baird, not later than February 14, 2005, with a final proposal, specifying the proposed price per share of common stock, the form of consideration, the proposed transaction financing sources, comments with respect to a proposed form of Merger Agreement, any additional information needed to complete their due diligence review and any material conditions required by the potential acquiror to complete the acquisition.

     On February 1, 2005, Baird provided the proposed form of Merger Agreement prepared by McDermott Will & Emery LLP to the parties.

     On February 14, 2005, Gardner Denver submitted a formal final proposal to acquire Thomas' common stock along with their proposed revisions to the form of the Merger Agreement previously provided.

     At an informal meeting of Thomas' board of directors on February 16, 2005, the directors discussed the sale process, the proposal received from Gardner Denver and the various strategic and financial alternatives available to the Corporation.

     At a meeting of the board of directors of Thomas on February 17, 2005, representatives of Baird updated the board on the sale process and reviewed the terms and conditions of Gardner Denver's final proposal. In particular, the purchase price, financing plan and related financing commitments, status of due diligence and required regulatory approvals were discussed and considered. Representatives of McDermott Will & Emery LLP discussed with the board the proposed changes to the Merger Agreement submitted by Gardner Denver, the board's fiduciary duties and the regulatory approval process. The board instructed Baird to further negotiate with Gardner Denver regarding the purchase price. Following negotiations between representatives of Baird and Gardner Denver, Gardner Denver increased its cash purchase price to $40.00 per share. Thomas' board of directors, with the advice of Baird and McDermott Will & Emery LLP, authorized the management team, McDermott Will & Emery LLP and Baird to proceed with negotiations with Gardner Denver with respect to the terms of a definitive Merger Agreement.

     On February 22, 2005, Gardner Denver and Thomas entered into a letter agreement whereby Thomas agreed to exclusively negotiate with Gardner Denver with respect to a potential acquisition through March 4, 2005 (which was subsequently extended to March 11, 2005).

     From February 18, 2005 through March 8, 2005, Gardner Denver finalized its due diligence review which involved additional discussions with representatives of Thomas and McDermott Will & Emery LLP and the receipt of additional due diligence documents and information. In addition, Gardner Denver, Baker & McKenzie LLP, its outside counsel, McDermott Will & Emery LLP, and the management team of Thomas negotiated the definitive Merger Agreement.

     At a meeting of the board of directors of Thomas on March 6, 2005, Mr. Brown, McDermott Will & Emery LLP and Baird reviewed with the board the status of the transaction and the negotiations of a definitive merger agreement with Gardner Denver. In particular, there was extensive discussion regarding the required regulatory approvals. Representatives of McDermott Will & Emery LLP informed the board that a $5.0 million fee payable to Thomas under certain circumstances upon termination of the Merger Agreement had been negotiated with

Gardner Denver in case there was a failure of the parties to obtain any regulatory approvals required under the Merger Agreement.

     On March 8, 2005, a meeting of Thomas' board of directors was convened to discuss and evaluate the proposed sale of Thomas. During this meeting, McDermott Will & Emery LLP discussed the terms the Merger Agreement and the directors' fiduciary duties under Delaware law. Baird made a presentation to the board regarding its financial analysis of the proposed Merger. As part of such presentation, Baird provided its oral opinion to Thomas' board of directors to the effect that, based upon and subject to the contents of such opinion, as of such date, the consideration to be received by the Thomas shareholders under the terms of the proposed Merger Agreement was fair, from a financial point of view, to the Thomas shareholders (other than Gardner Denver and its affiliates). This opinion was subsequently confirmed in writing on March 8, 2005. Following conclusion of the deliberations of the board and based on the reasons and considerations listed below in "The Merger--Thomas' Considerations Relating to the Merger," Thomas' board of directors unanimously voted to approve the Merger Agreement and the transactions contemplated by the Merger Agreement and resolved to recommend that Thomas shareholders vote to approve the Merger Agreement.

     On March 8, 2005, the parties executed the Merger Agreement, and the execution of the Merger Agreement was announced by each of Thomas and Gardner Denver on March 9, 2005.

THOMAS' CONSIDERATIONS RELATING TO THE MERGER

     During the course of reaching its decision to approve the Merger and the transactions contemplated by the Merger Agreement, our board of directors considered a number of factors and consulted our senior management and outside financial and legal advisors.

     Our board of directors considered a number of factors supporting its decision to approve the Merger, including, but not limited to:

o discussions with our management regarding our business, financial condition, competitive position, business strategy, strategic options and prospects, as well as the risks involved in achieving these prospects, the nature of our business and the industry in which we compete, and current industry, economic and worldwide market conditions, both on a historical and on a prospective basis, all of which led our board of directors to conclude that the Merger presented an opportunity for Thomas' shareholders to realize greater value than the value likely to be realized by shareholders in the event we remained independent;

o our review of the possible alternatives to a sale of Thomas, including pursuit of an acquisition growth strategy, a stock buyback or payment of a special one-time cash dividend, the value to shareholders of such alternatives and the timing and likelihood of actually achieving additional value from these alternatives, and our board's assessment that none of these options were reasonably likely to result in value for shareholders greater than the consideration to be received in the Merger;

o that the Merger alternative was agreed to by our board of directors only after the issuance on November 22, 2004 by us of a press release regarding a review of our strategic and financial alternatives, publicity concerning our review of strategic and financial alternatives and the possibility that we may be sold, and the passage of a significant period of time between issuance of the press release and approval of the Merger Agreement;

o that the Merger was agreed to only after a lengthy sale process pursuant to which (i) a public press release was issued concerning the Corporation's evaluation of strategic and financial alternatives, including, a potential sale of the Corporation; (ii) Baird had discussions with a total of 68 parties; and (iii) 35 parties received a confidential information memorandum with respect to the Corporation;

o the financial analyses of Baird presented to our board of directors on March 8, 2005, and the written opinion of Baird delivered on March 8, 2005 to our board of directors that, as of March 8, 2005, based upon and subject to the matters set forth in its opinion, including the various assumptions and limitations set forth therein, the consideration to be received by holders of our common stock (other than Gardner Denver and its affiliates) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders (other than Gardner Denver and its affiliates);

o the fact that our board of directors determined that the Merger was in the best interests of all of the Corporation's shareholders and recommended that the Merger Agreement be approved and adopted by Thomas' shareholders;

o the increases in our stock price since the board's process of evaluating strategic and financial alternatives began on September 17, 2004 ($30.75 per share) and the public announcement of our review of strategic and financial alternatives on November 22, 2004 ($37.13 per share on November 19, 2004) and our assessment regarding whether our common stock price was likely to remain at current levels or above $40.00 per share if the Merger was not consummated;

o the limited trading activity and liquidity and ownership concentration in our common stock and the lack of research coverage for our Corporation;

o    the costs and risks associated with being a public company;

o the fact that our common stock has historically traded at a discount to other publicly-traded peer pump and compressor companies;

o the ability to apply the Corporation's cash balance in an acquisition growth strategy given the limited number of available acquisition targets of material size in our core product areas, the risks associated with an acquisition growth strategy, the integration risks associated with larger or non-core acquisitions, and the expected prices to be paid for such acquisitions;

o the fact that additional senior management resources needed to be identified and/or hired with respect to our management succession planning;

o our lack of significant revenue growth in the absence of acquisitions and favorable foreign currency movements;

o continuing pressure on profit margins from competitive forces and higher commodity costs;

o the belief of our board of directors, after consulting with Baird and representatives of our management team regarding the discussions and negotiations conducted with Gardner Denver, that we have obtained the highest price per share that Gardner Denver was willing to pay;

o Gardner Denver's financial capability and experience in completing acquisitions;

o our assessment as to the low likelihood that another party would offer a higher price than Gardner Denver; and

o the terms of the Merger Agreement, as reviewed by our board of directors with our legal advisors, including:

     o sufficient operating flexibility for us to conduct our business in the ordinary course between signing the Merger Agreement and consummating the Merger, see "The Merger Agreement--Conduct of Business Pending the Merger";

     o    the absence of a financing condition;

     o our ability to furnish information to and conduct negotiations with third parties under certain circumstances, as more fully described in "The Merger Agreement--No Solicitation";

     o our ability to recommend a more favorable unsolicited acquisition proposal to our shareholders and terminate the Merger Agreement upon the payment of a $12.0 million termination fee to Gardner Denver, see "The Merger Agreement--No Solicitation," "The Merger
          Agreement--Termination of Merger Agreement" and "The Merger Agreement--Termination Fees and Expenses";

     o the view of our board of directors, based upon the advice of senior management after consultation with our legal counsel, that the regulatory approvals necessary to complete the Merger could be obtained, see "The Merger--Regulatory Filings and Approvals"; and

     o our right to receive a $5.0 million fee if, as of December 15, 2005, Thomas has satisfied certain conditions and the Merger Agreement is terminated by either Thomas or Gardner Denver as a result of the failure to obtain any regulatory approvals required under the Merger Agreement or by Gardner Denver if any governmental entity imposes any material limitation on its ownership or operation of Thomas and its subsidiaries or requires Gardner Denver to sell any material portion of its or Thomas' business, see "The Merger Agreement--Termination of Merger Agreement" and "The Merger Agreement--Termination Fees and Expenses."

     Our board of directors also considered a number of potentially negative factors in its deliberations concerning the Merger, including, but not limited to:

o that we will no longer exist as a publicly-traded company and our shareholders will no longer participate in our growth;

o that, under the terms of the Merger Agreement, we are limited in our ability to solicit other acquisition proposals and we must pay Gardner Denver a termination fee if the Merger Agreement is terminated under certain circumstances, all of which may discourage other parties from proposing an alternative transaction that may be more advantageous to our shareholders;

o the possibility that the Merger may not be approved by the applicable regulatory authorities required under the Merger Agreement and the potential negative consequences arising from the failure to complete the Merger;

o the risks and contingencies related to the announcement and pendency of the Merger, including the likely impact on our customers and suppliers and the possibility of losing key employees;

o the fact that gains from an all-cash transaction would generally be taxable to our shareholders for United States federal income tax purposes, see "The Merger--Material United States Federal Income Tax Consequences";

o that if the Merger does not close, our employees will have expended extensive efforts to attempt to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction; and

o the conditions to Gardner Denver's obligation to complete the Merger and the right of Gardner Denver to terminate the Merger Agreement under certain circumstances, see "The Merger Agreement--Termination of Merger Agreement."

     During its consideration of the Merger with Gardner Denver, our board of directors was also aware that some of our executive officers have interests in the Merger that are in addition to or differ from those of our shareholders generally, as described in "The Merger--Interests of Thomas' Directors and Officers in the Merger."

     This summary is not meant to be an exhaustive description of the information and factors considered by our board of directors but is believed to address the material information and factors considered. In view of the wide variety of factors considered by our board of directors, it is not possible to quantify or to give relative weights to the various factors. After taking into consideration all the factors set forth above, as well as other factors not specifically described above, our board of directors unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement because of its assessment that the Merger is advisable to, and in the best interest of, our shareholders.

     The forgoing discussion of Thomas' board of directors' considerations relating to the Merger is forward-looking in nature. This information should be read in light of the discussion under the heading "Cautionary Statement Concerning Forward-Looking Information."

RECOMMENDATION OF THOMAS' BOARD OF DIRECTORS

     After careful consideration, Thomas' board of directors has unanimously determined that the Merger Agreement is advisable and in the best interests of Thomas shareholders, has approved the Merger Agreement and recommends that Thomas shareholders vote "FOR" approval and adoption of the Merger Agreement.

FAILURE TO APPROVE AND COMPLETE THE MERGER

     It is possible the Merger will not be completed. This would happen if Thomas shareholders do not approve and adopt the Merger Agreement or if certain other conditions are not satisfied or waived. See "The Merger Agreement-- Conditions to Consummation of the Merger." If the Merger is not completed, none of Gardner Denver, Thomas or any other person will be under any obligation to make or consider any alternate proposal regarding the acquisition of Thomas.

OPINION OF THOMAS' FINANCIAL ADVISOR

     Thomas' board of directors retained Baird in connection with the Merger and to render an opinion as to the fairness, from a financial point of view, to the holders of the Corporation's common stock (other than Gardner Denver and its affiliates) of the consideration to be received by the holders of the Corporation's common stock (other than Gardner Denver and its affiliates) in the Merger.

     On March 8, 2005, Baird rendered its oral opinion (which was subsequently confirmed in writing) to the board of directors of the Corporation to the effect that, based upon and subject to the contents of such opinion, including the various assumptions and limitations set forth therein, Baird was of the opinion that, as of such date, the consideration to be received by the holders of the Corporation's common stock (other than Gardner Denver and its affiliates) was fair, from a financial point of view, to the holders of the Corporation's common stock (other than Gardner Denver and its affiliates).

     The full text of Baird's written opinion, dated March 8, 2005, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the scope of review undertaken by Baird in rendering its opinion, is attached as Appendix C to this proxy statement and is incorporated herein by reference. Baird's opinion is directed only to the fairness, as of the date of the opinion and from a financial point of view, to the holders of the Corporation's common stock (other than Gardner Denver and its affiliates) of the consideration to be received by such holders and does not constitute a recommendation to any shareholder as to how such shareholder should act with respect to the Merger. The summary of Baird's opinion set forth below is qualified in its entirety by reference to the full text of such opinion attached as Appendix C to this proxy statement. Thomas shareholders are urged to read the opinion carefully in its entirety.

     In conducting its investigation and analyses and in arriving at its opinion, Baird reviewed such information and took into account such financial and economic factors, investment banking procedures and considerations as it deemed relevant under the circumstances. In that connection, Baird has, among other things: (i) reviewed certain internal information, primarily financial in nature, including financial forecasts concerning the business and operations of the Corporation furnished to Baird for purposes of its analysis; (ii) reviewed publicly available information including, but not limited, to the Corporation's recent filings with the Securities and Exchange Commission and equity analyst research reports covering the Corporation prepared by Baird; (iii) reviewed the draft Merger Agreement in the form presented to the Corporation's board of directors; (iv) compared the financial position and operating results of the Corporation with those of other publicly-traded companies Baird deemed relevant;
(v) compared the historical market prices and trading activity of the Corporation's common stock with those of other publicly-traded companies Baird deemed relevant and considered the market trading multiples of such companies;
(vi) compared the proposed financial terms of the Merger with the financial terms of other business combinations Baird deemed relevant; and (vii) considered the present values of the forecasted cash flows of the Corporation. Baird held discussions with members of the Corporation's senior management concerning the Corporation's historical and current financial condition and operating results, as well as the future prospects of the Corporation. As a part of its engagement, Baird was requested to and did solicit third party indications of interest in acquiring the Corporation. Baird also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant for the preparation of its opinion.

     In arriving at its opinion, Baird assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to Baird by or on behalf of the Corporation. Baird was not engaged to independently verify, and it did not assume any responsibility to verify, any such information, and Baird assumed that the Corporation was not aware of any information prepared by it or its advisors that might be material to Baird's opinion that had not been provided to Baird. Baird assumed and relied upon in preparation of its opinion that: (i) all material assets and liabilities (contingent or otherwise, known or unknown) of the Corporation were as set forth in its financial statements; (ii) the financial statements of the Corporation provided to Baird presented fairly the results of operations, cash flows and financial condition of the Corporation for the periods indicated and were prepared in conformity with U.S. generally accepted accounting principles consistently applied; (iii) the forecasts for the Corporation furnished to Baird were reasonably prepared on bases reflecting the best available estimates and good faith judgments of the Corporation's senior management as to the future performance of the Corporation; (iv) the Merger will be consummated in accordance with the terms and conditions of the draft Merger Agreement without any amendment thereto and without waiver by any party of any of the conditions to their respective obligations thereunder; (v) in all respects material to Baird's analysis, the representations and warranties contained in the draft Merger Agreement are true and correct and that each party will perform all of the covenants and agreements required to be performed by it under such Merger Agreement; and (vi) all material corporate, governmental, regulatory or other consents and approvals required to consummate the Merger have been or will be obtained. Baird has relied as to all legal matters regarding the Merger on the advice of counsel of the Corporation. In conducting its review, Baird did not undertake nor obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Corporation nor did it make a physical inspection of the properties or facilities of the Corporation. In each case, Baird made the assumptions above with the Corporation's consent.

     Baird's opinion necessarily is based upon economic, monetary and market conditions as they existed and could be evaluated on the date of such opinion, and its opinion does not predict or take into account any changes which have occurred or may occur, or information which has become available or may become available, after the date of such opinion.

     Baird's opinion was prepared at the request and for the information of the board of directors of the Corporation, and may not be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, in any other document used in connection with the offering or sale of securities or in any other publicly available document or otherwise relied upon, used for any other purpose or disclosed to any other party without Baird's prior written consent; provided, however, that Baird has consented to the reproduction of its opinion in full in this proxy statement. Baird's opinion does not address the relative merits of: (i) the Merger, the Merger Agreement or any other agreements or other matters provided for or contemplated by the Merger Agreement; (ii) any other transactions that may be or might have been available as an alternative to the Merger; or (iii) the Merger compared to any other potential alternative transactions or business strategies considered by the Corporation's board of directors and, accordingly, Baird relied upon its discussions with the senior management of the Corporation with respect to the availability and consequences of any alternatives to the Merger. BAIRD'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF THE CORPORATION AS TO HOW ANY SUCH SHAREHOLDER SHOULD ACT WITH RESPECT TO THE MERGER.

     THE FOLLOWING IS A SUMMARY OF THE MATERIAL FINANCIAL ANALYSES PERFORMED BY BAIRD IN CONNECTION WITH RENDERING ITS OPINION, WHICH IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT AND TO THE OTHER DISCLOSURES CONTAINED IN THIS SECTION. THE FOLLOWING SUMMARY, HOWEVER, DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES PERFORMED BY BAIRD. THE ORDER OF ANALYSES DESCRIBED DOES NOT REPRESENT RELATIVE IMPORTANCE OR WEIGHT GIVEN TO THE ANALYSES PERFORMED BY BAIRD. SOME OF THE SUMMARIES OF THE FINANCIAL ANALYSES INCLUDE INFORMATION PRESENTED IN A TABULAR FORMAT. THESE TABLES MUST BE READ TOGETHER WITH THE FULL TEXT OF EACH SUMMARY AND ALONE ARE NOT A COMPLETE DESCRIPTION OF BAIRD'S FINANCIAL ANALYSES. EXCEPT AS OTHERWISE NOTED, THE FOLLOWING QUANTITATIVE INFORMATION IS BASED ON MARKET AND FINANCIAL DATA AS IT EXISTED ON OR BEFORE FRIDAY, MARCH 4, 2005 (THE DATE THAT BAIRD'S PRESENTATION TO THE BOARD OF DIRECTORS WAS FINALIZED), AND IS NOT NECESSARILY INDICATIVE OF CURRENT MARKET CONDITIONS.

     Implied Transaction Multiples and Transaction Premiums. Based on the consideration of $40.00 in cash for each outstanding share of the Corporation's common stock (the "per share equity purchase price"), Baird calculated the implied "equity purchase price" (defined as the per share equity purchase price multiplied by the total number of diluted shares of the Corporation's common stock outstanding (including performance shares and gross shares issuable upon the exercise of stock options) less implied gross option proceeds, plus implied payments in respect of stock appreciation rights) to be $734.0 million. In addition, Baird calculated the implied "total purchase price" (defined as the equity purchase price plus the book value of the Corporation's total debt and financial obligations associated with completed acquisitions, less cash, cash equivalents and marketable securities) to be $491.0 million. Baird then calculated the multiples of the total purchase price to the latest twelve months ("LTM") ended December 31, 2004 and projected 2005 revenues; earnings before interest, taxes, depreciation and amortization ("EBITDA"); earnings before interest and taxes ("EBIT"); net income (excluding after-tax net interest); and book value (adjusted for the Corporation's net cash position) of the Corporation. Baird also calculated the multiples of the per share equity purchase price to the Corporation's LTM and projected 2005 diluted earnings per share. In calculating the transaction multiples implied in the Merger, Baird utilized historical and projected financial information provided by the Corporation, which reflected adjustments for certain non-recurring expenses provided by the Corporation. These transaction multiples are summarized in the table below.

IMPLIED MERGER TRANSACTION MULTIPLES
----------------------------------------------------------------------------

                                         FISCAL YEAR ENDED DECEMBER 31,
                                --------------------------------------------
                                       2004/LTM                    2005P
                                ---------------------   --------------------
Revenues                                 1.2x                      1.1x
EBITDA                                   9.2x                      8.3x
EBIT                                    13.3x                      12.2x
Net Income(1)                           21.4x                      18.6x
EPS                                     31.2x                      24.3x
Book Value(2)                            1.8x                        --
------------------------------------
(1)  Based on net income excluding after-tax net interest.
(2)  Based on book value adjusted for net cash balance.

     Baird reviewed the historical price and trading activity of the Corporation's common stock and noted that through Friday, March 4, 2005 (the date that Baird's presentation to the board of directors was finalized), the Corporation's common stock price rose 24.8% over the last twelve months and rose 50.1% over the last three years. Baird also noted that the Corporation's common stock rose 30.8% since September 17, 2004, which was the date of the board's decision to pursue the strategic and financial alternatives evaluation process, and rose 8.3% since November 19, 2004, which was the trading date prior to the public announcement of the Corporation's strategic and financial alternatives evaluation process.

     Baird also calculated the premiums that the per share equity purchase price represented over the closing market prices of the Corporation's common stock for various time periods ranging from 1-day to 1-year prior to and including March 4, 2005. As part of this analysis, Baird calculated the premiums that the per share equity price represented over the closing prices on September 17, 2004 and November 19, 2004. Given the Corporation's cash balance of approximately $14.35 per share, premiums were also computed assuming exclusion of this cash balance. These premiums are summarized in the table below.

IMPLIED MERGER TRANSACTION PREMIUMS
-------------------------------------------------------

                                            PREMIUM
                                          (EXCLUDING
                           PREMIUM         CASH)(2)
                        -------------    --------------
1 Day(1)                   (0.5%)           (0.9%)
7 Days(1)                  (0.0%)           (0.0%)
30 Days(1)                  0.3%             0.5%
60 Days(1)                  2.9%             4.6%
90 Days(1)                  2.2%             3.4%
11/19/2004(3)               7.7%             12.6%
09/17/2004(4)               30.1%            56.4%
1 Year(1)                   24.1%             N/A
LTM High(1)                (0.5%)           (0.9%)
LTM Low(1)                  34.5%            66.8%
------------------------------------
(1) Based on days prior to and including March 4, 2005.
(2) Assumes cash balance of approximately $14.35 per share.
(3) Trading date prior to public announcement of strategic and financial alternatives evaluation process.
(4) Date of the board of directors' decision to pursue the strategic and financial alternatives evaluation process.

     Discounted Cash Flow Analysis. Baird performed a discounted cash flow analysis utilizing projected unlevered free cash flows for the Corporation (defined as net income excluding after-tax net interest, plus depreciation and amortization, less capital expenditures and increases in net working capital, plus/minus changes in other operating and investing cash flows) from 2005 to 2009, based on forecasts for 2005, 2006 and 2007 provided by the Corporation's senior management and extrapolations therefrom based on such forecasts and consultation with the Corporation's senior management. In such analysis, Baird calculated the present values of the projected unlevered free cash flows from 2005 to 2009 by discounting such amounts at rates ranging from 10.5% to 12.5%. Baird calculated the present values of the projected unlevered free cash flows beyond 2009 by assuming terminal values ranging from 6.5x to 8.5x year 2009 projected EBITDA and alternatively by assuming unlevered free cash flow long-term perpetual growth rates ranging from 3.0% to 5.0% and discounting the resulting terminal values at rates ranging from 10.5% to 12.5%. The summation of the present values of the projected unlevered free cash flows and the present values of the terminal values implied per share equity values ranging from $34.47 to $47.27 per share with an average of $39.81 per share and a median of $39.78 per share. As a part of the analysis that Baird undertook in order to render its opinion described herein, Baird compared these implied per share equity values with the per share equity purchase price of $40.00.

     Selected Company Analysis. Baird reviewed certain publicly available financial information and stock market information for publicly-traded companies that Baird deemed relevant. The group of selected publicly-traded companies reviewed is listed below.

    o        AMETEK                              o        Gorman-Rupp
    o        Baldor Electric                     o        IDEX
    o        CIRCOR International                o        Parker Hannifin
    o        Flowserve                           o        REGAL-BELOIT
    o        Franklin Electric                   o        Robbins & Myers
    o        Gardner Denver                      o        Tecumseh Products

     Baird chose these companies based on a review of publicly-traded companies that possessed general business, operating and/or financial characteristics representative of companies in the industry in which the Corporation operates. Baird noted that none of the companies reviewed is identical to the Corporation and that, accordingly, the analysis of such companies necessarily involves complex considerations and judgments concerning differences in the business, operating, financial and trading characteristics of each company and other factors that affect the public market values of such companies.

     For each company, Baird calculated the "equity market value" (defined as the market price per share of each company's common stock multiplied by the total number of diluted common shares outstanding of such company, including net shares issuable upon the exercise of stock options and warrants). In addition, Baird calculated the "total market value" (defined as the equity market value plus the book value of each company's total debt, preferred stock and minority interests, less cash, cash equivalents and marketable securities). Baird calculated the multiples of each company's total market value to its LTM and projected 2005 revenues, EBITDA and EBIT. Baird also calculated multiples of each company's price per share to its LTM and projected 2005 diluted earnings per share (net income multiples) and to its LTM book value per share. Baird then compared the transaction multiples implied in the Merger with the corresponding trading multiples for the selected companies. Stock market and historical financial information for the selected companies was based on publicly available information through March 4, 2005, and projected financial information was based on publicly available research reports as of such date. A summary of the implied multiples is presented in the table below.

SELECTED COMPANY ANALYSIS
-------------------------------------------------------------------------------------------------------------------
                                  IMPLIED
                                   MERGER                                SELECTED COMPANY MULTIPLES
                                TRANSACTION     -------------------------------------------------------------------
                                  MULTIPLE           LOW             AVERAGE            MEDIAN             HIGH
                                -----------     -------------    ----------------   ---------------   -------------
Revenues
   2005P                            1.1x             0.5x              1.3x              1.1x              2.4x
   LTM                              1.2x             0.5x              1.4x              1.2x              2.6x

EBITDA
   2005P                            8.3x             5.6x              9.1x              8.6x             12.4x
   LTM                              9.2x             6.4x             10.5x             10.6x             14.1x

EBIT
   2005P                           12.2x            10.1x             12.4x             12.4x             14.6x
   LTM                             13.3x            10.8x             14.0x             13.9x             16.8x

Net Income(1)
   2005P                           18.6x            13.8x             18.8x             18.9x             22.9x
   LTM                             21.4x            16.0x             23.1x             24.8x             26.6x

Book Value (LTM)(2)                 1.8x             0.7x              1.6x              1.7x              2.2x
------------------------------------
(1)  Based on net income excluding after-tax net interest for Thomas.
(2)  Based on book value adjusted for net cash balance for Thomas.


     As a part of the analysis that Baird undertook in order to render its opinion described herein, Baird calculated the implied per share equity values of the Corporation's common stock based on the trading multiples that Baird deemed relevant of the selected public companies and compared such values to the per share equity purchase price of $40.00 per share. Such implied per share equity values are set forth in the table below.

SELECTED COMPANY ANALYSIS
-------------------------------------------------------------------------------------------------------------------
                                                                 IMPLIED EQUITY VALUE / SHARE
                                     ------------------------------------------------------------------------------
                                         LOW                 AVERAGE               MEDIAN                HIGH
                                     -----------          -------------       ----------------      ---------------

Revenues
   2005P                                $25.06               $44.63                $39.33               $70.91
   LTM                                  $24.53               $44.69                $39.35               $71.33

EBITDA
   2005P                                $31.42               $42.38                $40.93               $52.74
   LTM                                  $32.17               $43.76                $43.87               $53.66

EBIT
   2005P                                $35.48               $40.23                $40.41               $44.91
   LTM                                  $35.21               $41.36                $41.26               $46.92

Net Income(1)
   2005P                                $33.38               $40.34                $40.38               $45.94
   LTM                                  $33.43               $42.02                $44.08               $46.23

   AVERAGE                              $31.34               $42.43                $41.20               $54.08
------------------------------------
(1)  Based on net income excluding after-tax net interest for Thomas.


     Selected Acquisition Analysis. Baird reviewed certain publicly available financial information concerning completed acquisition transactions that Baird deemed relevant. The group of selected acquisition transactions is listed below.

                 TARGET                                  ACQUIROR
                 ------                                  --------

   o HVAC/Refrigeration Motor and               o REGAL-BELOIT
     Capacitor Operations of General Electric
   o Haskel International                       o United Technologies
   o GE Commercial AC Motors                    o REGAL-BELOIT
   o nash_elmo Holdings                         o Gardner Denver
   o WICOR                                      o Pentair
   o Denison International                      o Parker Hannifin
   o Syltone                                    o Gardner Denver
   o Neptune Technology Group                   o Roper Industries
   o FASCO Motors Group                         o Tecumseh Products
   o Werner Rietschle Holding                   o Thomas Industries
   o Invensys plc's Flow Control Division       o Flowserve
   o American Machine & Tool Co.                o Gorman-Rupp
   o KCI                                        o Universal Compression Holdings
   o United Dominion Industries                 o SPX
   o Leeson Electric                            o REGAL-BELOIT
   o Ingersoll-Dresser Pump Company             o Flowserve
   o Gast Manufacturing                         o IDEX

     Baird chose these acquisition transactions based on a review of completed acquisition transactions involving target companies that possessed general business, operating and/or financial characteristics representative of companies in the industry in which the Corporation operates. Baird noted that none of the acquisition transactions or subject target companies reviewed is identical to the Merger or the Corporation, respectively, and that, accordingly, the analysis of such acquisition transactions necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each subject target company and each acquisition transaction and other factors that affect the values implied in such acquisition transactions.

     For each transaction, Baird calculated the "equity purchase price" (defined as the purchase price per share of each target company's common stock multiplied by the total number of diluted common shares outstanding of such company, including gross shares issuable upon the exercise of stock options and warrants, less assumed option and warrant proceeds, or alternatively defined as the value attributable to the equity of a target company). In addition, Baird calculated the "total purchase price" (defined as the equity purchase price plus the book value of each target company's total debt, preferred stock and minority interests, less cash, cash equivalents and marketable securities). Baird calculated the multiples of each target company's total purchase price to its LTM revenues, EBITDA and EBIT. Baird also calculated multiples of each target company's implied equity purchase price to its LTM net income and book value. Baird then compared the transaction multiples implied in the Merger with the corresponding transaction multiples for the selected acquisition transactions.

     A summary of the implied multiples is presented in the table below.

SELECTED ACQUISITION ANALYSIS
---------------------------------------------------------------------------------------------------------------------------
                                IMPLIED MERGER                               SELECTED ACQUISITION MULTIPLES
                                  TRANSACTION       -----------------------------------------------------------------------
                                   MULTIPLE              LOW              AVERAGE              MEDIAN              HIGH
                                --------------      -------------    ----------------     ---------------     -------------

Revenues (LTM)                       1.2x               0.5x               1.0x                 1.0x               1.6x

EBITDA (LTM)                         9.2x               5.2x               7.5x                 7.7x               9.9x

EBIT (LTM)                           13.3x              6.2x               9.9x                 9.5x               13.1x

Net Income (LTM)(1)                  21.4x              10.2x              18.7x                18.1x              28.7x

Book Value (LTM)(2)                  1.8x               1.0x               1.6x                 1.7x               2.2x
------------------------------------
(1)  Based on net income excluding after-tax net interest for Thomas.
(2)  Based on book value adjusted for net cash balance for Thomas.


     As part of the analysis that Baird undertook in order to render its opinion described herein, Baird calculated the implied per share equity values of the Corporation's common stock based on the acquisition transaction multiples that Baird deemed relevant of the selected acquisition transactions and compared such values to the per share equity purchase price of $40.00. Such implied per share equity values are set forth in the table below.

SELECTED ACQUISITION ANALYSIS
-------------------------------------------------------------------------------------------------------------------
                                                             IMPLIED EQUITY VALUE / SHARE
                                     ------------------------------------------------------------------------------
                                         LOW                 AVERAGE               MEDIAN                HIGH
                                     -----------          -------------       ----------------      ---------------

Revenues (LTM)                          $24.72               $35.74                $35.32               $48.69

EBITDA (LTM)                            $28.82               $35.16                $35.69               $41.89

EBIT (LTM)                              $26.26               $33.50                $32.74               $39.61

Net Income (LTM)(1)                     $26.43               $36.74                $36.01               $48.84

    AVERAGE                             $26.56               $35.29                $34.94               $44.76
------------------------------------
(1)  Based on net income excluding after-tax net interest for Thomas.


     In addition, Baird calculated the acquisition premiums paid in a broad range of public industrial sector cash transactions and compared them to the transaction premiums implied in the proposed Merger. This data set included 70 cash transactions with total purchase prices between $250 million and $750 million that were announced since January 2002 and involved U.S. targets while excluding financial, government agency and real estate industry transactions. As part of this analysis, Baird calculated the premiums that the per share equity price in the Merger represented over Thomas' closing stock prices on: (i) September 17, 2004, which was the date of the board's decision to pursue the strategic and financial alternatives evaluation process and (ii) November 19, 2004, which was the trading date prior to the public announcement of the Corporation's strategic and financial alternatives evaluation process. Given the Corporation's cash balance of approximately $14.35 per share, premiums were also computed assuming exclusion of this cash balance. A summary of the implied premiums is provided in the table below.

SELECTED ACQUISITION ANALYSIS - TRANSACTION PREMIUMS
------------------------------------------------------------------------------------------------------------------------
                                                  IMPLIED MERGER
                                      IMPLIED       TRANSACTION
                                      MERGER          PREMIUM                     SELECTED ACQUISITION PREMIUMS(1)
                                    TRANSACTION     (EXCLUDING     -----------------------------------------------------
                       STOCK PRICE    PREMIUM        CASH)(3)           LOW        AVERAGE       MEDIAN          HIGH
                       -----------  -----------   --------------   -----------   -----------   -----------   -----------
1-Day Prior to           $40.22        (0.5%)           (0.9%)        (17.7%)        22.1%        22.0%         65.7%
Announcement(2)
1-Week Prior to          $40.01        (0.0%)           (0.0%)        (20.3%)        25.6%        23.4%         70.0%
Announcement(2)
4-Weeks Prior to         $39.68         0.8%             1.3%         (14.6%)        33.0%        28.6%         96.7%
Announcement(2)
11/19/2004(4)            $37.13         7.7%             12.6%        --              --            --             --
9/17/2004(5)             $30.75         30.1%            56.4%        --              --            --             --
------------------------------------
(1) Based on 70 transactions between $250 million and $750 million since January 2002 involving U.S. targets.
    Excludes financial, government agency and real estate industry transactions.
(2) Based on days prior to and including March 4, 2005 for Thomas.
(3) Assumes cash balance of approximately $14.35 per share.
(4) Trading date prior to public announcement of strategic and financial alternatives evaluation process.
(5) Date of the board of directors' decision to pursue the strategic and financial  alternatives evaluation process.


     Valuation Summary. A summary of the valuation statistics from the analyses presented above is provided in the table below.

SUMMARY EQUITY VALUATION PER SHARE
-------------------------------------------------------------------------------------------------------------------
                                              LOW               AVERAGE              MEDIAN               HIGH
                                        ---------------     ---------------     ---------------     ---------------

Discounted Cash Flow Analysis                $34.47             $39.81               $39.78              $47.27

Selected Company Analysis                    $31.34             $42.43               $41.20              $54.08

Selected Acquisition Analysis                $26.56             $35.29               $34.94              $44.76

   AVERAGE(1)                                $30.79             $39.17               $38.64              $48.70
------------------------------------
(1) Represents the average of each respective column.


     The foregoing summary does not purport to be a complete description of the analyses performed by Baird or its presentation to the Corporation's board of directors. The preparation of financial analyses and a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. Baird believes that its analyses (and the summary set forth above) must be considered as a whole and that selecting portions of such analyses and factors considered by Baird, without considering all of such analyses and factors, could create an incomplete view of the processes and judgments underlying the analyses performed and conclusions reached by Baird and its opinion. Baird did not attempt to assign specific weights to particular analyses. Any estimates contained in Baird's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Baird does not assume responsibility for their accuracy.

     As part of its investment banking business, Baird is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Pursuant to an engagement letter dated September 17, 2004, Baird will receive a transaction fee of approximately $3.7 million for its services, a significant portion of which is contingent upon the consummation of the Merger. Included in such amount is a non-refundable fee of $500,000 payable upon delivery of its fairness opinion, regardless of the conclusions reached in such opinion. In addition, the Corporation has agreed to reimburse Baird for certain out-of-pocket expenses and to indemnify Baird against certain liabilities that may arise out of its engagement, including liabilities under the federal securities laws. In the past, Baird has provided investment banking services to the Corporation and Gardner Denver for which Baird received customary compensation. Baird is a full service securities firm. As such, in the ordinary course of its business, Baird may from time to time trade the securities of the Corporation or Gardner Denver for its own account or the accounts of its customers and, accordingly, may at any time hold long or short positions or effect transactions in such securities. Baird may also prepare equity analyst research reports from time to time regarding the Corporation or Gardner Denver.

INTERESTS OF THOMAS' DIRECTORS AND OFFICERS IN THE MERGER

     Some of Thomas' directors and executive officers have interests in the Merger that are different from, or are in addition to, their interests as shareholders in Thomas. Thomas' board of directors knew about these additional interests and considered them when it approved the Merger Agreement. See "Security Ownership of Certain Beneficial Owners and Management." These interests include the following:

     Employment ("Change of Control") Agreements

     In 1988, Thomas executed change of control agreements with Timothy C. Brown and Phillip J. Stuecker. The change of control agreements provide the following:

o Upon a "change of control" (as defined in the change of control agreements), the executive will be entitled to receive until the earlier of termination or resignation and the second anniversary of the change of control a base salary at least equal to the highest monthly base salary paid during the prior twelve months, plus a bonus equal to the executive's average bonus over the prior three fiscal years, and participation in incentive, employee benefit and welfare plans;

o Upon a termination of the executive other than for "cause" (as defined in the change of control agreements) or upon the executive's resignation for "good reason" (as defined in the change of control agreements) during the two-year period following the change of control, the executive will be entitled to receive, within 30 days of employment termination, a lump sum cash payment consisting of:

     o the executive's unpaid highest base salary (as defined in the change of control agreements) through the date of termination;

     o a prorated portion of the "Annual Bonus" (as defined in the change of control agreements) paid to the executive during the last full fiscal year ending during the "Employment Period" (as defined in the change of control agreements) (or, if higher, the Annual Bonus paid to the executive for the fiscal year ended immediately prior to the change of control), with the prorated portion determined by multiplying the Annual Bonus amount by a fraction, the numerator of which is the number of days completed in the current fiscal year through the date of employment termination and the denominator of which is 365;

     o    a payment for accrued but unused vacation;

     o    all prior deferred amounts; and

     o the present value of 36 monthly payments each equaling 1/12 of the sum of (i) the executive's salary at the Highest Base Rate plus (ii) the executive's Annual Bonus paid to the executive during the last full fiscal year ending during the Employment Period (or, if higher, the Annual Bonus paid to the executive for the fiscal year ended immediately prior to the change of control), with present value determined as of the date of employment termination using an annual discount rate set forth in Section 280G of the Code (the "Severance Payments").

o In addition to the payments described above, upon a termination of the executive other than for "cause" or upon the executive's resignation for "good reason" during the two-year period following the change of control, the executive is entitled to the following:

     o the payment six months after employment termination of an amount equal to the present value (determined using an annual discount rate set forth in Section 280G of the Code) of three annual contributions or credits to all Thomas qualified and nonqualified retirement plans, respectively, based upon the average contribution or credit to those plans for the two immediately prior fiscal years (the "Retirement Payments"); and

     o for three years from the date of employment termination, continued coverage for the executive and/or his family under all employee welfare benefit plans, practices, policies, and programs provided by the Corporation including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death, and travel accident insurance, each at the levels in effect prior to the Effective Time as described in the change of control agreements.

o If any payment to the executive, whether pursuant to the change of control agreements or otherwise, would be subject to the excise tax imposed by
     Section 4999 of the Code, then the executive is entitled to receive an additional payment that will provide the executive, on an after tax basis, the amount of any taxes imposed upon him by Section 4999 of the Code (the "Tax Gross Up").

o The executives are also entitled to reimbursement of any legal fees incurred by the executive to enforce the change of control agreements.

     In connection with the Merger, Gardner Denver agreed not to contest either executive's claim that his termination after the Effective Time was for "good reason" if the executive provides reasonable advance written notice to the Chief Executive Officer of Gardner Denver within six months of the Effective Time.

     Under the change of control agreements, upon the executive's termination after the Effective Time, each executive will receive his base salary through the termination date, a prorated bonus as described above, and continued participation for three years in the Corporation's welfare benefits program. Each executive will also receive payments in the following estimated amounts:

ESTIMATED PAYMENT                                        MR. BROWN  MR. STUECKER

Severance Payments                                      $2,708,997   $1,230,685

Retirement Payments                                       $259,327      $76,939

Tax Gross Up                                            $2,173,000     $844,000
                                                        ----------     --------
TOTAL PAYMENTS PURSUANT TO CHANGE OF CONTROL AGREEMENTS $5,141,324   $2,151,624
                                                        ==========   ==========

     Stock Options and Stock Appreciation Rights ("SARs")

     All of the officers and directors of Thomas hold stock options or SARs with respect to common stock of Thomas. Upon shareholder approval of the Merger in accordance with the DGCL, any unvested options and SARs will immediately become vested. Any stock options or SARs outstanding at the Effective Time will be liquidated (in one of two methods depending upon if the option involved qualifies as an "incentive stock option" under the Code). Under either method, within three business days after the Effective Time, Gardner Denver will pay or will cause the Surviving Corporation to pay to each option holder for each option or SAR an amount in cash equal to the product of (A) the difference between $40.00 and the per share exercise price of such option or SAR, and (B) the number of shares of Thomas common stock covered by such option or SAR, less any applicable withholding taxes. The aggregate amount of cash to be paid to directors and officers with respect to their options and SARs in connection with the Merger is expected to be approximately $13,233,704, including $7,442,055 to Mr. Brown, $2,089,459 to Mr. Stuecker, $274,359 to Ms. Laurie Lyons, $276,533 to Mr. Roger Whitton, $413,118 to Mr. Ronald Wiseman, $525,980 to Mr. James Kregel and $921,797 to Mr. Peter Bissinger. The amounts in the preceding sentence are in addition to any amounts payable with respect to the change of control agreements or performance shares. The aggregate amount to be paid to all outside directors with respect to outstanding stock options and SARs is expected to be $1,290,405.

     Performance Shares

     For all performance share awards outstanding immediately prior to the Effective Time, 100 percent of the target shares then credited to each participant will be deemed payable to each participant; provided, however, that in lieu of receiving Thomas common stock, participants will receive a cash payment equal to the number of performance shares (adjusted for any dividends paid since such performance shares were awarded) multiplied by $40.00, less any applicable withholding taxes. The amounts to be received by Thomas' officers are expected to be as follows: Mr. Brown, $1,108,306, Mr. Stuecker, $283,750, Ms. Lyons, $50,664, Mr. Whitton, $46,632, Mr. Wiseman, $50,664, Mr. Kregel, $194,142, and Mr. Bissinger, $48,686. These amounts are in addition to amounts described above with respect to change of control agreements and stock options and SARs.

     Director Payments

     Upon termination of each outside director's service with Thomas' board of directors at the Effective Time, in accordance with Thomas' past practice for retiring directors, Gardner Denver has agreed to pay all terminated outside directors (who sign a consulting and non-competition agreement) the amount set forth below in a single lump sum payment coincident with or as soon as practicable after the Effective Time. All new directors elected to the board after 1994 are entitled to receive a benefit equal to one year's retainer fee for each three years served on the board of directors, up to a maximum of a three-year benefit. This fee is equal to the fee the director received as an active member of the board prior to termination. For Messrs. Massaro and Walls, the benefit will be prorated (on a quarterly basis) based on their expected service through the Effective Time. The estimated quarterly retirement payments scheduled to be made to all directors will be paid in a lump sum (as described below) computed using an annual discount rate set forth in Section 280G of the Code.

                   NAME                         LUMP SUM PAYMENT

                   W. Dunbar                         $67,884

                   H. Ferguson                       67,884

                   W. Jordan                         67,884

                   F. Lunding                        67,884

                   A. Massaro                        57,081

                   G. Walls                          11,837

                   L. Gloyd*                         67,884*
                                                     -------
                   TOTAL                           $408,338
                                                   ========

*Mr. Gloyd resigned from the Thomas board of directors effective February 23, 2005 for health reasons; the amount shown above for Mr. Gloyd will be reduced to reflect the actual amount of any retirement payments to Mr. Gloyd from the date of his resignation to the Effective Time.

     Indemnification and Insurance

     The Merger Agreement provides for continuing indemnification of, and the advancement of expenses to, all present and former directors and officers of Thomas and any of its subsidiaries at the Effective Time against all losses, claims, damages, liabilities, fees and expenses (including attorneys' fees and disbursements), judgments, fines and amounts paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Thomas or any of its subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after the Effective Time (including matters, acts or omissions occurring in connection with (1) the approval of the Merger Agreement and the consummation of the Merger and (2) serving as a fiduciary under any of Thomas' employee benefit plans), in each case to the same extent that such persons would have been entitled to indemnification or the advancement of expenses under Thomas' current certificate of incorporation, bylaws and indemnification agreements in effect on the date of the Merger Agreement with any current or former directors or officers of Thomas or its subsidiaries.

     As of the Effective Time, Gardner Denver will obtain, and pay the full lump sum premium with respect to, policies of directors' and officers' liability insurance providing an aggregate coverage amount of $25 million issued by Thomas' current directors' and officers' liability insurance carriers or other comparably rated insurance carriers. These policies will have terms and conditions that are not less advantageous to the insured parties than the directors' and officers' liability insurance in effect for Thomas as of the date of the Merger Agreement. For a period of six years following the Effective Time,

Gardner Denver will maintain these policies as well as a letter of credit in an amount of $2.5 million for the purpose of funding the trust established pursuant to indemnification agreements in existence on the date of the Merger Agreement with Thomas' directors and officers.

THOMAS EMPLOYEES AND EMPLOYEE BENEFIT PLANS

     Gardner Denver has agreed to maintain Thomas' employee benefit plans (other than any plan or agreement providing for the grant, issuance, award, sale or transfer of equities securities in Thomas or any of its subsidiaries) in accordance with and subject to their respective terms, or to provide comparable benefit plans, for one year following the closing date of the Merger. Although the Merger Agreement does not impose on Gardner Denver any new obligation to continue to employ any Thomas employee for any defined period following the closing date of the Merger (other than the obligation to honor any employment contracts in effect at the date of the Merger Agreement), Gardner Denver has specifically agreed to honor, among other things, two Thomas severance plans, the Thomas Industries Severance Pay Policies for Exempt and Non-Exempt Employees and the Thomas Industries Severance Pay Policy for Officers, in accordance with and subject to their respective terms, for one year following the closing date of the Merger.

FINANCING OF THE MERGER

     The consummation of the Merger is not contingent upon Gardner Denver obtaining financing. Gardner Denver plans to finance the Merger from (i) the proceeds of a $200.6 million offering of five million shares of its common stock, (ii) a $125 million offering of its senior subordinated notes due 2013,
(iii) an additional $230 million under its existing amended and restated credit facility with J.P. Morgan Securities Inc. and certain other lenders, and (iv) approximately $239.2 million in available cash. In connection with the execution of the Merger Agreement, Gardner Denver also received a financing commitment letter, jointly issued by Bear, Stearns & Co. Inc., Bear Stearns Corporate Lending Inc., J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A., to ensure availability, subject to customary conditions, of funding necessary to consummate the Merger if Gardner Denver's common stock and note offering are not completed. Gardner Denver may alter its plans on how to finance the Merger depending on market conditions or other factors.

COMPLETION AND EFFECTIVENESS OF THE MERGER

     Thomas and Gardner Denver are working to complete the Merger as soon as possible. Subject to receipt of Thomas shareholder approval and adoption of the Merger Agreement, Thomas anticipates completing the Merger within two business days following the satisfaction or waiver of the conditions set forth in the Merger Agreement. Thomas expects that all such conditions will be satisfied or waived within [_____] [days] [months] following the Special Meeting. The Effective Time will occur upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger Agreement provides that such filing will be made on the second business day following the satisfaction or waiver of the conditions set forth in the Merger Agreement unless another time is agreed to by the parties. See "The Merger Agreement--Conditions to Consummation of the Merger" and "The Merger Agreement--Material Adverse Effect."

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of United States federal income tax consequences of the Merger relevant to beneficial holders of Thomas common stock, including beneficial holders that exercise their appraisal rights. The discussion does not purport to consider all aspects of federal income taxation that might be relevant to beneficial holders of Thomas common stock. The discussion is based on current provisions of the Code, existing, proposed and temporary regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis. The discussion applies only to beneficial holders of Thomas common stock in whose hands shares are capital assets and may not apply to beneficial holders who acquired their shares pursuant to the exercise of employee stock options or other compensation arrangements with Thomas or hold their shares as part of a hedge, straddle or conversion transaction or who are subject to special tax treatment under the Code (such as dealers in securities, insurance companies, other financial institutions, regulated investment companies, tax-exempt entities, S corporations and taxpayers subject to the alternative minimum tax). In addition, this discussion does not discuss the federal income tax consequences to a beneficial holder of Thomas common stock who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any state, local or foreign tax laws.

     The receipt of cash for Thomas common stock pursuant to the Merger, including as a result of the exercise of appraisal rights, will be a taxable transaction for United States federal income tax purposes. In general, a beneficial holder who receives cash in exchange for shares pursuant to the Merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the beneficial holder's adjusted tax basis in the shares surrendered for cash pursuant to the Merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the Merger. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the beneficial holder's holding period for such shares is more than one year at the time of consummation of the Merger.

     Backup withholding at a 28% rate may apply to cash payments a beneficial holder of shares receives pursuant to the Merger. Backup withholding generally will apply only if the beneficial holder fails to furnish a correct taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Each beneficial holder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner acceptable to the paying agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against a beneficial holder's United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

     Because individual circumstances may differ, each beneficial holder of shares is urged to consult such beneficial holder's own tax advisor as to the particular tax consequences to such beneficial holder of the Merger, including the application and effect of state, local, foreign and other tax laws.

ACCOUNTING TREATMENT OF THE MERGER

     The Merger will be accounted for as a "purchase," as such term is used under GAAP, for accounting and financial reporting purposes. Accordingly, a determination of the fair value of Thomas' assets and liabilities will be made in order to allocate the purchase price to the assets acquired and the liabilities assumed.

REGULATORY FILINGS AND APPROVALS

U.S. Antitrust Filing

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission, certain acquisition transactions, including the Merger, may not be consummated until specified notification requirements have been satisfied and waiting periods have been terminated or expired. On March 16, 2005, the Notification and Report Forms required pursuant to the HSR Act were filed by Thomas and Gardner Denver with the Antitrust Division of the Department of Justice and the Federal Trade Commission (the "Federal Antitrust Agencies") for review in connection with the Merger. Early termination of the applicable waiting period under the HSR Act was granted on April 14, 2005. Even though the HSR Act waiting period has terminated, the Federal Antitrust Agencies could take such actions under the antitrust laws as they deem necessary or desirable in the public interest, including seeking divestiture of substantial assets of Thomas or Gardner Denver. In certain cases, state antitrust regulators or other persons may also have the right to challenge the Merger under applicable antitrust laws.

Germany Competition Filing

     Under Chapter VII of the German Act against Restraints on Competition of 1958, as amended ("ARC"), certain transactions which result in a change in the nature of control over an undertaking, including corporations, must not be consummated until specified notification requirements have been satisfied and either the German Federal Cartel Office ("FCO") has approved the transaction or the waiting period has expired. The types of transactions covered by the ARC include, inter alia, acquisitions of other undertakings where the sales of the acquiring group and/or the target group (excluding the seller) exceed certain thresholds in Germany and on a worldwide basis. The initial waiting period is one month beginning with the submission of the complete notification. This waiting period may be shortened by the issuance of an early clearance letter by the FCO or may be extended to a total period of four months if the FCO initiates a second phase investigation. Gardner Denver submitted the required complete notification on April 22, 2005, and the waiting period expires on or about May 23, 2005 unless the FCO either grants early clearance or initiates a second phase investigation. Should the FCO determine that the transaction is likely to lead to a creation or enhancement of a dominant position in the relevant market, the FCO is empowered to take such action as it deems necessary to resolve these concerns, including issuance of a prohibition order or requiring divestitures or other behavioral remedies as a condition of approval, which decisions are subject to judicial review. Third parties that can show they are affected by the transaction may be granted the right to intervene and can challenge a decision by the FCO to clear the transaction or to clear it subject to conditions.

Norway Competition Filing

     Under Chapter 4 of the Norwegian Competition Act of 5 March 2004 No.12 (the "Act") and the Regulation on Notification of Concentrations of 28 April 2004, a concentration that involves companies which exceed certain turnover thresholds in Norway must be notified to the Norwegian Competition Authority (the "NCA"). The Merger constitutes a concentration under the Act. For a concentration that requires notification, the parties may file a so-called "simplified" notification with the NCA. The NCA has 15 working days to review the submission and determine whether it will require submission of a "complete" notification. If the NCA requires submission of a complete notification, consummation of the transaction must be suspended until 25 working days after the parties submit the complete notification. Within 25 working days of receiving a complete notification, the NCA must inform the parties as to whether the NCA will investigate the transaction further. If no such notice is given by the NCA within the 25 working day period, the transaction is considered cleared. If the NCA informs the parties that it will investigate the transaction further, no later than 70 working days after receipt of a complete notification the NCA must provide a reasoned draft decision of intervention. The parties will then have 15 working days to submit their comments. At the completion of the more detailed investigation, the NCA either can approve the transaction, issue a determination prohibiting the transaction or issue a decision requiring remedies. Gardner Denver submitted a "simplified" notification on April 13, 2005. The transaction will be deemed cleared by the NCA if the parties have not received, within 15 working days of the submission, a notice that the NCA will require submission of a complete notification. The NCA may seek to intervene and prohibit the Merger at any point prior to its completion or after its completion if Gardner Denver has not already obtained clearance from the NCA.

     The Merger Agreement provides that, subject to certain limitations, each of Thomas, Gardner Denver and PT Acquisition will use its best efforts to take all actions and to assist and cooperate with each other in doing all things necessary or advisable to consummate the Merger including, among other things,
(1) the obtaining of all necessary consents and approvals from governmental entities and third parties and the making of all filings and the taking of all reasonable steps necessary to obtain an approval or waiver from, to secure the expiration of any mandatory waiting periods of or to avoid an action or proceeding by, any governmental entity and (2) the defending of any lawsuits or other legal proceedings challenging the Merger Agreement or the consummation of the Merger. Under the Merger Agreement, neither Gardner Denver nor PT Acquisition are required to sell, divest or otherwise dispose of any assets or businesses or enter into any compulsory licensing or similar arrangement in order to obtain approval or clearance under any antitrust or competition law. See "The Merger Agreement--Best Efforts."

     The parties do not believe that consummation of the Merger will result in a violation of any applicable antitrust or competition laws. However, there can be no assurances that a challenge to the Merger on antitrust or competition grounds will not be made or, if such a challenge is made, of the result of any challenge. Gardner Denver will be required to pay a termination fee of $5 million to Thomas if, as of December 15, 2005, Thomas has satisfied certain conditions and the Merger Agreement is terminated by either Thomas or Gardner Denver as a result of the failure to obtain the regulatory approvals required under the Merger Agreement or by Gardner Denver if any governmental entity imposes any material limitation on its ownership or operation of Thomas and its subsidiaries or requires Gardner Denver to sell any material portion of its or Thomas' business. See "The Merger Agreement--Termination of Merger Agreement" and "The Merger Agreement--Termination Fees and Expenses." See also "The Merger Agreement--Conditions to Consummation of the Merger."

APPRAISAL RIGHTS

     Under the DGCL, if you do not wish to accept the cash payment provided for in the Merger Agreement, you have the right to dissent from the Merger and to receive payment in cash for the fair value of your Thomas common stock. Thomas shareholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Thomas will require strict compliance with the statutory procedures. A copy of Section 262 is attached to this proxy statement as Appendix B.

     The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a shareholder in order to dissent from the Merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL.

     Section 262 requires that shareholders be notified that appraisal rights will be available not less than 20 days before the Special Meeting to vote on the Merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes Thomas' notice to its shareholders of the availability of



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

appraisal rights in connection with the Merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix B since failure to timely and properly comply with the requirements of
Section 262 will result in the loss of your appraisal rights under Delaware law.

     If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

o You must deliver to Thomas a written demand for appraisal of your shares before the vote with respect to the Merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against approval and adoption of the Merger Agreement. Voting against or failing to vote for approval and adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

o You must not vote in favor of approval and adoption of the Merger Agreement. A vote in favor of the approval and adoption of the Merger Agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

     If you fail to comply with either of these conditions and the Merger is completed, you will be entitled to receive the cash payment for your shares of Thomas common stock in the amount of $40.00 per share (without interest), as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of Thomas common stock.

     All demands for appraisal should be addressed to the Secretary at Thomas Industries Inc., 4360 Brownsboro Road, Suite 300, Louisville, Kentucky, 40207, before the vote on the Merger is taken at the Special Meeting, and should be executed by, or on behalf of, the record holder of the shares of Thomas common stock. The demand must reasonably inform Thomas of the identity of the shareholder and the intention of the shareholder to demand appraisal of his, her or its shares.

     To be effective, a demand for appraisal by a holder of Thomas common stock must be made by, or in the name of, such registered shareholder, fully and correctly, as the shareholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of those shares.

     If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a shareholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

     If you hold your shares of Thomas common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

     Within 10 days after the Effective Time, the Surviving Corporation must give written notice that the Merger has become effective to each Thomas shareholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger. At any time within 60 days after the Effective Time, any shareholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the Merger Agreement for his or her shares of Thomas common stock. Within 120 days after the Effective Time, either the Surviving Corporation or any shareholder who has complied with the requirements of Section 262 may file a petition in the Chancery Court demanding a determination of the fair value of the shares held by all shareholders entitled to appraisal. The Surviving Corporation has no obligation to file such a petition in the event there are dissenting shareholders. Accordingly, the failure of a shareholder to file such a petition within the period specified could nullify the shareholder's previously written demand for appraisal.

     If a petition for appraisal is duly filed by a shareholder and a copy of the petition is delivered to the Surviving Corporation, the Surviving Corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all shareholders who have demanded an appraisal of their shares. After notice to dissenting shareholders, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those shareholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the shareholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any shareholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that shareholder.

     After determination of the shareholders entitled to appraisal of their shares of Thomas common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the shareholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

     In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the Merger Agreement.

     Costs of the appraisal proceeding may be imposed upon the Surviving Corporation and the shareholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a shareholder, the Chancery Court may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any shareholder who had demanded appraisal rights will not, after the Effective Time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the Effective Time; however, if no petition for appraisal is filed within 120 days after the Effective Time, or if the shareholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the Merger within 60 days after the Effective Time, then the right of that shareholder to appraisal will cease and that shareholder will be entitled to receive the cash payment for shares of his, her or its Thomas common stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the Effective Time may only be made with the written approval of the Surviving Corporation and must, to be effective, be made within 120 days after the Effective Time.

     In view of the complexity of Section 262, Thomas shareholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

DELISTING AND DEREGISTRATION OF THOMAS STOCK AFTER THE MERGER

     If the Merger is completed, Thomas common stock will be delisted from the NYSE and will be deregistered under the Securities Exchange Act of 1934.

                              THE MERGER AGREEMENT

     The following is a brief summary of the material provisions of the Merger Agreement. This summary is not a complete statement of all applicable provisions and is qualified in its entirety by reference to the Merger Agreement attached as Appendix A to this proxy statement. The Merger Agreement has been included to provide you with information regarding its terms and the legal relationship and risk allocation between Thomas and Gardner Denver as contracting parties. It is not intended to provide any other factual information about the parties. Such information can be found elsewhere in this proxy statement and in other public filings each of Thomas and Gardner Denver makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov. Thomas encourages you to read the Merger Agreement as it is the legal document that governs the Merger.

STRUCTURE OF MERGER

     In the Merger, PT Acquisition, a wholly-owned subsidiary of Gardner Denver, will merge with and into Thomas, and, as a result, Thomas will become a wholly-owned subsidiary of Gardner Denver.

EFFECTIVE TIME OF THE MERGER

     The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware. The filing will take place on the second business day following the date on which the conditions contained in the Merger Agreement have been satisfied or waived (subject to certain restrictions), or at a time and date as Thomas and Gardner Denver agree.

CONSIDERATION TO BE RECEIVED IN MERGER

     As of the Effective Time, each share of Thomas common stock outstanding (other than shares held by Thomas, Gardner Denver or any of their respective subsidiaries or by shareholders who perfect their statutory appraisal rights under the DGCL), will be converted into the right to receive $40.00 in cash without interest. Each share of Thomas common stock held by Thomas, Gardner Denver or any of their respective subsidiaries will be canceled at the Effective Time.

CONDITIONS TO CONSUMMATION OF THE MERGER

     Thomas and Gardner Denver. Thomas' and Gardner Denver's obligations to effect the Merger are subject to the satisfaction or waiver of the following conditions:

o the holders of a majority of the outstanding shares of Thomas common stock have voted in favor of approving and adopting the Merger Agreement;

o all authorizations, consents or approvals of, or filings with, and all expirations of waiting periods required from, any governmental entity under the HSR Act or any other applicable law of Germany or Norway have been filed, have occurred or have been obtained; and

o no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect and there shall not be any action taken, or any law or order enacted, entered, enforced or deemed applicable to the Merger, by any governmental entity that makes the completion of the Merger illegal.



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

     Gardner Denver. The obligations of Gardner Denver and PT Acquisition to consummate the Merger are further subject to the fulfillment of the following conditions, any of which may be waived in whole or part by Gardner Denver:

o Thomas must have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the closing of the Merger (and Gardner Denver must have received the certificate of the Chief Executive Officer and Chief Financial Officer of Thomas to that effect);

o the representations and warranties of Thomas which are qualified by materiality in the Merger Agreement must be true and correct and those not so qualified must be true and correct in all material respects, as of the closing date of the Merger, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), other than for such failures of the representations and warranties to be so true and correct that, individually and in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect (and Gardner Denver must have received the certificate of the Chief Executive Officer and Chief Financial Officer of Thomas to that effect), see
     "The Merger Agreement--Material Adverse Effect"; and

o there must not be pending any suit, action or proceeding by any governmental entity seeking to prohibit or impose and no regulatory approval required under the Merger Agreement shall be conditioned upon or seek to impose, any material limitations on Gardner Denver's or PT Acquisition's ownership or operation of all or a material portion of Gardner Denver's (or its subsidiaries' or affiliates') or Thomas' (or its subsidiaries') business or assets or to compel Gardner Denver or its subsidiaries and affiliates to dispose of, sell, license or hold separate any material portion of the business or assets of Gardner Denver, Thomas or their respective subsidiaries.

     Thomas. The obligations of Thomas to consummate the Merger are further subject to the fulfillment of the following conditions, any of which may be waived in whole or part by Thomas:

o Gardner Denver and PT Acquisition must have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the closing of the Merger (and Thomas must have received the certificate of the Chief Executive Officer and Chief Financial Officer of Gardner Denver to that effect); and

o the representations and warranties of Gardner Denver and PT Acquisition which are qualified by materiality in the Merger Agreement must be true and correct and those not so qualified must be true and correct in all material respects, as of the closing date of the Merger, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), other than for such failures of the representations and warranties to be so true and correct that, individually and in the aggregate, have not had and could not reasonably be expected to prevent or materially delay the ability of Gardner Denver and PT Acquisition to perform their obligations under the Merger Agreement or to consummate the Merger (and Thomas must have received the certificate of the Chief Executive Officer and Chief Financial Officer of Gardner Denver to that effect).

REPRESENTATIONS AND WARRANTIES OF THOMAS

     The Merger Agreement contains customary representations and warranties by Thomas relating to, among other things:

o corporate organization and power with respect to Thomas and its subsidiaries;

o    ownership of Thomas' subsidiaries;

o    Thomas' equity ownership in third parties;

o    Thomas' capital structure;

o authorization, execution, delivery, and enforceability of the Merger Agreement and the transactions contemplated by the Merger Agreement;

o no conflict with or a violation of any statute, law, ordinance, rule or regulation or violation or breach of Thomas' or any of its subsidiaries' organizational documents or other contracts, in each case with respect to entering into the Merger Agreement or consummating the Merger;

o the required consents, approvals, licenses, permits, orders or authorizations of, or registrations, declarations or filings with, or permits from, any governmental entity;

o inapplicability of Thomas' Rights Agreement to the transactions contemplated by the Merger Agreement;

o inapplicability of Section 203 of the DGCL to the transactions contemplated by the Merger Agreement;

o Thomas' SEC filings, the accuracy of the financial statements and other information contained in such filings, compliance with the SEC rules and regulations, and the absence of undisclosed liabilities;

o as of the date of the Merger Agreement, Thomas had at least $230 million in consolidated cash and cash equivalents;

o    compliance with the internal controls requirement under the Sarbanes-Oxley
     Act;

o    compliance with the listing standards of the NYSE;

o compliance with applicable laws and regulations regarding future filings with the SEC, including this proxy statement;

o    compliance with applicable laws, licenses and permits;

o the absence of investigations, reviews, audits, prosecutions or other enforcement actions by any governmental entities;

o    outstanding litigation;

o    insurance policies;

o    tax matters;

o    validity and compliance with contracts;

o absence of changes in Thomas' employee benefit plans since September 30, 2004;

o    employee benefit and compensation arrangements;

o Thomas's conduct of its operations in the ordinary course of business since September 30, 2004;

o    title to properties and assets and rights to leasehold interests;

o    intellectual property;

o    environmental matters;

o    labor and employment matters and compliance with labor laws;

o fees to brokers, investment bankers and financial advisors in connection with the Merger Agreement; and

o    the receipt of a fairness opinion from Baird.

REPRESENTATIONS AND WARRANTIES OF GARDNER DENVER AND PT ACQUISITION

     The Merger Agreement contains customary representations and warranties by Gardner Denver and PT Acquisition relating to, among other things:

o corporate organization and power with respect to Gardner Denver and PT Acquisition;

o that PT Acquisition has not carried on any business or conducted any operations outside of the execution of the Merger Agreement and the performance of its obligations thereunder;

o authorization, execution, delivery, and enforceability of the Merger Agreement and the transactions contemplated by the Merger Agreement;

o no conflict with or a violation of any statute, law, ordinance, rule or regulation or violation or breach of Gardner Denver's of PT Acquisition's respective organizational documents or other contracts with respect to entering into the Merger Agreement or consummating the Merger;

o consents, approvals, licenses, permits, orders or authorizations of, or registrations, declarations or filings with, or permits from, any governmental entity;

o absence of any untrue statements or omissions of any material facts in the information supplied by Gardner Denver and PT Acquisition for inclusion in this proxy statement;

o no engagement of or payment of fees to, brokers, investment bankers or financial advisors by Gardner Denver or PT Acquisition in connection with the Merger Agreement and the Merger;

o the availability to Gardner Denver and PT Acquisition of all funds necessary for the acquisition of all shares of Thomas common stock pursuant to the Merger Agreement and to perform their respective obligations under the Merger Agreement;

o the delivery to Thomas by Gardner Denver of copies of any the financing commitment letters pursuant to which Gardner Denver will obtain the funds necessary to acquire all of the shares of Thomas common stock, together with all of Gardner Denver's fee and expenses incurred in connection with the Merger;

o    solvency of the Surviving Corporation immediately following the Effective
     Time;

o acknowledgement that Thomas has made no representations or warranties other than those set forth in the Merger Agreement or the other documents specifically referred to therein, and that Gardner Denver and PT Acquisition have conducted their own investigation of Thomas and its subsidiaries prior to entering into the Merger Agreement; and

o acknowledgement that if the Merger is completed (except with respect to fraud), that none of Thomas, its subsidiaries or any of their respective directors, officers, employees, affiliates, agents, or representatives will have any liability or responsibility to Gardner Denver or its subsidiaries with respect to any information provided or made available or statements made to Gardner Denver or its subsidiaries or with respect to the certificate to be delivered by the officers of Thomas in connection with the closing of the Merger.

MATERIAL ADVERSE EFFECT

     Several of Thomas' representations and warranties contained in the Merger Agreement are qualified by reference to whether the item in question would reasonably be expected to have a "Company Material Adverse Effect." Furthermore, a condition to Gardner Denver being obligated to consummate the Merger is that the representations and warranties of Thomas which are qualified by materiality must be true and correct and any of the representations and warranties not so qualified must be true and correct in all material respects as of the closing date of the Merger, other than such failures to be true and correct that, individually and in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect. The Merger Agreement provides that a "Company Material Adverse Effect" means (a) any change, effect, event or occurrence or state of facts having a material adverse effect on the business, assets, financial condition or results of operations of Thomas and its subsidiaries, taken as a whole, other than effects relating to (1) changes, effects, events, occurrences or circumstances that generally affect the United States or the global economy or the industries in which Thomas operates, (2) general economic, financial or securities market conditions in the United States or elsewhere, (3) the execution, delivery or announcement of the Merger Agreement or the announcement of the Merger, (4) changes in GAAP or requirements applicable to Thomas and its subsidiaries, (5) changes in laws or interpretations thereof by a governmental entity, (6) changes, effects, events or occurrences caused by or resulting from the taking of any action required or permitted by the Merger Agreement or approved by Gardner Denver or (7) any outbreak of major hostilities in any country in which Thomas operates or in which the United States is involved or any act of terrorism within the United States or any country in which Thomas operates or directed against United States facilities or citizens wherever located or (b) a material adverse effect on the ability of Thomas to perform its obligations under the Merger Agreement.

CONDUCT OF BUSINESS PENDING THE MERGER

     Pursuant to the Merger Agreement, Thomas has agreed that, except as permitted or contemplated by the Merger Agreement or as consented to by Gardner Denver in writing, during the period from the date of the Merger Agreement to the completion of the Merger:

o Thomas and its subsidiaries will conduct their business in all material respects in the ordinary course of business consistent with past practice and use commercially reasonable efforts to (1) preserve intact their present business organization, (2) maintain in effect all material permits, licenses, approvals and authorizations and (3) preserve existing relationships with material customers, lenders, suppliers and others having material business relationships with them;

o Thomas and its subsidiaries will not amend their respective certificates of incorporation or by-laws (or similar organizational documents);

o Thomas and its subsidiaries will not split, combine or reclassify any shares of their capital stock or declare, set aside or pay any dividend or other distribution in respect of their capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of their securities, subject to certain exceptions and provided that Thomas will have the ability to continue to declare and pay quarterly dividends, not in excess of $0.095 per share, through the Effective Time, consistent with past practices;

o Thomas and its subsidiaries will not issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of capital stock, stock appreciation rights or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any capital stock, other than the issuance of shares of Thomas common stock pursuant to the exercise of Thomas stock options outstanding as of the date of the Merger Agreement;

o Thomas and its subsidiaries will not acquire (1) except for purchases in the ordinary course of business, any assets having a fair market value in excess of $1,000,000, or (2) all or substantially all of the equity interests of any third party or business or division of any third party having a fair market value in excess of $100,000;

o Thomas and its subsidiaries will not sell, lease or otherwise dispose of any assets, other than (1) sales in the ordinary course of business, (2) equipment and property no longer used in the operation of the business of Thomas or its subsidiaries and (3) assets related to discontinued operations;

o Thomas and its subsidiaries will not (1) incur any indebtedness for borrowed money, (2) guarantee any indebtedness or (3) issue or sell any debt securities or warrants or rights to acquire any debt securities of Thomas or any of its subsidiaries or guarantee any debt securities of others, except in the ordinary course of business;

o Thomas and its subsidiaries will not affirmatively waive without appropriate consideration any material rights under certain contracts or forgive any material indebtedness for borrowed money owed to Thomas or its subsidiaries;

o Thomas and its subsidiaries will not, except in the ordinary course of business, amend, modify or terminate certain contracts or otherwise waive, release or assign without appropriate consideration any material rights, claims or benefits of Thomas or any of its subsidiaries thereunder;

o Thomas and its subsidiaries will not (1) except for ordinary course salary increases within a certain range or as required by law or agreement, increase the amount of compensation of any director, executive officer or employee at or above the manager level or make any increase in or commitment to increase any employee benefits, (2) except as required by law or agreement or pursuant to Thomas' severance policies, grant any severance or termination pay to any director or officer of Thomas or any subsidiary,
     (3) adopt any additional employee benefit plan or, except in the ordinary course of business or as required by law, make any contribution to any existing employee benefit plan, (4) except as required by law, amend in any material respect any employee benefit plan, (5) except for ordinary course salary increases within a certain range or as required by the terms of any existing collective bargaining agreement, implement or announce any intention to implement any general increase in the compensation or benefits payable to non-executive employees of Thomas or any of its subsidiaries or
     (6) except for ordinary course salary increases within a certain range or as required by law or under the terms of any existing collective bargaining agreement, make any announcement or enter into any commitment with respect to general employment levels or the general terms and conditions of employment applicable after closing of the Merger to the employees of Thomas and its subsidiaries;

o Thomas and its subsidiaries will not settle, or propose to settle, any litigation, investigation, arbitration, proceeding or other claim that is material to the business of Thomas and its subsidiaries, other than the payment or satisfaction, in the ordinary course of business consistent with past practice, of liabilities disclosed in Thomas' most recent financial statements or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

o Thomas and its subsidiaries will not, other than in the ordinary course of business consistent with past practice, (1) make any tax election or take any position on any tax return filed on or after the date of the Merger Agreement or adopt any method thereof that is inconsistent with elections made, positions taken or methods used in preparing or filing similar returns in prior periods or (2) enter into any settlement or compromise of any tax liability that in either case is material to the business of Thomas and its subsidiaries;

o Thomas will not materially change its methods of accounting in effect at September 30, 2004, except as required by changes in law, GAAP or the SEC, as concurred by Thomas' independent public accountants;

o Thomas and its subsidiaries will not amend, waive any provision of or terminate any confidentiality or standstill agreements, except as otherwise permitted under the Merger Agreement;

o Thomas will not amend or terminate its Rights Agreement or redeem any of the rights thereunder, except as contemplated by the Merger Agreement;

o Thomas and its subsidiaries will not enter into any material contract outside the ordinary course of business consistent with past practice;

o Thomas and its subsidiaries will not materially amend or terminate any insurance policy or allow any material insurance policy to lapse;

o Thomas and its subsidiaries will not (1) make or contractually commit to make capital expenditures in excess of a certain amount (excluding expenditures relating to the expansion of Thomas' Schopfheim, Germany facility) or (2) make or contractually commit to make capital expenditures with respect to the Schopfheim, Germany facility expansion for 2005 and 2006 in excess of a certain amount; provided that the limitation in clause
     (1) above will not apply if the Merger is not consummated within sixty days after the date of the Merger Agreement;

o Thomas and its subsidiaries will make all capital expenditures only in the ordinary course of business, consistent with past practice, and will notify Gardner Denver prior to making or committing to make any individual capital expenditure in excess of certain agreed upon amounts; and

o except as contemplated by the Merger Agreement, Thomas and its subsidiaries will not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Thomas or any subsidiary (other than the Merger).

NO SOLICITATION

     Thomas agreed to immediately cease any discussions that were being conducted with third parties at the time the Merger Agreement was signed with respect to a possible transaction with Thomas and discontinue all access to third parties to the electronic data room established for due diligence.

     Thomas has agreed that neither it nor any of its directors, officers, employees, investment bankers, attorneys or other advisors or representatives will:

o directly or indirectly solicit or initiate any Company Takeover Proposal (defined below);

o    enter into any agreement with respect to any Company Takeover Proposal; or

o enter into, participate in or continue any discussions or negotiations regarding, or furnish to any third party any information with respect to, any Company Takeover Proposal.

     If Thomas receives an unsolicited Company Takeover Proposal at any time before Thomas' shareholders approve and adopt the Merger Agreement and Thomas' board of directors determines in good faith, after consultation with its outside legal and financial advisors, that (i) the Company Takeover Proposal is reasonably likely to result in a transaction constituting a Superior Company Proposal (defined below) and (ii) failing to take such action would be inconsistent with the board of directors' fiduciary duties to Thomas and its shareholders, under applicable law, then, subject to providing at least two business days prior written notice to Gardner Denver, the Merger Agreement provides that:

o Thomas may furnish information with respect to Thomas to the third party making such Company Takeover Proposal and its representatives pursuant to a confidentiality agreement not less restrictive of the third party than the confidentiality agreement between Thomas and Gardner Denver; and

o Thomas may participate in discussions or negotiations (including the solicitation of a revised Company Takeover Proposal) with such third party and its representatives regarding such Company Takeover Proposal.

     If Thomas receives an unsolicited Superior Company Proposal and as a result thereof Thomas' board of directors determines in good faith, after consultation with its outside legal and financial advisors, that it is necessary to do so in order to comply with its fiduciary duties, the Merger Agreement permits Thomas' board of directors to withdraw or modify its approval or recommendation of the Merger and the Merger Agreement and to approve or recommend such Superior Company Proposal.

     The Merger Agreement provides that Thomas must submit the Merger and the Merger Agreement for adoption and approval by its shareholders at the Special Meeting even if Thomas' board of directors withdraws or adversely modifies its approval or recommendation of the Merger and the Merger Agreement or approves or recommends any Superior Company Proposal.

     The Merger Agreement provides that Thomas will, within 48 hours after its receipt of any Company Takeover Proposal, notify Gardner Denver of such Company Takeover Proposal and its material terms and conditions, other than the identity of the potential acquiring party. The Merger Agreement also provides that, in connection with any determination by Thomas' board of directors that a Company Takeover Proposal is a Superior Company Proposal, Thomas will within 24 hours after making such determination provide Gardner Denver with a written summary in reasonable detail of the reasons for such determination.

     The Merger Agreement provides that the term "Company Takeover Proposal" means any proposal or offer (1) for a merger, share exchange, business combination, consolidation, dual listed structure, liquidation, dissolution, recapitalization, reorganization or similar transaction involving Thomas, (2) to acquire in any manner, directly or indirectly, 15% or more of the equity securities of Thomas or (3) to acquire in any manner, directly or indirectly, over 15% of the consolidated total assets of Thomas, in a single transaction or a series of related transactions, in each case other than the transactions contemplated by the Merger Agreement.

     The Merger Agreement provides that the term "Superior Company Proposal" means a written proposal made by a third party to acquire all of the outstanding common stock of Thomas or all or substantially all of the assets of Thomas and its subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization or a sale of assets, in each case that the board of directors of Thomas determines in good faith after consulting with Thomas' outside financial and legal advisors (i) is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of such proposal, and (ii) presents to Thomas and its shareholders more favorable financial and other terms, taken as a whole, than the Merger (taking into account any changes in the terms of the Merger made by Gardner Denver as a result of such proposal). For a description of fees payable by Thomas if the board of directors adversely changes its recommendation of the Merger as a consequence of a Superior Company Proposal, see "The Merger Agreement--Termination Fees and Expenses" below.

BEST EFFORTS

     Except as otherwise limited by the terms of the Merger Agreement, each of Thomas and Gardner Denver has agreed to use its best efforts to take all actions, and to do or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to complete the Merger, including:

o obtaining all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, to secure the expiration of any mandatory waiting periods of or to avoid an action or proceeding by, any governmental entity;

o    obtaining all necessary consents, approvals or waivers from third parties;

o defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Merger; and

o the execution and delivery of any additional instruments necessary to consummate the Merger.

Notwithstanding the obligations described above, Gardner Denver is not required to sell, divest, hold separate or otherwise dispose of, any assets or businesses, including any assets or businesses of Thomas or its subsidiaries, or to enter into any compulsory licensing of similar arrangement to obtain any required approval under the HSR Act or any other antitrust or competition law.

TERMINATION OF MERGER AGREEMENT

     Thomas and Gardner Denver may terminate the Merger Agreement under certain circumstances including:

o    by mutual written consent of Thomas, Gardner Denver and PT Acquisition;

o    by Thomas or Gardner Denver if:

     o approval of the Merger Agreement by the Thomas shareholders is not obtained;

     o a governmental entity of competent jurisdiction that must grant a required regulatory approval under the Merger Agreement has denied approval of the Merger or has issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such denial, order, decree, ruling or other action has become final and non-appealable; provided that this right of termination is not available to any party whose failure to comply with any provision of the Merger Agreement is the cause of or resulted in such action;

     o the other party breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform would give rise to the failure of any of the conditions to consummation of the Merger and such breach or failure of condition cannot be or has not been cured within 30 days after written notice of such breach or failure is given to such breaching party by the other party, provided that the party seeking termination is not then in material breach of its obligations under the Merger Agreement; or

     o the Merger has not been consummated on or before December 15, 2005 (unless the failure of the Merger to occur on or before such date results from the other party breaching in any material respect any representation, warranty, covenant or agreement contained in the Merger Agreement).

o    by Gardner Denver if:

     o Thomas' board of directors has withdrawn or amended in any manner adverse to Gardner Denver or PT Acquisition its recommendation and approval of the Merger or approves or recommends any Superior Company Proposal.

o    by Thomas if:

     o Thomas' board of directors determines in accordance with the provisions of the Merger Agreement that there is a Superior Company Proposal.

TERMINATION FEES AND EXPENSES

     In the event that (1) Gardner Denver terminates the Merger Agreement because Thomas' board of directors has withdrawn or adversely amended its recommendation and approval of the Merger or has approved or recommended any Superior Company Proposal, (2) Thomas' board of directors withdraws or adversely amends its recommendation and approval of the Merger or approves or recommends any Superior Company Proposal and in either case shareholder approval of the Merger Agreement at the Special Meeting is not obtained, or (3) Thomas terminates the Merger Agreement based on its determination that there is a Superior Company Proposal, then Thomas will pay to Gardner Denver, within three business days following the delivery of notice of such termination (in the case of clauses (1) and (3) above) or the occurrence of such event (in the case of clause (2) above), a termination fee equal to $12 million.

     If Gardner Denver terminates the Merger Agreement as a result of any breach by Thomas of its representations and warranties in the Merger Agreement, solely as such representations and warranties were made as of the date of the Merger Agreement, or as a result of Thomas' failure to perform any covenant set forth in the Merger Agreement, then Thomas will pay to Gardner Denver, within three business days following the delivery of notice of such termination, an amount equal to the reasonable fees and expenses incurred by Gardner Denver in connection with the Merger Agreement and the Merger, up to a maximum amount of $3 million.

     If, as of December 15, 2005, Thomas is in compliance with all of its representations, warranties and covenants under the Merger Agreement, and on or after such date either Thomas terminates the Merger Agreement as a result of the failure to obtain any required regulatory approvals under the Merger Agreement or Gardner Denver terminates the Merger Agreement as a result of (1) the failure to obtain any required regulatory approvals under the Merger Agreement or (2) any pending proceeding by any governmental entity against Gardner Denver, PT Acquisition, Thomas or any of its subsidiaries seeking to prohibit or impose, or any regulatory approval required under the Merger Agreement being conditioned upon or seeking to impose, any material limitations on Gardner Denver's ownership or operation of all or a material portion of the business or assets of Gardner Denver and its subsidiaries or Thomas and its subsidiaries or which compels Gardner Denver or its subsidiaries to dispose of, sell or license or hold separate any material portion of the business or assets described above, then Gardner Denver will pay to Thomas, within three business days following the delivery of notice of such termination, a termination fee equal to $5 million (the "Parent Termination Fee"). At any time prior to Thomas' termination of the Merger Agreement, however, Gardner Denver may elect to waive satisfaction of the conditions described in clauses (1) and (2) above and proceed with the consummation of the Merger, in which case Thomas would still be entitled to terminate the Merger Agreement as a result of the failure to complete the Merger on or before December 15, 2005 but Thomas would not be entitled to receive the Parent Termination Fee.

AMENDMENT, EXTENSION AND WAIVER

     The Merger Agreement may be amended by written agreement of all parties before or after approval and adoption of the Merger Agreement by Thomas' shareholders and prior to the Effective Time; provided that after approval and adoption of the Merger Agreement by Thomas' shareholders, no amendment may be made that by law requires further approval by Thomas' shareholders without the further approval of Thomas' shareholders.

     At any time before the Effective Time, any party to the Merger Agreement may, in writing:

o extend the time for the performance of any of the obligations or other acts of the other parties pursuant to the Merger Agreement;

o waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; and

o waive compliance with any of the agreements or conditions contained in the Merger Agreement.

     While it has the legal ability to do so, Thomas' board of directors anticipates that it would use its ability to waive any inaccuracies of representations and warranties, breaches of covenants or failures of conditions included for Thomas' benefit in the Merger Agreement if, and only if, such waivers would not materially adversely affect the amount, type or certainty of receipt of the consideration to be received by Thomas shareholders in connection with the Merger. Thomas' board of directors does not believe it would or would be required to re-solicit shareholder proxies as a result of any such waiver, although any final decision on that issue would have to be made at the time of any such waiver based on the facts and circumstances then prevailing.

THOMAS CERTIFICATE OF INCORPORATION

     As of the Effective Time, the certificate of incorporation in the form attached to the Merger Agreement will be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law and Thomas' certificate of incorporation will no longer be in effect.

THOMAS BYLAWS

     As of the Effective Time, the bylaws of PT Acquisition will become the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law and Thomas' bylaws will no longer be in effect.

THOMAS BOARD OF DIRECTORS AND OFFICERS

     As of the Effective Time, the board of directors of PT Acquisition immediately before the Effective Time will be the initial board of directors of the Surviving Corporation, and the officers of Thomas immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified or their earlier resignation or removal. See also, "The Merger--Thomas Employees and Employee Benefit Plans" and "The Merger--Interests of Thomas' Directors and Officers in the Merger."

         RECENT MARKET PRICES OF, AND DIVIDENDS ON, THOMAS COMMON STOCK

     Thomas' shares are traded on the NYSE under the trading symbol "TII." The following table sets forth the closing high and low prices for the Thomas common stock as reported on the NYSE for the indicated periods and the dividends paid per share during such periods.

                                   2005                            2004                             2003
                               MARKET PRICE                    MARKET PRICE                     MARKET PRICE
                               ------------                    ------------                     ------------
                                            CASH                             CASH                             CASH
QUARTER                                   DIVIDENDS                        DIVIDENDS                        DIVIDENDS
ENDED                    HIGH     LOW     DECLARED     HIGH       LOW      DECLARED      HIGH      LOW      DECLARED
------                   ----     ---     --------     ----       ---      --------      ----      ---      --------

March 31                $41.66  $36.60     $0.095     $35.30    $30.07      $0.095      $28.32    $24.26     $0.085
June 30                   -        -         -        34.95      31.18       0.095      29.81     24.32      0.095
September 30              -        -         -        33.57      29.73       0.095      28.65     26.40      0.095
December 31               -        -         -        39.92      33.00       0.095      34.66     27.88      0.095


     On the record date, [RECORD DATE], the number of holders of record of Thomas common stock was approximately [_____].

     On November 19, 2004, the last trading day before Thomas' board of directors publicly announced that it had authorized management to explore strategic and financial alternatives, including exploration of acquisitions, stock buybacks, declaration of a special cash dividend and the possible sale of Thomas, Thomas common stock closed at $37.13 per share. The average closing price of Thomas common stock for the 30 days prior to such date was $34.59. On March 8, 2005, the last full trading day immediately preceding the public announcement of the proposed Merger, Thomas common stock closed at $39.92 per share. On [_______], 2005, which is the latest practicable date prior to the date of this proxy statement, Thomas common stock closed at $[___] per share.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Set forth in the following table are the beneficial holdings (and the percentages of outstanding shares represented by such beneficial holdings) as of March 31, 2005, except as otherwise noted, of (i) each person (including any "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act")) known by the Corporation to own beneficially more than 5 percent of its outstanding common stock, (ii) directors and nominees, (iii) the named executive officers who are not directors, and (iv) all executive officers, directors, and nominees as a group.

     Under Rule 13d-3 of the Exchange Act, persons who have the power to vote or dispose of common stock of the Corporation, either alone or jointly with others, are deemed to be beneficial owners of such common stock. Because the voting or dispositive power of certain stock listed in the following table is shared, the same securities in such cases are listed opposite more than one name in the table. The total number of shares of common stock of the Corporation listed in the table, after elimination of such duplication, is 7,944,331 (44.50 percent of the outstanding common stock).

                                                                          NUMBER OF SHARES
                                                                            AND NATURE OF         PERCENT
          NAME                                                          BENEFICIAL OWNERSHIP      OF CLASS
          ----                                                          --------------------      --------
      (i) Gabelli Group................................................         3,471,454(1)        19.44%
          One Corporate Center
          Rye, NY  10580

          T. Rowe Price Associates, Inc. ..............................         1,640,500(2)          9.18
          100 E. Pratt Street
          Baltimore, MD 21202

          Werner Rietschle Holding GmbH................................         1,800,000(3)         10.08
          Grienmatt 79650, Schopfheim, Germany

     (ii) Timothy C. Brown.............................................        453,322(4)(6)          2.54

          Wallace H. Dunbar............................................           257,605(7)          1.44

          H. Joseph Ferguson...........................................         34,880(5)(8)             *

          William M. Jordan............................................         42,092(5)(8)             *

          Franklin J. Lunding, Jr......................................         25,014(5)(8)             *

          Anthony A. Massaro...........................................         38,076(5)(8)             *

          George H. Walls, Jr..........................................                   --            --

    (iii) Dieter W. Rietschle..........................................      1,800,000(3)(9)         10.08

          Peter H. Bissinger...........................................            56,842(6)             *

          Phillip J. Stuecker..........................................           142,807(6)             *

          James J. Kregel..............................................            25,029(6)             *

     (iv) All Executive Officers, Directors, and Nominees as a Group
          (11 people)..................................................  2,832,377(5)(6)(10)         15.87
-----------------

* Less than 1.0%



                                                       -60-


(1) Based on an amendment to Schedule 13D filed by certain reporting persons
(the "Gabelli Group") with the Securities and Exchange Commission dated November
12, 2004. One of the members of the Gabelli Group, GAMCO Investors, Inc., beneficially owns 2,876,454 shares, representing 16.11% of the outstanding common stock. GAMCO Investors, Inc. has sole voting power with respect to 2,782,654 of such shares. The other reporting persons included in this group are Gabelli Funds, LLC, MJG Associates, Inc., Gabelli Securities, Inc., Gabelli
Group Capital Partners, Inc., Gabelli Asset Management Inc., and Mario J.
Gabelli.

(2) Based on an amendment to Schedule 13G filed by T. Rowe Price Associates,
Inc. ("Price Associates"), and T. Rowe Price Small-Cap Value Fund, Inc., with the Securities and Exchange Commission dated February 14, 2005. T. Rowe Price
Small-Cap Value Fund, Inc., beneficially owns and has sole voting power with respect to 1,000,000 shares, representing 5.60% of the outstanding common stock.
Price Associates has sole voting power with respect to 597,600 shares and sole dispositive power with respect to 640,500 shares. The Schedule 13G indicates that with respect to the shares held by Price Associates, such shares are owned by various individual and institutional investors which Price Associates serves as investment advisor with power to direct investments.

(3) Based on a Form 3 filed by Werner Rietschle Holding GmbH with the Securities and Exchange Commission dated August 29, 2002. Werner Rietschle Holding GmbH is the legal entity from which the Corporation purchased substantially all of the assets of the Rietschle business in August 2002.

(4) Excludes 372 shares owned separately by Mr. Brown's spouse. Mr. Brown disclaims that he is the beneficial owner of any shares of which except for Rule
13d-3 he would not be deemed the beneficial owner.

(5) Includes shares that may be acquired pursuant to stock options exercisable within sixty days as follows: Mr. Massaro, 18,000 shares; Mr. Jordan, 12,000 shares; Mr. Ferguson, 9,000 shares; and Mr. Lunding, 6,000 shares.

(6) Includes shares that may be acquired pursuant to stock options exercisable within sixty days as follows: Mr. Brown, 305,375 shares; Mr. Bissinger, 37,350 shares; Mr. Stuecker, 83,957 shares; Mr. Kregel, 20,306 shares; and all executive officers as a group, 446,988 shares.

(7) Includes 3,048 shares owned by the Dunbar Foundation, for which Mr. Dunbar serves as President. Mr. Dunbar disclaims beneficial ownership of such shares.

(8) Includes 14,430 shares held by the Thomas Industries Master Trust, as amended. The Compensation Committee, which is composed of Messrs. Ferguson, Jordan, Lunding, and Massaro, has the power to vote and direct disposition of such shares, except for certain restrictions placed upon the Compensation
Committee by the Trustee in the event of a tender offer for the shares of the Corporation. Messrs. Ferguson, Jordan, Lunding, and Massaro disclaim beneficial ownership of such shares.

(9) Mr. Rietschle has 49% ownership and 51% voting control of Werner Rietschle
Holding GmbH.

(10) The total number of shares of common stock of the Corporation reported for executive officers, directors, and nominees as a group is shown after eliminating duplication within the table.


                                  OTHER MATTERS

     You should rely only on the information contained in this proxy statement to vote your shares at the Special Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [______], 2005. The information contained in this proxy statement is accurate as of the date of the proxy statement. If any statements set forth in this proxy statement become materially inaccurate before the date of the Special Meeting, Thomas will update these proxy materials through filings of additional definitive materials with the SEC, which will be sent to shareholders or otherwise made available to them as set forth below in the section entitled "Where You Can Find More Information."

     If the Merger is completed, we will not hold a 2005 Annual Meeting of shareholders. If the Merger is not completed, you will continue to be entitled to attend and participate in our shareholder meetings and we will hold a 2005 Annual Meeting of Shareholders, in which case shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2005 Annual Meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act. We will notify our shareholders of the date of the Annual Meeting of shareholders, if any, in the Company's next available Form 10-Q. To be eligible for inclusion in the proxy statement and form of proxy for the 2005 Annual Meeting pursuant to Rule 14a-8, proposals of shareholders would have been required to be received by us no later than November 12, 2004 and would have to comply with Rule 14a-8. Because the date of the 2005 Annual Meeting, if any, will be changed by more than 30 days from the anniversary date of last year's annual meeting, in order to be considered for inclusion in Thomas' proxy materials, proposals of shareholders intended to be presented at the 2005 Annual Meeting must be received by us a reasonable time before we begin to print and mail our proxy materials for the 2005 Annual Meeting. In order to curtail controversy as to the date on which a proposal was received by us, we suggest that proponents submit their proposals by Certified Mail, Return Receipt Requested, to Thomas Industries Inc., 4360 Brownsboro Road, Suite 300, Louisville, Kentucky 40207, directed to the attention of the Secretary.

     Under our bylaws, proposals of shareholders intended to be submitted for a formal vote at our rescheduled 2005 Annual Meeting of shareholders (other than proposals intended to be included in our proxy statement and form of proxy in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended) may be made only by a shareholder who has given written notice of the proposal to our Secretary at our principal executive offices not less than 90 days prior to the date of such rescheduled 2005 Annual Meeting, if any, and must provide the information and be in the form required by our bylaws.

     The board of directors of the Corporation knows of no other business which may come before the Special Meeting. If any other matters are properly presented at the Special Meeting, the persons named in the proxy will vote upon them in accordance with their best judgment.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN THE PROXY AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE.

                       WHERE YOU CAN FIND MORE INFORMATION

     Thomas files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the following location of the SEC:

                              Public Reference Room
                             450 Fifth Street, N.W.
                                    Room 1024
                             Washington, D.C. 20549

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Thomas' public filings are also available to the public from document retrieval services, and Thomas' public filings are available to the public at the Internet website maintained by the SEC at http://www.sec.gov.

                                  HOUSEHOLDING

     Only one copy of this proxy statement has been sent to multiple shareholders of Thomas who share the same address and last name, unless Thomas has received contrary instructions from one or more of those shareholders. This procedure is referred to as "householding." In addition, Thomas has been notified that certain intermediaries, such as brokers or banks, will household proxy materials. Thomas will deliver promptly, upon oral or written request, a separate copy of this proxy statement to any shareholder at the same address. If you wish to receive a separate copy of this proxy statement, you may write to
Attn: Secretary, Thomas Industries Inc., 4360 Brownsboro Road, Suite 300, Louisville, Kentucky 40207 or call (502) 893-4600 or you may obtain a copy on Thomas' website at "www.thomasind.com". You can contact your broker or bank to make a similar request. Shareholders sharing an address who now receive multiple copies of proxy statements may request delivery of a single copy by writing or calling Thomas at the above address or phone number or by contacting their broker or bank, provided they have determined to household proxy materials.


                       BY ORDER OF THE BOARD OF DIRECTORS





                                Timothy C. Brown
                 Chairman, President and Chief Executive Officer

[__________], 2005

                                                                      APPENDIX A



                                                                  EXECUTION COPY














                          AGREEMENT AND PLAN OF MERGER


                               Dated March 8, 2005


                                      among


                              GARDNER DENVER, INC.,


                           PT ACQUISITION CORPORATION


                                       and


                             THOMAS INDUSTRIES INC.



                                TABLE OF CONTENTS


                                                                                                               Page


ARTICLE I             Definitions..............................................................................A-1

     Section 1.01     Definitions..............................................................................A-1

     Section 1.02     Cross References to Certain Terms Defined Elsewhere in this Agreement....................A-4

ARTICLE II            The Merger...............................................................................A-6

     Section 2.01     The Merger...............................................................................A-6

     Section 2.02     Closing..................................................................................A-6

     Section 2.03     Effective Time...........................................................................A-6

     Section 2.04     Effects..................................................................................A-6

     Section 2.05     Certificate of Incorporation and Bylaws..................................................A-7

     Section 2.06     Directors................................................................................A-7

     Section 2.07     Officers.................................................................................A-7

ARTICLE III           Effect of Merger; Exchange of Certificates...............................................A-7

     Section 3.01     Effect on Capital Stock..................................................................A-7

     Section 3.02     Exchange of Certificates.................................................................A-8

     Section 3.03     Stock Options, SARs and Performance Shares..............................................A-10

ARTICLE IV            Representations and Warranties of the Company...........................................A-12

     Section 4.01     Organization, Standing and Power........................................................A-12

     Section 4.02     Company Subsidiaries; Equity Interests..................................................A-12

     Section 4.03     Capital Structure.......................................................................A-12

     Section 4.04     Authority; Execution and Delivery, Enforceability.......................................A-13

     Section 4.05     No Conflicts; Consents..................................................................A-14

     Section 4.06     SEC Documents and Related Matters.......................................................A-15

     Section 4.07     Proxy Statement and Company Future SEC Filings..........................................A-17

     Section 4.08     Compliance with Applicable Laws.........................................................A-19

     Section 4.09     Litigation and Insurance................................................................A-20

     Section 4.10     Taxes...................................................................................A-20

     Section 4.11     Certain Agreements......................................................................A-21

     Section 4.12     Absence of Changes in Benefit Plans.....................................................A-21

     Section 4.13     ERISA Compliance; Excess Parachute Payments.............................................A-22

     Section 4.14     Absence of Certain Changes or Events....................................................A-24

                                      -i-


                                TABLE OF CONTENTS


                                                                                                               Page

     Section 4.15     Properties..............................................................................A-24

     Section 4.16     Intellectual Property...................................................................A-24

     Section 4.17     Environmental Matters...................................................................A-25

     Section 4.18     Labor and Employment Matters............................................................A-26

     Section 4.19     Brokers; Schedule of Fees and Expenses..................................................A-26

     Section 4.20     Opinion of Financial Advisor............................................................A-27

ARTICLE V             Representations and Warranties of Parent and Sub........................................A-27

     Section 5.01     Organization, Standing and Power........................................................A-27

     Section 5.02     Sub.....................................................................................A-27

     Section 5.03     Authority; Execution and Delivery, Enforceability.......................................A-27

     Section 5.04     No Conflicts; Consents..................................................................A-27

     Section 5.05     Information Supplied....................................................................A-28

     Section 5.06     Brokers.................................................................................A-28

     Section 5.07     Financing...............................................................................A-28

     Section 5.08     No Additional Representations; Investigation by Parent and Sub..........................A-29

ARTICLE VI            Covenants Relating to Conduct of Business...............................................A-30

     Section 6.01     Conduct of Business.....................................................................A-30

     Section 6.02     No Solicitation.........................................................................A-33

ARTICLE VII           Additional Agreements...................................................................A-34

     Section 7.01     Preparation of Proxy Statement; Stockholders Meeting....................................A-34

     Section 7.02     Access to Information; Confidentiality..................................................A-35

     Section 7.03     Best Efforts; Notification..............................................................A-35

     Section 7.04     Employment, Compensation and Benefit Plans..............................................A-36

     Section 7.05     Indemnification; Directors' and Officers' Insurance.....................................A-37

     Section 7.06     Fees and Expenses.......................................................................A-39

     Section 7.07     Public Announcements....................................................................A-39

     Section 7.08     Transfer Taxes..........................................................................A-39

ARTICLE VIII          Conditions Precedent....................................................................A-39

     Section 8.01     Conditions to Each Party's Obligation To Effect The Merger..............................A-39

     Section 8.02     Further Conditions to Obligation of the Company.........................................A-40

                                      -ii-


                                TABLE OF CONTENTS

                                                                                                               Page

     Section 8.03     Further Conditions to Obligation of Parent and Sub......................................A-40

ARTICLE IX            Termination, Amendment and Waiver.......................................................A-41

     Section 9.01     Termination.............................................................................A-41

     Section 9.02     Effect of Termination...................................................................A-42

     Section 9.03     Amendment...............................................................................A-44

     Section 9.04     Extension; Waiver.......................................................................A-44

ARTICLE X             General Provisions......................................................................A-45

     Section 10.01    Non-Survival of Representations, Warranties and Agreements..............................A-45

     Section 10.02    Notices.................................................................................A-45

     Section 10.03    Interpretation; Disclosure Letters......................................................A-46

     Section 10.04    Severability............................................................................A-46

     Section 10.05    Counterparts............................................................................A-46

     Section 10.06    Entire Agreement; No Third-Party Beneficiaries..........................................A-47

     Section 10.07    Governing Law...........................................................................A-47

     Section 10.08    Assignment..............................................................................A-47

     Section 10.09    Enforcement; Jurisdiction; WAIVER OF JURY TRIAL.........................................A-47



                  This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is dated this 8th day of March, 2005 by and among Gardner Denver, Inc., a Delaware corporation ("PARENT"), PT Acquisition Corporation, a Delaware corporation and a wholly owned Subsidiary of Parent ("SUB"), and Thomas Industries Inc., a Delaware corporation (the "COMPANY").

                  WHEREAS, the Boards of Directors of Sub and the Company have approved and deemed it advisable and in the best interests of their respective stockholders to consummate, and the Board of Directors of Parent has approved, the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

                  WHEREAS, the Boards of Directors of Sub and the Company have approved and deemed it advisable and in the best interests of their respective stockholders to consummate, and the Board of Directors of Parent has approved, the merger (the "MERGER") of Sub with and into the Company, on the terms and subject to the conditions set forth in this Agreement;

                  WHEREAS, upon the consummation of the Merger, each issued and outstanding share of common stock of the Company, par value $1.00 per share (the "COMPANY COMMON STOCK"), shall be converted into the right to receive in cash $40.00 (such amount, or any higher amount per share of Company Common Stock paid pursuant to this Agreement, the "MERGER PRICE"), upon the terms and subject to the limitations and conditions of this Agreement;

                  WHEREAS, the Boards of Directors of Parent, Sub and the Company have each determined that the Merger and the other Transactions are consistent with, and in furtherance of, their respective business strategies and goals; and

                  WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.


                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:
ARTICLE I

                                   Definitions
                                   -----------

                  Section 1.01 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

                  "AFFILIATE" of any Person means another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

                  "BUSINESS DAY" means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  "COMPANY MATERIAL ADVERSE EFFECT" means (a) any change, effect, event, occurrence or state of facts having a material adverse effect on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, other than effects relating to (1) changes, effects, events, occurrences or circumstances that generally affect the United States or the global economy or the industries in which the Company operates, (2) general economic, financial or securities market conditions in the United States or elsewhere, (3) the execution, delivery or announcement of this Agreement or the announcement of the Merger, (4) changes in GAAP or requirements applicable to the Company and the Company Subsidiaries, (5) changes in Laws or interpretations thereof by a Governmental Entity, (6) changes, effects, events or occurrences caused by or resulting from the taking of any action required or permitted by this Agreement or approved by Parent or
(7) any outbreak of major hostilities in any country in which the Company operates or in which the United States is involved or any act of terrorism within the United States or any country in which the Company operates or directed against United States facilities or citizens wherever located or (b) a material adverse effect on the ability of the Company to perform its obligations under this Agreement.

                  "COMPANY PERFORMANCE SHARES" mean the performance shares issued under the Company Stock Plan.

                  "COMPANY SAR" means any stock appreciation right linked to the price of Company Common Stock and granted under the Company Stock Plan.

                  "COMPANY STOCK OPTION" means any option to purchase Company Common Stock granted under the Company Stock Plan.

                  "COMPANY STOCK PLAN" means the Thomas Industries Inc. 1995 Incentive Stock Plan, as Amended and Restated (and predecessors thereto including the Thomas Industries Inc. 1995 Incentive Stock Plan and the Thomas Industries Inc. Non-Employee Director Stock Option Plan).

                  "COMPANY TAKEOVER PROPOSAL" means any proposal or offer (1) for a merger, share exchange, business combination, consolidation, dual listed structure, liquidation, dissolution, recapitalization, reorganization or other similar transaction involving the Company, or (2) to acquire in any manner, directly or indirectly, 15% or more of the equity securities of the Company or
(3) to acquire, lease, exchange, mortgage, pledge, dispose of or otherwise transfer, in any manner (including through any arrangement having substantially the same economic effect as a sale of assets), directly or indirectly, over 15% of the consolidated total assets of the Company, in a single transaction or a series of related transactions, in each case other than the Transactions.

                  "ISO" means a Company Stock Option that meets the incentive stock option requirements of Section 422 of the Code.

                  "PARENT MATERIAL ADVERSE EFFECT" means any effect, event or change that prevents or materially delays the ability of Parent and Sub to perform their obligations under this Agreement or to consummate the Merger or the other Transactions in accordance with the terms hereof.

                  "PERSON" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

                  "SARBANES-OXLEY ACT" means the Sarbanes-Oxley Act of 2002.

                  "SEC" means the United States Securities and Exchange Commission.

                  "SIGNIFICANT COMPANY SUBSIDIARY" means any Subsidiary of the Company that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

                  "SUBSIDIARY" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

                  "SUPERIOR COMPANY PROPOSAL" means a written proposal made by a third Person to acquire all of the outstanding Company Common Stock or all or substantially all of the assets of the Company and the Company Subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization or a sale of assets, in each case that the Board of Directors of the Company determines in good faith after consulting with the Company's outside financial and legal advisors (i) is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of such proposal, and (ii) presents to the Company and its stockholders more favorable financial and other terms, taken as a whole, than the Merger (taking into account any changes in the terms of the Merger made by Parent and Sub as a result of such proposal).

                  "TAXES" includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to taxes, including all interest, penalties and additions imposed with respect to such amounts.

                  "TAX RETURN" means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

                  "TRANSACTIONS" means the Merger and the other transactions contemplated by this Agreement.

                  Section 1.02 Cross References to Certain Terms Defined Elsewhere in this Agreement.

                                   Term                               Section
                                   ----                               -------

                    Affected Employee                                 7.04(c)
                    Affiliate                                          1.01
                    Agreement                                        Preamble
                    All Benefit Plans and Agreements                   4.12
                    Appraisal Shares                                  3.01(d)
                    Auditing Standard No. 2                           4.07(c)
                    Baird                                              4.19
                    Business Day                                       1.01
                    Certificate of Merger                              2.03
                    Certificates                                      3.02(b)
                    Certifications                                    4.06(b)
                    Closing                                            2.02
                    Closing Date                                       2.02
                    Code                                               1.01
                    Company                                          Preamble
                    Company Benefit Agreements                         4.12
                    Company Benefit Plans                              4.12
                    Company Board                                     4.04(b)
                    Company Bylaws                                     4.01
                    Company Capital Stock                              4.03
                    Company Charter                                    4.01
                    Company Common Stock                             Preamble
                    Company Contracts                                  4.11
                    Company Disclosure Letter                       Article IV
                    Company Future SEC Filings                        4.07(c)
                    Company Intellectual Property                      4.16
                    Company Material Adverse Effect                    1.01
                    Company Multiemployer Pension Plan                4.13(b)
                    Company Pension Plans                             4.13(a)
                    Company Performance Shares                         1.01
                    Company Permits                                   4.08(a)
                    Company Rights                                     4.03
                    Company Rights Agreement                           4.03
                    Company SAR                                        1.01
                    Company SEC Documents                             4.06(b)
                    Company Stock Option                               1.01
                    Company Stock Plan                                 1.01
                    Company Stockholder Approval                      4.04(c)
                    Company Stockholders Meeting                      7.01(b)
                    Company Subsidiary                                 4.02

                                   Term                               Section
                                   ----                               -------

                    Company Takeover Proposal                          1.01
                    Company Termination Fee                           9.02(b)
                    Company 2004 Form 10-K                            4.07(b)
                    Confidentiality Agreement                          7.02
                    Consent                                           4.05(b)
                    Contract                                          4.05(a)
                    DGCL                                               2.01
                    Effective Time                                     2.03
                    Environmental Laws                                4.17(a)
                    ERISA                                             4.13(a)
                    Exchange Act                                      3.03(f)
                    Exchange Fund                                      3.02
                    Expense Reimbursement                             9.02(c)
                    GAAP                                              4.06(e)
                    Governmental Entity                               4.05(b)
                    Hazardous Materials                               4.17(c)
                    HSR Act                                           4.05(b)
                    Indemnified Parties                               7.05(b)
                    Infringe                                           4.16
                    Injunction                                        8.01(c)
                    Insolvent                                         5.07(c)
                    Judgment                                          4.05(a)
                    Law                                               4.05(a)
                    Liens                                             4.02(a)
                    Management Report                                 4.07(c)
                    Merger                                           Preamble
                    Merger Consideration                            3.01(c)(2)
                    Merger Price                                     Preamble
                    Outside Date                                      9.01(d)
                    Parent                                           Preamble
                    Parent Disclosure Letter                         Article V
                    Parent Material Adverse Effect                     1.01
                    Parent Termination Fee                            9.02(d)
                    Paying Agent                                       3.02
                    Permitted Liens                                    4.15
                    Person                                             1.01
                    Proxy Statement                                    7.01
                    Representatives                                   6.02(b)
                    Requisite Regulatory Approvals                    8.01(b)
                    Sarbanes-Oxley Act                                 1.01
                    SEC                                                1.01
                    Section 262                                       3.01(d)
                    Securities Act                                    4.06(c)
                    Significant Company Subsidiary                     1.01
                    Sub                                              Preamble

                                   Term                               Section
                                   ----                               -------

                    Subsidiary                                         1.01
                    Superior Company Proposal                          1.01
                    Surviving Corporation                              2.01
                    Tail Insurance                                    7.05(c)
                    Tax Return                                         1.01
                    Taxes                                              1.01
                    Transactions                                       1.01
                    Transfer Taxes                                     7.08
                    U.S. Benefit Plans and Agreements                  4.12

                                   ARTICLE II

                                   The Merger
                                   ----------

                  Section 2.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION"). As a result of the Merger, the Company shall become a wholly-owned Subsidiary of Parent.

                  Section 2.02 Closing. The closing of the Merger (the "CLOSING") will take place at the offices of McDermott Will & Emery LLP, 227 West Monroe St., Chicago, Illinois 60606 at 10:00 a.m. on the date (the "CLOSING DATE") that is the second Business Day following the satisfaction (or, to the extent permitted by Law, waiver by all parties) of the conditions set forth in
Article VIII, or, if on such day any condition set forth in Article VIII has not been satisfied (or, to the extent permitted by Law, has not been waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VIII have been satisfied (or, to the extent permitted by Law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company.

                  Section 2.03 Effective Time. Subject to the provisions of this Agreement, on the Closing Date the Company and Sub shall execute and deliver for filing a certificate of merger (the "CERTIFICATE OF MERGER") to the Secretary of State of the State of Delaware in such form and manner provided in the DGCL and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as may be specified in the Certificate of Merger (the time the Merger becomes effective being the "EFFECTIVE TIME").

                  Section 2.04 Effects. The Merger shall have the effects set forth in Section 259 of the DGCL.

                  Section 2.05 Certificate of Incorporation and Bylaws. (a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended to read in the form of Exhibit A and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

                  (b) The bylaws of Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

                  Section 2.06 Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                  Section 2.07 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

                                  ARTICLE III

                   Effect of Merger; Exchange of Certificates
                   ------------------------------------------

                  Section 3.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

                  (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

                  (b) Cancellation of Treasury Stock and Parent-Owned Company Common Stock. Each share of Company Common Stock that is owned by the Company (or any Subsidiary of the Company), Parent (or any Subsidiary of Parent) or Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

                  (c) Conversion of Company Common Stock. (1) Except as otherwise provided by Sections 3.01(b) and 3.01(d), each issued share of Company Common Stock shall be converted into the right to receive the Merger Price.

                  (2) The aggregate amount of cash payable upon the conversion of all of the issued shares of Company Common Stock pursuant to this Section 3.01(c) is referred to as the "MERGER CONSIDERATION." As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with
Section 3.02, without interest.

                  (d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, each of the shares ("APPRAISAL SHARES") of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL ("SECTION 262") shall not be converted into the Merger Price as provided in Section 3.01(c), but rather the holders of Appraisal Shares shall be entitled to payment of the fair market value of such Appraisal Shares in accordance with Section 262; provided that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of any of such holder's Appraisal Shares shall cease and each of such holder's Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Price as provided in Section 3.01(c), without any interest thereon.

                  Section 3.02 Exchange of Certificates. (a) Paying Agent. Parent shall appoint JPMorgan Trust Company, N.A. or another paying agent acceptable to the Company to act as paying agent (the "PAYING AGENT") for the payment of the Merger Consideration upon surrender of certificates representing Company Common Stock. Parent shall take all steps necessary to enable and cause the Surviving Corporation to provide to the Paying Agent immediately following the Effective Time all the cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to Section 3.01 and the amounts payable to holders of Company Stock Options, Company SARs and Company Performance Shares as set forth in Section 3.03 (such cash being hereinafter referred to as the "EXCHANGE FUND"). The Exchange Fund shall not be used for any other purpose. The Paying Agent shall invest any cash deposited with the Paying Agent by Parent as directed by Parent; provided that no such investment or losses thereon shall affect the Merger Consideration payable to holders of shares of Company Common Stock entitled to receive such consideration, or the consideration to be paid to the holders of the Company Stock Options, Company SARs and Company Performance Shares as set forth in
Section 3.03, and Parent shall promptly provide additional funds to Paying Agent for the benefit of holders of shares of Company Common Stock, Company Stock Options, Company SARs and Company Performance Shares entitled to receive such consideration in the amount of any such losses. Any interest or income produced by such investment shall not be deemed part of the Exchange Fund and shall be payable to Parent.

                  (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, but in no event later than three Business Days after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "CERTIFICATES") whose shares were converted into the right to receive Merger Consideration pursuant to Section 3.01, (1) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as are reasonably acceptable to each of Parent and the Company) and (2) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration therefor. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to
Section 3.01. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

                  (c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article III upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time. After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this
Article III.

                  (d) Termination of Exchange Fund. Upon demand by Parent, any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock, Company Stock Options, Company SARs or Company Performance Shares who has not theretofore complied with this Article III shall thereafter look only to Parent for payment of its claim for Merger Consideration or the consideration to be paid pursuant to Section 3.03, as the case may be.

                  (e) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

                  (f) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent such amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

                  (g) Lost Certificates. If any Certificate has been or is claimed to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming that Certificate has been lost, stolen or destroyed, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate, the proper amount of the Merger Consideration. The Surviving Corporation shall have the right to require the posting of a bond or other indemnity in connection with any such affidavit.

                  Section 3.03 Stock Options, SARs and Performance Shares. (a) As soon as practicable following the date of this Agreement, the Board of Directors or the committee administering the Company Stock Plan shall adopt such resolutions or take such other actions, as are required to adjust the terms of all outstanding Company Stock Options that are not ISOs and all outstanding Company SARs heretofore granted under the Company Stock Plan to provide that each Company Stock Option that is not an ISO and each Company SAR outstanding at the Effective Time shall be cancelled and that in exchange therefor the holder thereof shall not have the right to receive any capital stock of the Company or the Surviving Corporation after the Effective Time or to receive from the Company or the Surviving Corporation any consideration other than an amount of cash equal to (1) the excess, if any, of (x) the Merger Price over (y) the exercise price per share of Company Common Stock subject to such Company Stock Option that is not an ISO or Company SAR, as the case may be, multiplied by (2) the number of shares of Company Common Stock for which such Company Stock Option that is not an ISO or Company SAR shall not theretofore have been exercised. All amounts payable pursuant to this paragraph shall be subject to any required withholding of Taxes and shall be paid without interest.

                  (b) As soon as practicable following the date of this Agreement, the Board of Directors or the committee administering the Company Stock Plan shall adopt such resolutions or take such other actions, as are required to adjust the terms of all outstanding ISOs heretofore granted under the Company Stock Plan to provide that each ISO outstanding at the Effective Time shall be fully vested and exercised automatically on a net exercise basis with the ISO holder immediately selling the shares received on exercise to the Company for an amount of cash equal to the number of shares received multiplied by the Merger Price. All amounts payable pursuant to this paragraph shall not be subject to any required withholding of Taxes and shall be paid without interest.

                  (c) As soon as practicable following the date of this Agreement, the Board of Directors or the committee administering the Company Stock Plan shall adopt such resolutions or take such other actions, as are required to adjust the terms of any Company Performance Share awards heretofore granted under the Company Stock Plan to provide that as of the Effective Time the performance goals established thereunder shall be deemed satisfied and 100% of the target shares then credited to each participant shall be awarded and deemed payable to each participant; provided that the holder thereof shall not have the right to receive any capital stock of the Company or the Surviving Corporation after the Effective Time or to receive from the Company or the Surviving Corporation any consideration other than an amount of cash equal to
(x) the Merger Price multiplied by (y) the number of target shares awarded to the participant pursuant to this sentence. All amounts payable pursuant to this paragraph shall be subject to any required withholding of Taxes and shall be paid without interest.

                  (d) As soon as practicable following the date of this Agreement, the Board of Directors or the committee administering the Company Stock Plan shall adopt such resolutions or take such other actions, as are required to adjust the terms of any deferrals under such plan to non-employee directors to provide that participants shall not have the right to receive any capital stock of the Company or the Surviving Corporation after the Effective Time or to receive from the Company or the Surviving Corporation any consideration other than an amount of cash equal to the Merger Price multiplied by the number of full and fractional shares held by the participant under such plan.

                  (e) The Company Stock Plan shall terminate as of the Effective Time, and the provisions in any other Company Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Company Stock Option, Company SAR or Company Performance Share or any participant in the Company Stock Plan or other Company Benefit Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

                  (f) As soon as reasonably practicable after the Effective Time, but in no event later than three Business Days after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of Company Stock Options, Company SARs and Company Performance Shares entitled to receive cash in exchange therefor pursuant to this Section 3.03 (i) a letter of transmittal (which shall be in such form and have such other provisions as are reasonably acceptable to each of Parent and the Company) and (ii) instructions reasonably acceptable to Parent and the Company for use in effecting the surrender, cancellation and termination of such Company Stock Options, Company SARs and Company Performance Shares in exchange for cash in accordance with this Section 3.03.

                  (g) Prior to the Effective Time, the Board of Directors or Compensation Committee of the Company shall take all reasonable actions required pursuant to Rule 16b-3(e) under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), to cause the disposition in the Merger of Company Common Stock, Company Stock Options, Company SARs and Company Performance Shares by each executive officer and director of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from the provisions of Section 16(b) of the Exchange Act.

                                   ARTICLE IV

                  Representations and Warranties of the Company
                  ---------------------------------------------

                  The Company represents and warrants to Parent and Sub that, except as set forth in the Company SEC Documents or in the letter, dated as of the date of this Agreement, from the Company to Parent and Sub (the "COMPANY DISCLOSURE LETTER"):

                  Section 4.01 Organization, Standing and Power. Each of the Company and each Company Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has full corporate power and authority to conduct its businesses as presently conducted. The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification necessary or the failure to so qualify has had or could reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the certificate of incorporation of the Company, as amended to the date of this Agreement (as so amended, the "COMPANY CHARTER"), and the bylaws of the Company, as amended to the date of this Agreement (as so amended, the "COMPANY BYLAWS"), and the comparable charter and organizational documents of each Significant Company Subsidiary, in each case as amended through the date of this Agreement.

                  Section 4.02 Company Subsidiaries; Equity Interests. (a) The Company Disclosure Letter lists each Subsidiary of the Company (each, a "COMPANY SUBSIDIARY") and its jurisdiction of organization. All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in the Company Disclosure Letter, are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary (other than director's qualifying shares or similar requirements of a foreign jurisdiction), free and clear of all pledges, liens, charges, mortgages, encumbrances, security interests or other adverse claims of any kind or nature whatsoever (collectively, "Liens"). Except with respect to agreements relating to director's qualifying shares or similar requirements of a foreign jurisdiction, neither the Company nor any Company Subsidiary is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company or any Company Subsidiary.

                  (b) Except for its interests in the Company Subsidiaries and except for the ownership interests set forth in the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest with a fair market value as of the date of this Agreement in excess of $1,000,000 in any Person.

                  Section 4.03 Capital Structure. The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock and 3,000,000 shares of preferred stock, par value $1.00 per share (the "COMPANY PREFERRED STOCK" and, together with the Company Common Stock, the "COMPANY CAPITAL STOCK"). At the close of business on March 3, 2005, (a) 17,849,925 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding, (b) 822,339 shares of Company Common Stock were held by the Company in its treasury, (c) 1,032,826 shares of Company Common Stock were subject to outstanding Company Stock Options, Company SARs or Company Performance Shares and 810,851 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plan, (d) 22,539.41 shares of Company Common Stock were subject to outstanding deferrals by non-employee directors under the Company Stock Plan and (e) 60,000,000 shares of Company Common Stock and 3,000,000 shares of Company Preferred Stock were reserved for issuance in connection with the rights (the "COMPANY RIGHTS") issued pursuant to the Amended and Restated Rights Agreement dated as of April 20, 2000 (as amended from time to time, the "COMPANY RIGHTS AGREEMENT"), between the Company and National City Bank, as Rights Agent. Except as set forth above, at the close of business on March 3, 2005, no shares of capital stock or other equity securities of the Company, including any securities or instruments containing profit participation or similar features, were issued, reserved for issuance or outstanding. All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable. No outstanding shares of Company Capital Stock were issued in violation of any contract to which the Company or any Company Subsidiary is or was a party or any statutory preemptive right, right of first refusal or similar right. Except for this Agreement or as set forth above or disclosed in the Company Disclosure Letter, there are not any options, warrants, rights, convertible or exchangeable securities, subscriptions or agreements to which the Company or any Company Subsidiary is a party (1) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or (2) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking. There are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary. The Company has made available to Parent a true and complete copy of the Company Rights Agreement, as amended to the date of this Agreement. As of the Effective Time, all of the Company Rights shall have expired and no Company Right shall be outstanding. As of the Effective Time, the former holders of Company Rights shall not be entitled to receive any payment or consideration in connection therewith. Except as set forth in the Company Disclosure Letter, the Board of Directors of the Company has not declared any dividend or distribution with respect to the Company Common Stock the record or payment date for which is on or after the date of this Agreement.

                  Section 4.04 Authority; Execution and Delivery, Enforceability. (a) Except for the receipt of the Company Stockholder Approval, the execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and the other Transactions have been duly authorized by all necessary corporate action on the part of the Company. The Company has duly executed and delivered this Agreement and, assuming this Agreement constitutes the valid and binding agreement of Parent and Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

                  (b) The Board of Directors of the Company (the "COMPANY BOARD"), at a meeting duly called and held duly and unanimously adopted resolutions (i) approving this Agreement, the Merger and the other Transactions,
(ii) determining that the terms of the Merger and the other Transactions are fair to and in the best interests of the stockholders of the Company, (iii) recommending that the Company's stockholders adopt this Agreement and (iv) declaring that this Agreement is advisable.

                  (c) The only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is the adoption of this Agreement by the holders of a majority of the outstanding Company Common Stock (the "COMPANY STOCKHOLDER APPROVAL").

                  Section 4.05 No Conflicts; Consents. (a) Except as set forth in the Company Disclosure Letter, the execution and delivery by the Company of this Agreement does not, and the consummation of the Merger and the other Transactions will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (1) the Company Charter, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary, (2) to the knowledge of the Company, any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a "CONTRACT") to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (3) to the knowledge of the Company, subject to the filings and other matters referred to in Section 4.05(b), any judgment, order or decree ("JUDGMENT") or statute, law, ordinance, rule or regulation (including common law and interpretations thereof by a Governmental Entity) ("LAW") applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (2) and (3) above, any such items that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

                  (b) Except as set forth in the Company Disclosure Letter, no consent, approval, license, permit, order or authorization ("CONSENT") of, or registration, declaration or filing with, or permit from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "GOVERNMENTAL ENTITY") is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, which failure to make or obtain, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, other than (1) compliance with and filings under (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and (ii) applicable foreign merger control or competition Laws and regulations, (2) the filing with the SEC of (i) the Proxy Statement and (ii) such other reports under the Exchange Act or the rules and regulations of the New York Stock Exchange, as may be required in connection with this Agreement, the Merger or the other Transactions and the obtaining from the SEC of such orders as may be required in connection therewith, (3) the filing and recordation of appropriate documents for the Merger and the other Transactions as required by the DGCL and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (4) such filings as may be required in connection with the Taxes described in
Section 7.08, and (5) such other items (i) that may be required under the applicable Law of any foreign country or Governmental Entity or (ii) required solely by reason of the participation of Parent or Sub (as opposed to any third party) in the Merger or the Transactions.

                  (c) The Company and the Company Board have taken all action necessary to (1) render the Company Rights inapplicable to this Agreement, the Merger and the other Transactions and (2) ensure that Parent and Sub will not become an "Acquiring Person" (as defined in the Company Rights Agreement) by reason of this Agreement, the Merger or any other Transaction).

                  (d) The Company Board has taken all actions necessary to cause the provisions of Section 203 of the DGCL to be inapplicable to Parent or Sub with respect to this Agreement, the Merger and the other Transactions. To the Company's knowledge, no other fair price, moratorium, control share acquisition or other form of antitakeover statute, rule or regulation of any state or jurisdiction applies or purports to apply to this Agreement, the Merger or the other Transactions.

                  Section 4.06 SEC Documents and Related Matters.

                  (a) The Company has filed on a timely basis all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2003. No Company Subsidiary is required to file any report, schedule, form, statement and other document with the SEC.

                  (b) Except to the extent available in full without redaction on the SEC's website at least two Business Days prior to the date of this Agreement, Section 4.06 of the Company Disclosure Letter lists, and the Company has made available to Parent complete copies of, all of the following:

                      (i) the Company's Annual Reports on Form 10-K for the fiscal years of the Company ended December 31, 2002 and December 31, 2003;

                      (ii) the Company's Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in the fiscal years of the Company ended December 31, 2003 and December 31, 2004;

                      (iii) the Company's Current Reports on Form 8-K filed with the SEC from January 1, 2003 through the date of this Agreement;

                      (iv) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, from January 1, 2003 through the date of this Agreement;

                      (v) all certifications and statements required pursuant to Rule 13a-14(a) or 15d-14(a) under the Exchange Act or 18 U.S.C. ss.1350 (Section 906 of the Sarbanes-Oxley Act) with respect to any report referred to in clause
(i) and (ii) above (the "Certifications"); and

                      (vi) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Parent pursuant to this Section 4.06) filed by the Company with the SEC from January 1, 2003 through the date of this Agreement.

                  The foregoing reports, schedules, forms, statements and other documents are collectively referred to in this Agreement as the "Company SEC Documents."

                  (c) The Company SEC Documents as of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such filing) (i) were prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and (ii) did not at the time they were filed with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                  (d) Section 4.06 of the Company Disclosure Letter lists and the Company has delivered to Parent complete copies of all comment letters received by the Company from the Staff of the SEC since January 1, 2003 and all responses to such comment letters by or on behalf of the Company. The term "comment letter" as used herein shall exclude routine correspondence or communications sent to or received from the SEC that do not contain substantive comments regarding the Company's filings under the Securities Act or the Exchange Act.

                  (e) The consolidated financial statements of the Company, including the notes thereto, included or incorporated by reference in the Company SEC Documents were prepared in accordance with generally accepted accounting principles ("GAAP") and Regulation S-X of the SEC as in effect on the date of filing such reports (except, in the case of unaudited statements, as permitted by Form 10-Q or Form 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, changes in stockholders' equity and cash flows for the periods shown (subject, in the case of unaudited statements, to the absence of footnotes and to normal year-end audit adjustments). Except as provided in the Company SEC Documents and with respect to Genlyte Thomas Group LLC, no financial statements of any Person other than the Company and the Company Subsidiaries are required by GAAP or Regulation S-X of the SEC to be included in the consolidated financial statements of the Company. As of the date of the Agreement, the Company has consolidated cash and cash equivalents of not less than $230 million.

                  (f) Except as set forth in the Company SEC Documents or liabilities incurred since September 30, 2004 in the ordinary course of business consistent with past practice, neither the Company nor any Company Subsidiary has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

                  (g) The Company maintains disclosure controls and procedures as defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act.

                  (h) The Company has prepared and is implementing a plan to comply with requirements of Section 404 of the Sarbanes-Oxley Act on the date by which it must comply with such requirements. As of the date of this Agreement, the Company is not aware of any reason it will not comply with the requirements of Section 404 of the Sarbanes-Oxley Act on the applicable compliance date. During the period from January 1, 2003 through the date of this Agreement, the management of the Company has not disclosed to the Company's independent registered public accounting firm or the audit committee of the Board of Directors of the Company any occurrence of material fraud that involves management or other employees of the Company or the Company Subsidiaries who have a significant role in the Company's internal controls over financial reporting.

                  (i) The Company is in compliance in all material respects with the applicable listing standards of the New York Stock Exchange and has not since January 1, 2003 received any written notice from the New York Stock Exchange asserting any material non-compliance with such standards.

Section 4.07      Proxy Statement and Company Future SEC Filings.

                  (a) The Proxy Statement will not, on the date it is first published or sent or delivered to the Company stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in any of the foregoing documents.

                  (b) The Company has provided Parent with the most recent draft of the Company's Annual Report on Form 10-K for the fiscal year of the Company ended December 31, 2004 (the "Company 2004 Form 10-K").

                  (c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

                       (i) the Company 2004 Form 10-K and the other reports filed by the Company with the SEC pursuant to Section 13(a) of the Exchange Act on or after the date of this Agreement but on or prior to the Closing Date (the "Company Future SEC Filings") will not, on the date they are filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading;

                       (ii) the consolidated financial statements of the Company, including the notes thereto, included or incorporated by reference in the Company Future SEC Filings will be prepared in accordance with GAAP and Regulation S-X of the SEC as in effect on the date of filing such reports (except in the case of unaudited statements, as permitted by Form 10-Q or Form 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and will fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, changes in stockholders' equity and cash flows for the periods shown (subject, in the case of unaudited statements, to the absence of footnotes and normal year-end audit adjustments);

                       (iii) the consolidated financial statements of the Company included in the Company 2004 Form 10-K will be accompanied by an opinion, which will not be subject to any qualification or limitation, issued by the Company's independent registered public accounting firm;

                       (iv) the Company Future SEC Filings will comply as to form in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder;

                       (v) to the Company's knowledge, there is no reason why the Certifications required to be filed with the Company 2004 Form 10-K cannot be filed without material qualification or exception;

                       (vi) to the Company's knowledge, (A) the Company's management will conclude that the Company's internal control over financial reporting was effective as of December 31, 2004 based on the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework and (B) the management report on internal control over financial reporting included in the Company 2004 Form 10-K ("Management Report") will not describe any "material weaknesses" as defined in the Public Company Accounting Oversight Board's Auditing Standard No. 2, as in effect as of the date hereof ("Auditing Standard No. 2"), in the design or operation of the Company's internal control over financial reporting; and

                       (vii) to the Company's knowledge, the attestation report by the Company's independent registered public accounting firm with respect to the Management Report included in the Company 2004 Form 10-K will concur in all material respects with management's assessment included in the Management Report and will conclude that the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004 based on the criteria set forth by the Committee on Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework.

         For the avoidance of doubt, the Company acknowledges that a statement of the existence of one or more "material weaknesses" as defined in Auditing Standard No. 2 with respect to the Company's internal control over financial reporting contained in the Management Report, or in the attestation by the Company's independent registered public accounting firm with respect to the Management Report, will be deemed to have a Company Material Adverse Effect, irrespective of whether the Company had knowledge thereof as of the date of this Agreement.

                  Section 4.08 Compliance with Applicable Laws.

                  (a) To the knowledge of the Company, except as disclosed in the Company SEC Documents or in the Company Disclosure Letter, and except for instances of noncompliance or violation that, individually and in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities that are material to the operation of the businesses of the Company and the Company Subsidiaries, taken as a whole (the "COMPANY PERMITS"), (ii) the Company and the Company Subsidiaries and their respective operations are in compliance with the terms of the Company Permits and all applicable Laws, and (iii) since January 1, 2004, neither the Company nor any of the Company Subsidiaries has been given written notice of any violation or purported violation of any Company Permits or Laws. This Section 4.08(a) and Section 4.08(c) do not relate to (1) matters with respect to Taxes, which are the subject of Section 4.10, (2) employee benefits matters, which are the subject of Section 4.13, (3) environmental matters, which are the subject of Section 4.17 and (4) labor and employment matters, which are the subject of Section 4.18.

                  (b) To the knowledge of the Company, except as disclosed in the Company SEC Documents or in the Company Disclosure Letter and except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, none of the Company, any of the Company Subsidiaries or any of their respective directors, officers, employees or agents has in connection with the operation of the businesses of the Company and the Company Subsidiaries (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties, political parties, public international organizations, or organizations, or established or maintained any unlawful or unrecorded accounts in violation of Sections 13(b)(2)(a) and 13(b)(2)(b) of the Exchange Act, or any other similar applicable foreign, Federal or state Law,
(ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws.

                  (c) To the knowledge of the Company, except as disclosed in the Company SEC Documents or in the Company Disclosure Letter and except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2004, no investigation, review, audit, prosecution or other enforcement action by any Governmental Entity is or was pending, or threatened in writing, against or with respect to the Company or any of the Company Subsidiaries, nor has any

Governmental Entity indicated in a writing made available to the Company or any Company Subsidiary an intention to conduct the same.

                  Section 4.09 Litigation and Insurance.

                  (a) Except as disclosed in the Company SEC Documents or in the Company Disclosure Letter and except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, nor is there any Judgment outstanding against the Company or any Company Subsidiary.

                  (b) Section 4.09(b) of the Company Disclosure Letter sets forth all the insurance policies maintained by, or covering, the Company and the Company Subsidiaries as of the date of this Agreement. All the policies listed on Section 4.09(b) of the Company Disclosure Letter are in full force and effect and, to the Company's knowledge, no written notice of cancellation of any such policies have been received by the Company or the Company Subsidiaries. Section 4.09(a) of the Company Disclosure Letter includes a copy of the most recent version of the Company's regularly-maintained pending litigation and claims schedule. With respect to each matter listed on such schedule, Section 4.09(a) of the Company Disclosure Letter sets forth the Company's insurance coverage and policy limits applicable to such matter and the amount, if any, of the reserve relating to such matter to be set forth or reflected in the Company's consolidated balance sheet as of December 31, 2004.

                  Section 4.10 Taxes. (a) The Company and each Company Subsidiary has filed, or has caused to be filed on its behalf, all Tax Returns required to be filed by it, except to the extent any failure to file, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All such Tax Returns are true and complete in all material respects. All Taxes shown to be due on such Tax Returns have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

                  (b) The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by the Company and the Company Subsidiaries for all Taxable periods and portions thereof through the date of such financial statements. No material deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver has been resolved prior to the date of this Agreement or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  (c) Except as set forth in the Company Disclosure Letter, since January 1, 2004, neither the Company nor any Company Subsidiary has: (i) made or changed any material election concerning Taxes, (ii) changed an annual accounting period or adopted or changed any material accounting method, (iii) settled any material Tax claim or assessment, or (iv) surrendered any right to claim a material refund of any Taxes.

                  Section 4.11 Certain Agreements. Except for this Agreement or as disclosed in the Company SEC Documents or in the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to or bound by any Contract (a) with respect to the employment of any directors, executive officers or employees, or with any consultants that are natural Persons, involving the payment of salary and cash bonus having a value of $200,000 or more (or its equivalent in foreign currency) per annum; (b) that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), whether or not filed as an exhibit to the Company SEC Documents; (c) that contains an annual minimum purchase obligation of $750,000 or more or that requires annual payments by or to the Company or any Company Subsidiary of $750,000 or more (in each case excluding purchase orders in the ordinary course of business); (d) that limits the ability of the Company or any of the Company Subsidiaries to compete in any line of business, in any geographic area or with any Person, or that requires referrals of business or exclusive dealing and, in each case, which limitation or requirement would reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole; (e) that would prevent, materially delay or materially impede the consummation of any of the Transactions; or (f) with respect to supplier or customer contracts required to be disclosed under (b) and (c) of this Section 4.11, that provide a third party a right to terminate or exercise any other material right (such as the right to terminate exclusivity or the right to require the purchase or sale of assets) in the event any of the Transactions are consummated. All contracts, arrangements, commitments or understandings of the type described in this Section 4.11 (collectively referred to herein as the "COMPANY CONTRACTS") are valid and in full force and effect as to the Company, and to the knowledge of the Company, each other party thereto, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has, and to the knowledge of the Company, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Contract, except in each case for those violations and defaults that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. Except as disclosed in the Company SEC Documents or the Company Disclosure Letter and except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, to the Company's knowledge, during the period from September 30, 2004 through the date of this Agreement no material customer or supplier of the Company or any Company Subsidiary has provided notice, orally or in writing, of an intention to terminate or materially reduce its business relationship with the Company and the Company Subsidiaries.

                  Section 4.12 Absence of Changes in Benefit Plans. Except as disclosed in the Company SEC Documents or the Company Disclosure Letter or as required by applicable Law, during the period since September 30, 2004, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, performance share, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary

(collectively, "COMPANY BENEFIT PLANS"). Except as disclosed in the Company SEC Documents or the Company Disclosure Letter, there are not any severance, termination or change in control agreements or arrangements between the Company or any Company Subsidiary and any current or former executive officer or director of the Company or any Company Subsidiary (collectively, the "COMPANY BENEFIT AGREEMENTS"). For purposes of Section 4.13, Company Benefit Plans and Company Benefit Agreements may be grouped into either (i) only those Company Benefit Plans and Company Benefit Agreements covering only employees in the United States ("U.S. BENEFIT PLANS AND AGREEMENTS") or (ii) all such Company Benefit Plans and Company Benefit Agreements ("ALL BENEFIT PLANS AND AGREEMENTS").

                  Section 4.13 ERISA Compliance; Excess Parachute Payments. (a) With respect to All Benefit Plans and Agreements, the Company Disclosure Letter contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) ("COMPANY PENSION Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Company Benefit Plans maintained, or contributed to, by the Company or any Company Subsidiary for the benefit of any current or former employees, officers or directors of the Company or any Company Subsidiary (determined, for this purpose only, without regard to the exception in ERISA Section 4(b)(4) for plans maintained outside of the United States primarily for the benefit of nonresident aliens). Each Company Benefit Plan has been administered in compliance in all material respects with its terms, applicable Law and any applicable collective bargaining agreement, other than instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of (1) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plan, a description thereof), (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required), (3) the most recent determination letter (or in the case of a prototype plan, the most recent IRS opinion letter) for each U.S. Benefit Plan and Agreement intended to be qualified under Section 401(a) of the Code, (4) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, and (5) each trust agreement and group annuity contract relating to any Company Benefit Plan.

                  (b) With respect to any U.S. Benefit Plans and Agreements, except as disclosed in the Company Disclosure Letter or in the Company SEC Documents, no Company Pension Plan, other than any Company Pension Plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "COMPANY MULTIEMPLOYER PENSION PLAN"), had, as of the respective last annual valuation date for each such Company Pension Plan, an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to Parent. None of the Company Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. Each U.S. Benefit Plan and Agreement that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (or in the case of a prototype plan, the most recent IRS opinion letter) to that effect and each such plan complies in all material respects in form and in operation with the requirements of the Code and meets the requirements of a "qualified plan" under Section 401(a) of the Code. To the

Company's knowledge, no event has occurred or circumstances exist that will or could give rise to disqualification or loss of tax-exempt status of any such plan or agreement. To the Company's knowledge, none of the Company, any Company Subsidiary, any officer of the Company or any of its Company Subsidiary or, any of the Company Benefit Plans which are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any trustee or administrator thereof, or any fiduciary, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code). None of such Company Benefit Plans and trusts has been terminated, nor to the Company's knowledge has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect to any Company Benefit Plan during the last five years. Neither the Company nor any Company Subsidiary has incurred a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) with respect to any Company Multiemployer Pension Plan during the last five years.

                  (c) With respect to any U.S. Benefit Plans and Agreements that are employee welfare benefit plans, except as disclosed in the Company Disclosure Letter, no such Company Benefit Plan is funded through a "welfare benefits fund" (as such term is defined in Section 419(e) of the Code) and each such Company Benefit Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code) materially complies with the applicable requirements of Section 4980B(f) of the Code, except in such instances in which noncompliance, individually and in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

                  (d) With respect to U.S. Benefit Plans and Agreements, other than payments that may be made to the Persons listed in the Company Disclosure Letter or disclosed in the Company SEC Documents, any amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any other Transaction by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code).

                  (e) With respect to All Benefit Plans and Agreements, except as disclosed in the Company Disclosure Letter or in the Company SEC Documents, the execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, (1) entitle any employee, officer or director of the Company or any Company Subsidiary to severance pay, (2) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement or (3) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement.

                  (f) With respect to All Benefit Plans and Agreements, except as disclosed in the Company Disclosure Letter, (1) other than routine claims for benefits submitted by or on behalf of participants or beneficiaries (including alternate payees in connection with qualified domestic relations orders as defined in Section 414(p) of the Code), no claim, legal proceeding or investigation by a Governmental Entity is pending, or to the Company's knowledge, is threatened, (2) the Company and each Company Subsidiary have made all contributions due under each Company Benefit Plan and each Company Benefit Agreement as of the date of this Agreement in accordance with local Law and past practice, (3) the liabilities of the Company and each Company Subsidiary as of the date of this Agreement have been appropriately reflected in all material respects on the relevant financial statements in accordance with local Law, past practice, and generally accepted accounting principles in each jurisdiction, and
(4) to the extent a separate trust or other funding vehicle has been established to fund the liabilities under a Company Benefit Plan or Company Benefit Agreement, the actuarially determined fair market value of all accrued benefits does not exceed, as of the date of this Agreement, the fair market value of the assets in such trust or funding vehicle, determined using assumptions and actuarial principles consistent with local Law and past practice in each jurisdiction.

                  Section 4.14 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents or the Company Disclosure Letter, during the period since September 30, 2004, the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course consistent with their past practices and there has not been any change, circumstance or event that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                  Section 4.15 Properties. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of the Company Subsidiaries (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Company SEC Documents as being owned by the Company or one of the Company Subsidiaries or acquired after the date thereof that are material to the Company's business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except statutory liens securing payments not yet due, such imperfections or irregularities of title, claims, Liens, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company (such liens, imperfections and irregularities in clauses (1), (2) and (3), "PERMITTED LIENS"), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Company SEC Documents or acquired after the date thereof that are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company's knowledge, the lessor.

                  Section 4.16 Intellectual Property. Except as disclosed in the Company Disclosure Letter or in the Company SEC Documents or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Company or the Company Subsidiaries own free and clear of all Liens other than Permitted Liens or have a valid license to use all material patents, inventions, copyrights, software, trademarks, service marks, domain names, trade names and other intellectual property (including any registrations or applications for registration of any of the foregoing) (collectively, the "COMPANY INTELLECTUAL PROPERTY") necessary to carry on their business as currently conducted, (b) to the knowledge of the Company, the Company Intellectual Property does not infringe, imitate, misappropriate, dilute, violate or otherwise derogate or make unauthorized use of ("INFRINGE") the intellectual property rights of third parties and, to the knowledge of the Company, is not being Infringed by any third parties, (c) to the knowledge of the Company, no facts or circumstances exist that would affect the validity, substance or existence of, or the Company's rights in, the Company Intellectual Property, (d) the Company and the Company Subsidiaries have taken reasonable actions to protect and maintain the Company Intellectual Property, including Company Intellectual Property that is confidential in nature, and (e) there are no claims, suits or other actions, and to the knowledge of the Company, no claim, suit or other action is threatened, that seek to limit or challenge the validity, enforceability, ownership, or right to use, sell or license the Company Intellectual Property, nor does the Company know of any valid basis therefor.

                  Section 4.17 Environmental Matters. Except as disclosed in the Company Disclosure Letter or in the Company SEC Documents or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

                  (a) to the Company's knowledge, the Company and the Company Subsidiaries are in compliance with all applicable permits, licenses and registrations required under all foreign, Federal, state and local Laws relating to contamination, pollution, natural resources or the environment ("ENVIRONMENTAL LAWS") for the Company and the Company Subsidiaries to conduct their operations and are in compliance with all applicable Environmental Laws;

                  (b) there are no claims pending and, to the Company's knowledge, the Company and the Company Subsidiaries have not received any written notice, claim or demand, by any Person alleging any violation of any Environmental Laws or permits, licenses or registrations;

                  (c) to the Company's knowledge, no waste, hazardous, radioactive, dangerous or toxic substance or pollutant or contaminant or any substance that is listed, defined, designated or classified as such under or pursuant to any Environmental Law, including asbestos, asbestos-containing materials, silica, mixed dust, PCBs, methylene chloride, tricholoroethylene, 1,2-trans-dichoro-ethylene, dioxins, dibenzoflurans (or any combination thereof) or petroleum (including crude oil or any fraction or derivatives thereof) (collectively, "HAZARDOUS MATERIALS"), have been disposed of or released by the Company, any of the Company Subsidiaries, any of their respective predecessors in interest or any other entity for or from which the Company or any Company Subsidiary has assumed environmental liability and are present at, on, from or under any of the properties or facilities currently or previously owned or leased by the Company, the Company Subsidiaries, any of their respective predecessors-in-interest or any other entity for or from which the Company or any Company Subsidiary has assumed environmental liability, in violation of, or in a manner or to a location that would reasonably be expected to give rise to liability to the Company or the Company Subsidiaries under or relating to, any Environmental Laws. The Company has made available to Parent complete copies of all material reports and studies in the possession of the Company or the Company

Subsidiaries relating to environmental conditions and compliance with respect to the facilities owned or leased by the Company and the Company Subsidiaries;

                  (d) to the Company's knowledge, as of the date of this
Agreement:

                       (i) no facts, circumstances or conditions exist that could reasonably be expected to result in a material liability or cost to the Company or any Company Subsidiary (A) under any Environmental Law or (B) in connection with the manufacture, marketing, use, sale or distribution of asbestos, asbestos-containing materials, silica or mixed dust (or any combination thereof); and

                       (ii) neither the Company, any Company Subsidiary nor any of their respective predecessors-in-interest utilizes or has ever previously utilized asbestos or asbestos-containing materials, silica or mixed dust as a raw material, component or otherwise in connection with any of their respective products. Section 4.18 Labor and Employment Matters. Except as disclosed in the Company Disclosure Letter or in the Company SEC Documents or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, (b) no union organizing campaign with respect to the employees of the Company or the Company Subsidiaries is underway or, to the Company's knowledge, threatened, (c) there is no unfair labor practice charge or complaint against the Company or the Company Subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency, (d) there is no grievance pending relating to any collective bargaining agreement or other grievance procedure, (e) no charges with respect to or relating to the Company or the Company Subsidiaries are pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (f) there is no works council, union, employee representative, or other labor organization which pursuant to applicable Law has to be notified or consulted or with which negotiations need to be conducted by operation of Law in connection with the Transactions and (g) the Company and each Company Subsidiary are in compliance with all domestic and applicable foreign Laws, regulations, ordinances, codes or other legally binding rules and their own policies respecting employment, employment practices, terms and conditions of employment, wage and hours, equal opportunity, equal pay, civil rights, labor relations, immigration, occupational health and safety, and payroll and wage taxes, except to the extent any noncompliance would not reasonably be expected to have a Company Material Adverse Effect.

                  Section 4.19 Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other Person except Robert W. Baird & Co. Incorporated ("BAIRD") is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company. The Company provided to Parent a correct and complete copy of its engagement letter with Baird and has disclosed to Parent all material terms of the engagement of Baird.

                  Section 4.20 Opinion of Financial Advisor. The Company has received the opinion of Baird, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the holders of Company Common Stock (other than Parent and its Affiliates) is fair to such holders from a financial point of view.

                                   ARTICLE V

                Representations and Warranties of Parent and Sub
                ------------------------------------------------

                  Parent and Sub, jointly and severally, represent and warrant to the Company that, except as set forth in the letter, dated as of the date of this Agreement, from the Parent to the Company (the "PARENT DISCLOSURE LETTER"):

                  Section 5.01 Organization, Standing and Power. Each of Parent and Sub, is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has full corporate power and authority to conduct its businesses as presently conducted. Each of Parent and Sub is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification necessary or the failure to so qualify has had or could reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company true and complete copies of the organizational documents of Parent, as amended through the date of this Agreement. Parent has made available to the Company true and complete copies of the certificate of incorporation of Sub and the bylaws of Sub, in each case as amended through the date of this Agreement.

                  Section 5.02 Sub. (a) Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

                  (b) The authorized capital stock of Sub consists of 10,000 shares of common stock, par value $0.01 per share, 100 of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

                  Section 5.03 Authority; Execution and Delivery, Enforceability. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by each of Parent and Sub of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub. Parent, as sole stockholder of Sub, has approved this Agreement. Each of Parent and Sub has duly executed this Agreement, and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

                  Section 5.04 No Conflicts; Consents. (a) The execution and delivery by each of Parent and Sub of this Agreement, do not, and the consummation of the Merger and the other Transactions will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (1) the charter or organizational documents of Parent or any of its Subsidiaries, (2) any Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or (3) subject to the filings and other matters referred to in Section 5.04(b), any Judgment or Law applicable to Parent or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (2) and (3) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect.

                  (b) No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger or the other Transactions, other than (1) compliance with and filings under the HSR Act and compliance with and filings under the applicable foreign merger control or competition Laws or regulations, (2) the filing with the SEC of such reports under Section 13 of the Exchange Act, as may be required in connection with this Agreement, the Merger and the other Transactions, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (4) such filings as may be required in connection with the Taxes described in
Section 7.08 and (5) such other items (i) that may be required under the applicable Law of any foreign country, (ii) required solely by reason of the participation of the Company (as opposed to any third party) in the Transactions, (iii) that, individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect or
(iv) as are set forth in the Parent Disclosure Letter.

                  Section 5.05 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date such documents are first published, sent or delivered to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  Section 5.06 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or Sub.

                  Section 5.07 Financing. (a) At Closing, Parent and Sub will have available all of the funds necessary for the acquisition of all shares of Company Common Stock pursuant to the Merger and to perform their respective obligations under this Agreement.

                  (b) Parent has previously delivered to the Company copies of any commitment letters pursuant to which Parent shall obtain the funds necessary to acquire all shares of Company Common Stock pursuant to the Merger, together with all of Parent's fees and expenses incurred in connection with the Merger and the other Transactions. For the avoidance of doubt, it shall not be a condition to Closing for Parent to obtain such funds, and the Company shall be entitled to pursue any and all remedies available at Law or in equity if Parent breaches this Agreement on account of Parent's failure to obtain such funds on or before the Closing Date.

                  (c) Assuming the Company is not Insolvent (as defined below) prior to the Effective Time, immediately after the Effective Time and after giving effect to any change in the Surviving Corporation's assets and liabilities as a result of the Merger, the Surviving Corporation will not (1) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on existing debts as they mature), (2) have unreasonably small capital with which to engage in its business or (3) have incurred liabilities beyond its ability to pay as they become due. For purposes hereof, the Company will be deemed to be "INSOLVENT" if any of the conditions described in clause (1), (2) or (3) above are applicable to the Company on or prior to the Effective Time.

                  Section 5.08 No Additional Representations; Investigation by Parent and Sub. In entering into this Agreement, Parent and Sub have not been induced by, or relied upon, any representations, warranties or statements by the Company not specifically set forth herein, the Company Disclosure Letter or the other documents specifically referred to herein or required to be delivered thereby, whether or not such representations, warranties or statements have actually been made, in writing or orally, and Parent and Sub acknowledge that they have made their own investigation of the Company and the Company Subsidiaries prior to the execution of this Agreement and have not been induced by or relied upon any representations, warranties or statements as to the advisability of entering into this Agreement other than the representations, warranties and statements in Article IV above, and Parent and Sub:

                  (a) acknowledge that, other than as set forth in this Agreement, the Company Disclosure Letter or the other documents required to be delivered by the Company or specifically referred to herein, none of the Company, its Subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or Sub or their agents or representatives; and

                  (b) agree that if the Merger and the other Transactions are consummated, to the fullest extent permitted by Law (except with respect to fraud), that none of the Company, its Subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives shall have any liability or responsibility whatsoever to Parent or Sub on any basis (including in contract, tort or otherwise) based upon any information provided or made available, or statements made, to Parent or Sub or with respect to the certificate to be delivered pursuant to Section 8.03(d).

                                   ARTICLE VI

                    Covenants Relating to Conduct of Business
                    -----------------------------------------

                  Section 6.01 Conduct of Business. Except as set forth in the Company Disclosure Letter or as otherwise expressly contemplated hereby, without the prior consent of Parent (which consent shall not be unreasonably withheld or delayed), from the date hereof until the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, conduct their business in all material respects in the ordinary course consistent with past practice and shall use commercially reasonable efforts to (a) preserve intact its present business organization, (b) maintain in effect all material foreign, Federal, state and local licenses, approvals and authorizations, including, all Company Permits that are required for the Company and the Company Subsidiaries to carry on their business and (c) preserve existing relationships with its material customers, lenders, suppliers and others having material business relationships with it; provided that in each case, the Company shall not be held responsible for any change or development relating to (t) changes, effects, events, occurrences or circumstances that generally affect the United States or the global economy or the industries in which the Company operates, (u) general economic, financial or securities market conditions in the United States or elsewhere, (v) the execution, delivery or announcement of this Agreement or the announcement of the Merger, (w) changes in GAAP or requirements applicable to the Company and the Company Subsidiaries, (x) changes in Laws or interpretations thereof by a Governmental Entity, (y) changes, effects, events or occurrences caused by or resulting from the taking of any action required or permitted by this Agreement or approved by Parent and/or (z) any outbreak of major hostilities in any country in which the Company operates or in which the United States is involved or any act of terrorism within the United States or any country in which the Company operates or directed against United States facilities or citizens wherever located. Without limiting the generality of the foregoing, except as set forth in the Company Disclosure Letter or as otherwise expressly contemplated by this Agreement, from the date hereof until the Effective Time, without the prior consent of Parent (which consent shall not be unreasonably withheld or delayed), the Company shall not, nor shall it permit any of the Company Subsidiaries to:

                  (1) amend the Company's or any Company Subsidiary's certificate of incorporation or bylaws or similar organizational documents;

                  (2) split, combine or reclassify any shares of capital stock of the Company or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities, except (i) for ordinary course dividends by Company Subsidiaries or (ii) pursuant to the existing terms of the Company Stock Plan or redemptions under the Rights Plan;

                  (3) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock, stock appreciation rights or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any capital stock, other than the issuance of shares of Company Common Stock pursuant to the exercise of Company Stock Options outstanding as of the date of this Agreement;

                  (4) acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or series of related transactions (i) except for purchases in the ordinary course of business, any assets having a fair market value in excess of $1,000,000, or (ii) all or substantially all of the equity interests of any Person or any business or division of any Person having a fair market value in excess of $100,000;

                  (5) sell, lease, encumber or otherwise dispose of any assets, other than (i) sales in the ordinary course of business, (ii) equipment and property no longer used in the operation of the Company's business and (iii) assets related to discontinued operations;

                  (6) incur (which shall not include entering into credit agreements, lines of credit or similar arrangements until the Company or any of the Company Subsidiaries becomes liable with respect to any indebtedness for borrowed money or guarantees thereof) any indebtedness for borrowed money or guarantee any indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of the Company Subsidiaries or guarantee any debt securities of others, except in the ordinary course of business (which shall include borrowings under the Company's existing credit agreements and overnight borrowings);

                  (7) affirmatively waive without appropriate consideration therefor any material rights under any Company Contract or forgive any material indebtedness for borrowed money owed to the Company or any Company Subsidiary;

                  (8) except in the ordinary course of business, amend, modify or terminate any Company Contract or otherwise waive, release or assign without appropriate consideration any material rights, claims or benefits of the Company or any of its Subsidiaries thereunder, in each case material to the Company and the Company Subsidiaries, taken as a whole;

                  (9) (i) except as disclosed in the Company Disclosure Letter or as required by Law or an agreement existing on the date hereof, increase the amount of compensation of any director, executive officer or employee at or above the manager level or make any increase in or commitment to increase any employee benefits, (ii) except as required by Law, an agreement existing on the date hereof or the Company's or any Company Subsidiaries' severance policy as of the date hereof, grant any severance or termination pay to any director or officer of the Company or any Company Subsidiary, (iii) adopt any additional employee benefit plan or, except in the ordinary course of business or as required by Law, make any contribution to any existing Company Benefit Plan,
(iv) except as may be required by Law, amend in any material respect any Company Benefit Plan, (v) except as disclosed in the Company Disclosure Letter or as required under the terms of any collective bargaining agreement existing on the date hereof, implement or announce any intention to implement any general increase in the compensation or benefits payable to non-executive employees of the Company or the Company Subsidiaries, or (vi) except as disclosed in the Company Disclosure Letter or as may be required by Law or under the terms of any collective bargaining agreement existing on the date hereof, make any announcement or enter into commitment with respect to general employment levels or the general terms and conditions of employment applicable after the Effective Time to the employees of the Company and the Company Subsidiaries;

                  (10) settle, or propose to settle, any litigation, investigation, arbitration, proceeding or other claim that is material to the business of the Company and the Company Subsidiaries, taken as a whole, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities (i) recognized or disclosed in the most recent consolidated financial statements (or notes thereto) of the Company included in the Company SEC Documents or (ii) incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

                  (11) other than in the ordinary course of business consistent with past practice, (i) make any Tax election or take any position on any Tax Return filed on or after the date of this Agreement or adopt any method thereof that is inconsistent with elections made, positions taken or methods used in preparing or filing similar returns in prior periods or (ii) enter into any settlement or compromise of any Tax liability that in either case is material to the business of the Company and the Company Subsidiaries, taken as a whole;

                  (12) materially change the Company's methods of accounting in effect at September 30, 2004, except as required by changes in Law, GAAP or by Regulation S-X of the Exchange Act, as concurred by the Company's independent public accountants;

                  (13) except as expressly permitted in accordance with Section 6.02, amend, waive any provision of or terminate any agreement identified as a "Confidentiality and Standstill Agreement" in Section 6.01 of the Company Disclosure Letter;

                  (14) except as contemplated by Section 4.05(c) or as expressly permitted in accordance with Section 6.02, amend or terminate the Rights Agreement or redeem any of the Company Rights;

                  (15) enter into any Contract that would constitute a Company Contract outside the ordinary course of business consistent with past practice;

                  (16) materially amend or terminate any insurance policy required to be disclosed on the Company Disclosure Letter or allow any material insurance policy to lapse;

                  (17) (i) make or contractually commit to make capital expenditures (as determined in accordance with GAAP, consistently applied) in excess of $15 million in the aggregate, excluding the Shopfheim facility expansion, or (ii) make or contractually commit to make capital expenditures (as determined in accordance with GAAP, consistently applied) with respect to the Shopfheim facility expansion for 2005 and 2006 in excess of $14 million in the aggregate; provided that in the event the Closing has not occurred within 60 days after the date of this Agreement, the limitations set forth in clause (i) shall not apply; provided further that, in any event, the Company shall make all capital expenditures only in the ordinary course of business, consistent with past practice, and shall notify Parent prior to making or committing to make any individual capital expenditure of $500,000 or more;

                  (18) except as permitted in accordance with Section 6.02, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger); or

                  (19) agree, resolve or commit to do any of the foregoing; provided that the limitations set forth herein shall not apply to any action, transaction or event occurring exclusively between the Company and any Company Subsidiary or between any Company Subsidiaries.

                  Section 6.02 No Solicitation. (a) The Company, each of the Company Subsidiaries and each of their respective directors, officers, employees, agents and representatives shall immediately cease any discussions or negotiations presently being conducted with respect to any Company Takeover Proposal. The Company shall immediately discontinue access to the electronic data room maintained by the Company by all third Persons other than Parent and Sub and their lenders, employees, agents and representatives and the Company's representatives and, except as expressly permitted in accordance with Section 6.02(c), shall not provide any such other Person with further access, electronic or otherwise, to any information, documents, facilities or employees of the Company or any Company Subsidiary that are not in the public domain. Nothing in this Section 6.02(a) shall prevent the Company from supplying information to any Person (other than a Person that has made or is reasonably expected to make a Company Takeover Proposal) to the extent required by Law.

                  (b) Subject to Section 6.02(c), after the date of this Agreement, the Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or knowingly permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative (collectively, "REPRESENTATIVES") of, the Company or any Company Subsidiary to (i) directly or indirectly solicit or initiate any Company Takeover Proposal, (ii) enter into any agreement, including any letter of intent or similar agreement, with respect to any Company Takeover Proposal or (iii) enter into, participate in or continue any discussions or negotiations regarding, or furnish to any Person any information with respect to, any Company Takeover Proposal.

                  (c) Notwithstanding the provisions of this Section 6.02 or any other provisions contained in this Agreement, if prior to the date the Company Stockholder Approval is obtained the Company receives an unsolicited Company Takeover Proposal and the Company Board determines in good faith, after consultation with its outside legal and financial advisors, that (i) the Company Takeover Proposal is reasonably likely to result in a transaction meeting the requirements of the definition of "Superior Company Proposal" and (ii) failing to take such action would be inconsistent with the Company Board's fiduciary duties to the Company and its stockholders under applicable Law, then, subject to providing at least two Business Days prior written notice to Parent, the Company may (i) furnish information with respect to the Company to the Person making such Company Takeover Proposal and its Representatives pursuant to a confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement (as defined in Section 7.02) and (ii) participate in discussions or negotiations (including solicitation of a revised Company Takeover Proposal) with such Person and its Representatives regarding such Company Takeover Proposal.

                  (d) Neither the Company Board nor any committee thereof shall
(i) withdraw or propose publicly to withdraw the approval or recommendation by the Company Board or any such committee of this Agreement or the Merger or (ii) approve or recommend, or propose publicly to approve or recommend, any Company

Takeover Proposal. Notwithstanding the foregoing, if the Company Board receives an unsolicited Superior Company Proposal and as a result thereof the Company Board determines in good faith, after consultation with its outside legal and financial advisors, that it is necessary to do so in order to comply with their fiduciary duties under applicable Law, the Company Board may withdraw or modify its approval or recommendation of the Merger and this Agreement and, in connection therewith, approve or recommend such Superior Company Proposal.

                  (e) The Company shall within 48 hours after its receipt of any Company Takeover Proposal notify Parent of such Company Takeover Proposal and the material terms and conditions of such Company Takeover Proposal, excluding the identity of the acquiring party. In connection with any determination by the Company Board that a Company Takeover Proposal is a Superior Company Proposal, the Company shall within 24 hours after the making of such determination provide Parent with a written summary in reasonable detail of the reasons for such determination.

                  (f) Nothing contained in this Section 6.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, failure so to disclose would be inconsistent with its obligations under applicable Law. Any action taken by the Company or the Company Board in accordance with this Section 6.02(f) shall be deemed not to be a modification of the Company Board's approval or recommendation of the Merger and this Agreement.

                                  ARTICLE VII

                              Additional Agreements
                              ---------------------

                  Section 7.01 Preparation of Proxy Statement; Stockholders Meeting. (a) The Company shall, as soon as practicable, prepare and file with the SEC the proxy materials that shall constitute the proxy statement relating to the Merger and the Transactions to be submitted to the Company's stockholders at the Company Stockholders Meeting to approve the Merger and the Transactions (such proxy materials, and any amendments or supplements, the "PROXY STATEMENT") in preliminary form, and the Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Parent shall promptly provide to the Company all information regarding the Parent required to be included in the Proxy Statement in accordance with the Exchange Act and the rules of the SEC thereunder. Except as otherwise expressly permitted in accordance with Section 6.02(d), the Proxy Statement shall include the recommendation of the Company Board as provided in
Section 4.04(b). Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement and all related proxy materials prior to such documents being filed with the SEC. At the earliest practical date following clearance of the Proxy Statement by the SEC, the Company shall use its reasonable best efforts to prepare and file with the SEC the definitive Proxy Statement and to cause the definitive Proxy Statement to be mailed to the Company's stockholders, in each case at the earliest practicable date following the filing of the preliminary Proxy Statement with the SEC. If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the

Company shall promptly prepare and mail to its stockholders such an amendment or supplement.

                  (b) The Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the "COMPANY STOCKHOLDERS MEETING") for the purpose of seeking the Company Stockholder Approval. The record and meeting dates for the Company Stockholders Meeting shall be established so as to permit completion of the Merger and the other Transactions at the earliest practicable date and shall be reasonably acceptable to each of the Company and Parent.

                  (c) The Company shall be required to comply with Section 7.01(b) notwithstanding any action taken by the Company Board pursuant to
Section 6.02(d) to withdraw or modify its approval or recommendation of the Merger and this Agreement or to approve or recommend any Superior Company Proposal.

                  (d) Parent shall: (i) cause Sub promptly to submit this Agreement and the Transactions for approval and adoption by Parent by written consent of sole stockholder; (ii) cause the shares of capital stock of Sub to be voted for adoption and approval of this Agreement, the Merger and the other Transactions; and (iii) cause to be taken all additional actions necessary for Sub to adopt and approve this Agreement and the Transactions and to consummate the Merger.

                  Section 7.02 Access to Information; Confidentiality. Upon reasonable notice, the Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent, and to Parent's and its lenders' officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books and contracts and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, make available to Parent all other information concerning its business, properties and personnel as Parent may reasonably request. Any such investigation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company. Neither the Company nor any of the Company Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or contravene any Law, order, judgment, decree or binding agreement entered into prior to the date hereof. To the extent practicable, the parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. All information exchanged pursuant to this
Section 7.02 shall be subject to the confidentiality agreement effective as of October 13, 2004 between the Company and Parent (the "CONFIDENTIALITY AGREEMENT").

                  Section 7.03 Best Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, unless, to the extent permitted by Section 6.02(d), the Company Board approves or recommends a Superior Company Proposal, each of the parties shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, to secure the expiration of any mandatory waiting periods of or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other Transactions and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the other Transactions and to fully carry out the purposes of this Agreement. Notwithstanding the foregoing,
(x) the requirement under this Section 7.03(a) that Parent and Sub use their best efforts to obtain all necessary consents and approvals from Governmental Entities with respect to the Merger or the other Transactions shall not be construed to require Parent or Sub to sell, divest, hold separate or otherwise dispose of, or agree to sell, divest, hold separate or otherwise dispose of, any assets or businesses, including any assets or businesses of the Company or the Company Subsidiaries, or to enter into or agree to enter into any compulsory licensing or similar arrangement, in order to obtain approval, clearance or expiration of any waiting periods under the HSR Act or any other antitrust or competition Law and (y) the Company and its Representatives shall not be prohibited under this Section 7.03(a) from taking any action permitted by
Section 6.02.

                  (b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (1) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (2) any failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

                  (c) Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company, take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing that would reasonably be expected to impair, delay or prevent Parent's or Sub's ability to perform its obligations under this Agreement or to consummate the Merger or the other Transactions.

                  Section 7.04 Employment, Compensation and Benefit Plans. (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their respective terms (as in effect on the date of this Agreement), the Company's written employment, severance and termination agreements with individual employees set forth in the Company Disclosure Letter.

                  (b) With respect to any "employee benefit plan," as defined in
Section 3(3) of ERISA but without regard to Section 4(b)(4) of ERISA, maintained by Parent or any of its Subsidiaries (including but not limited to any severance plan), for all purposes, including determining eligibility to participate or to receive benefits and vesting, service with the Company or any Company Subsidiary or predecessor entity (and any other service credited by the Company under similar severance plans), shall be treated as service with Parent or any of its

Subsidiaries or Affiliates; provided that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

                  (c) With respect to each U.S. Benefit Plan and Agreement that is an employee welfare benefit plan, Parent shall waive, or cause to be waived, any pre-existing condition, evidence of insurability, waiting period, continuing-course-of-treatment, or actively-at-work requirement limitation under any employee welfare benefit plan, as defined in Section 3(1) of ERISA, maintained by Parent or any of its Subsidiaries or Affiliates (other than the Surviving Corporation) in which each employee who was an employee of the Company or a Company Subsidiary immediately prior to the Effective Time (an "AFFECTED EMPLOYEE") (and their eligible dependents) will be eligible to participate from and after the Effective Time, with respect to those Affected Employees (and their eligible dependents) except, with respect to any Person, to the extent that such requirements would have been applicable to such Person under the comparable employee welfare benefit plan of the Company or Company Subsidiary immediately prior to the Effective Time. Parent shall recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Affected Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year's deductible, co-payment and "out-of-pocket" maximum limitations under the relevant employee welfare benefit plans, as defined in Section 3(1) of ERISA, in which they will be eligible to participate from and after the Effective Time.

                  (d) The obligations of the Surviving Corporation and Parent under clauses (a) through (c) of this Section 7.04, shall not be terminated, amended, repealed, revoked or modified in any manner which will adversely affect any director, officer or other person to whom such Sections apply without the consent of the affected director, officer or other person (it being expressly agreed that each director, officer or other person to whom such Sections apply shall be third-party beneficiaries of such Sections).

                  (e) Notwithstanding the provisions of this Section 7.04, from and after the Effective Time and subject to the terms of any applicable collective bargaining agreement or any employment agreement existing as of the date hereof, the Affected Employees shall be deemed employees at will and nothing expressed or implied herein will obligate Parent or its Subsidiaries to provide continued employment to any Affected Employee for a specified period of time following the Effective Time.

                  Section 7.05 Indemnification; Directors' and Officers' Insurance.

                  (a) The certificate of incorporation and the bylaws of the Surviving Corporation shall contain provisions with respect to indemnification, advancement of expenses and director exculpation as are set forth in the Company Charter and the Company Bylaws as in effect at the date hereof (to the extent consistent with applicable Law), which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the persons who at any time prior to the Effective Time were entitled to indemnification, advancement of expenses or exculpation under the Company Charter or Company Bylaws in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the Transactions), unless otherwise required by applicable Law.

                  (b) From and after the Effective Time, to the fullest extent permitted by applicable Law, Parent shall and shall cause the Surviving Corporation to, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of the Company or any of the Company Subsidiaries (the "INDEMNIFIED Parties") against all losses, claims, damages, liabilities, fees and expenses (including attorneys' fees and disbursements), judgments, fines and amounts paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any Company Subsidiary, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with (1) the approval of this Agreement and the consummation of the Merger and the other Transactions or (2) serving as fiduciary under any Company Benefit Plan) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date hereof by the Company pursuant to the Company Charter, Company Bylaws and indemnification agreements in existence on the date hereof with any current or former directors or officers of the Company and the Company Subsidiaries.

                  (c) As of the Effective Time, Parent shall cause to be obtained, and shall pay the full lump sum premium with respect to, policies of directors' and officers' liability insurance providing an aggregate coverage amount of $25 million issued by the Company's current directors' and officers' liability insurance carriers or other insurance carriers with ratings by A.M. Best & Co. equal to or higher than the ratings of such current insurance carriers (the "TAIL INSURANCE"). At least 10 Business Days prior to the Effective Time, Parent shall deliver to the Company evidence reasonably satisfactory to the Company that the Tail Insurance will be in full force and effect as of the Effective Time. The Tail Insurance shall have terms and conditions that are not less advantageous to the insured parties than the directors' and officers' liability insurance currently in effect for the Company. For a period of six (6) years after the Effective Time, Parent shall cause to be maintained (1) the Tail Insurance and (2) a letter of credit in an amount of $2,500,000 for the purpose of funding the trust established pursuant to indemnification agreements in existence on the date hereof with the Company's directors and officers. Neither Parent nor the Surviving Corporation shall take any action to cause the Tail Insurance to be modified, terminated or cancelled prior to the end of such six-year period after the Effective Time.

                  (d) Parent shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, that an Indemnified Party may incur in enforcing the indemnity and other obligations provided for in this Section 7.05.

                  (e) If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent, as the case may be, shall assume and agree to perform the obligations set forth in this Section 7.05.

                  (f) The provisions of this Section 7.05 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives, (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Law, contract or otherwise and (iii) shall survive the consummation of the Merger.

                  Section 7.06 Fees and Expenses. Except as provided below, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses; provided that (a) the costs and expenses of printing and mailing the Proxy Statement (excluding attorneys' and accountants' fees and expenses), the fees and expenses of a proxy solicitor mutually acceptable to Parent and the Company and all filing and other fees paid to the SEC in connection with the Merger, shall be shared equally by Company and Parent and (b) if the Merger is consummated the Surviving Corporation shall pay all expenses.

                  Section 7.07 Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

                  Section 7.08 Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("TRANSFER TAXES") incurred in connection with the Transactions shall be paid by either Sub or the Surviving Corporation, and the Company shall cooperate with Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

                                  ARTICLE VIII

                              Conditions Precedent
                              --------------------

                  Section 8.01 Conditions to Each Party's Obligation To Effect The Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) the Company shall have obtained the Company Stockholder Approval;

                  (b) all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods (and extensions thereof) required from, any Governmental Entity under the HSR Act or any other applicable Law of those jurisdictions set forth in Section 5.04(b) of the Parent Disclosure Letter shall have been filed, have occurred or have been obtained (all such permits, approvals, filings and consents and lapse of all such waiting periods being referred to as the "REQUISITE REGULATORY APPROVALS"), and all such Requisite Regulatory Approvals shall be in full force and effect; and

                  (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "INJUNCTION") preventing the consummation of the Merger shall be in effect. There shall not be any action taken, or any law or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity of competent jurisdiction that makes the consummation of the Merger illegal.

                  Section 8.02 Further Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) Parent and Sub shall have each performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

                  (b) the representations and warranties of Parent and Sub in this Agreement that are qualified as to materiality shall be true and correct and any of those not so qualified shall be true and correct in all material respects, as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), other than for such failures to be true and correct that, individually and in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect; and

                  (c) the Company shall have received a certificate, dated as of the Closing Date, executed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent stating that the conditions set forth in paragraphs (a) and (b) above have been satisfied.

                  Section 8.03 Further Conditions to Obligation of Parent and Sub. The obligation of Parent and Sub to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

                  (b) the representations and warranties of the Company in this Agreement that are qualified as to materiality shall be true and correct and any of those not so qualified shall be true and correct in all material respects, as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), other than for such failures to be true and correct that, individually and in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect;

                  (c) there shall not be pending any suit, action or proceeding by any Governmental Entity against Parent, Sub, the Company or any Company Subsidiary relating to the Merger or the other Transactions seeking to prohibit or impose, and no Requisite Regulatory Approval shall be conditioned upon or seek to impose, any material limitations on Parent's or Sub's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or the Company's and the Company's Subsidiaries' business or assets, taken as a whole, or to compel Parent or Sub or their respective Subsidiaries and affiliates to dispose of, sell, license or hold separate any material portion of the business or assets of Parent or the Company and their respective Subsidiaries; and

                  (d) Parent shall have received a certificate, dated as of the Closing Date, executed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company stating that the conditions set forth in paragraphs (a) and (b) above have been satisfied.

                                   ARTICLE IX

                        Termination, Amendment and Waiver
                        ---------------------------------

                  Section 9.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after receipt of Company Stockholder Approval:

                  (a) by mutual consent of Parent, Sub and the Company in a written instrument;

                  (b) by either Parent or the Company if the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at a duly convened Company Stockholder Meeting;

                  (c) by either Parent or the Company if a Governmental Entity of competent jurisdiction that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable; or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided that the right to terminate this Agreement under this Section 9.01(c) shall not be available to any party whose failure to comply with Section 7.03 or any other provision of this Agreement has been the cause of, or resulted in, such action;

                  (d) by Parent if:

                       (i) the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants set forth in this Agreement, which breach or failure to perform (A) would give rise, if occurring or continuing on the Closing Date, to the failure of one or more of the conditions set forth in Sections 8.03(a) or 8.03(b) and (B) cannot be or has not been cured within 30 days after the date written notice of such breach or failure to perform is given by Parent to the Company; provided that Parent and Sub are not then in material breach of their obligations under this Agreement and provided further that any right of Parent under this Agreement to terminate this Agreement due to a reference to one or more "material weaknesses" in the Management Report or in the attestation report by the Company's independent registered public accounting firm with respect to the Management Report must be exercised within 10 Business Days after Parent receives written notice from the Company of such material weaknesses and thereafter Parent shall not be entitled to terminate this Agreement as a result of such matter;

                       (ii) the Board of Directors of the Company has withdrawn or amended in any manner adverse to Parent or Sub its recommendation and approval of the Merger in accordance with Section 4.04(b) or approves or recommends any Superior Company Proposal; or

                       (iii) the Merger has not been consummated on or before December 15, 2005 (the "OUTSIDE DATE") (unless the failure of the Merger to have been consummated results from Parent or Sub breaching in any material respect any representation, warranty, covenant or agreement contained in this Agreement);

                  (e) by the Company if:

                       (i) Parent or Sub breaches or fails to perform in any material respect any of its representations, warranties or covenants set forth in this Agreement, which breach or failure to perform (A) would give rise, if occurring or continuing on the Closing Date, to the failure of one or more of the conditions set forth Sections 8.02(a) or 8.02(b) and (B) cannot be or has not been cured within 30 days after the date written notice of such breach or failure to perform is given by the Company to Parent (or one Business Day after the date such notice is given in the case of any breach of the representations and warranties of Parent and Sub set forth in Section 5.07(a) or any failure by Parent or Sub to perform their obligations under Section 3.02(a) to provide the Paying Agent with the Exchange Fund); provided that the Company is not then in material breach of its obligations under this Agreement; or

                       (ii) the Merger has not been consummated on or before the Outside Date (unless the failure of the Merger to have been consummated results from the Company breaching in any material respect any representation, warranty, covenant or agreement contained in this Agreement); or

                  (f) by the Company in the event its Board determines in accordance with Section 6.02 that there is a Superior Company Proposal.

                  Section 9.02 Effect of Termination. (a) In the event of termination of this Agreement by either the Company or Parent as provided in
Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company or their officers, directors, stockholders, affiliates and agents; provided that the last sentence of Section 7.02, Section 7.06, this Section 9.02 and Article X shall survive such termination and provided further that each party shall be entitled to all remedies available under this Agreement and applicable Law to the extent that such termination results from the willful and material breach by the other party or parties of any representation, warranty or covenant set forth in this Agreement.

                  (b) If:

                       (i) Parent terminates this Agreement pursuant to Section 9.01(d)(ii);

                       (ii) the Board of Directors of the Company withdraws or amends in any manner adverse to Parent or Sub its recommendation and approval of the Merger in accordance with Section 4.04(b), or the Board of Directors of the Company approves or recommends any Superior Company Proposal, and in either case the Company Stockholder Approval is not obtained upon a vote taken thereon at a duly convened Company Stockholder Meeting; or

                       (iii) the Company terminates this Agreement pursuant to
Section 9.01(f);

                       then the Company will pay to Parent, within three Business Days following the delivery of notice of such termination (in the case of clauses (i) and (iii) above) or the occurrence of such event (in the case of clause (ii) above), a termination fee equal to $12,000,000 (the "COMPANY TERMINATION FEE"), payable by wire transfer of immediately available funds to an account designated by Parent.

                  (c) If Parent terminates this Agreement pursuant to Section 9.01(d)(i) with respect to any breach of the Company's representations and warranties, solely as such representations and warranties are made as of the date of this Agreement, or with respect to the failure by the Company to perform any covenant set forth in this Agreement, then the Company will pay to Parent, within three Business Days following the delivery of notice of such termination, an amount equal to the reasonable fees and expenses (including reasonable attorneys' fees and expenses) incurred by Parent and Sub in connection with this Agreement, the Merger or the other Transactions, the amount of which shall be set forth and reasonably documented in the notice of such termination (the "EXPENSE REIMBURSEMENT"), payable by wire transfer of immediately available funds to an account designated by Parent; provided that the aggregate amount of the Expense Reimbursement shall not exceed $3,000,000.

                  (d) Subject to Section 9.02(e), if as of the Outside Date the conditions set forth in Sections 8.03(a) and 8.03(b) have been satisfied (and the Company has delivered to Parent the certificate described in Section 8.03(d) confirming the satisfaction of such conditions as of the Outside Date) and either:

                       (i) the Company, on or after the Outside Date, terminates this Agreement pursuant to Section 9.01(e)(ii) as a result of the failure of the conditions set forth in Section 8.01(b) to have been satisfied; or

                       (ii) Parent, on or after the Outside Date, terminates this Agreement pursuant to Section 9.01(d)(iii) as a result of the failure of the conditions set forth in Section 8.01(b) or Section 8.03(c) to have been satisfied;

                       then Parent will pay to the Company, within three Business Days following the delivery of notice of such termination, a termination fee equal to $5,000,000 (the "PARENT TERMINATION FEE"), payable by wire transfer of immediately available funds to an account designated by the Company.

                  (e) Notwithstanding Section 9.02(d)(i), if Parent, at any time prior to the termination of this Agreement by the Company, delivers written notice to the Company of Parent's election, in its sole and absolute discretion, to waive satisfaction of the conditions set forth in Section 8.01(b) and Section 8.03(c) and proceed with the Closing, then the Company shall continue to be entitled to terminate this Agreement on or after the Outside Date pursuant to
Section 9.01(e)(ii) as a result of the failure of the conditions set forth in
Section 8.01(b) to have been satisfied, but the Company shall not be entitled to receive the Parent Termination Fee if it exercises such termination right.

                  (f) The parties acknowledge that the agreements contained in this Section 9.02 are an integral part of the Transactions and that, without these agreements, the parties would not enter into this Agreement. Each party accordingly agrees that in the event it fails to pay any amount when due under this Section 9.02, it shall in addition to the payment of such amount also pay to the other party all of the costs and expenses (including reasonable attorneys' fees and expenses) incurred in the enforcement of the other party's rights under this Section 9.02, together with interest on such amount at a rate per annum equal to the prime rate as quoted from time to time by JPMorgan Chase Bank, N.A., plus three percentage points, payable from the date upon which such payment was due, to and including the date of payment. Provided that a party is not in breach of its obligations under this Section 9.02, each of the parties hereto acknowledges that (i) all amounts payable under this Section 9.02, if any, shall constitute liquidated damages in lieu of any actual damages for termination of this Agreement and (ii) that upon the payment of the amounts payable under this Section 9.02, if any, the paying party and its Affiliates and Representatives shall be relieved from any and all liabilities for any breach or termination of this Agreement.

                  Section 9.03 Amendment. This Agreement may be amended by the parties at any time whether before or after receipt of the Company Stockholder Approval and prior to the Effective Time; provided that after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

                  Section 9.04 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 9.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                   ARTICLE X

                               General Provisions
                               ------------------

                  Section 10.01 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement (other than the covenants contained in Section 5.08, the last sentence of Section 7.02 and in Sections 7.04, 7.05, 7.06, 9.02 and this Article
X) or in any instrument delivered pursuant to this Agreement, including any rights arising out of the breach of such representations, warranties, covenants and agreements, shall survive the Effective Time. This Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

                  Section 10.02 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt,
(b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

                  (a)      if to Parent or Sub, to

                           Gardner Denver, Inc.
                           1800 Gardner Expressway
                           Quincy, Illinois  62305
                           Attention: Corporate Secretary

                           with a copy to:

                           Baker & McKenzie LLP
                           One Prudential Plaza, Suite 3500
                           130 East Randolph Drive
                           Chicago, Illinois 60601

                           Attention:       Dieter A. Schmitz
                                            Craig A. Roeder

                  (b)      if to the Company, to

                           Thomas Industries Inc.
                           Suite 300
                           4360 Brownsboro Road
                           Louisville, Kentucky  40207
                           Attention:  President
                           with a copy to:

                           McDermott Will & Emery LLP
                           227 West Monroe, Suite 4700
                           Chicago, Illinois  60606
                           Attention:       Michael R. Fayhee, P.C.
                                            John P. Tamisiea

                  Section 10.03 Interpretation; Disclosure Letters. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges and agrees is the result of extensive negotiations among the parties. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available by the party to whom such information is to be made available. The phrases "herein," "hereof," "hereunder" and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. The word "or" shall be inclusive and not exclusive. Any pronoun shall include the corresponding masculine, feminine and neuter forms. The phrases "known" or "knowledge" mean, with respect to the Company and the Company Subsidiaries, the actual knowledge of the officers of the Company and the Company Subsidiaries identified on Section 10.03 of the Company Disclosure Letter. The Company Disclosure Letter shall be organized in numbered sections corresponding to the sections of this Agreement. Any matter disclosed in any section of the Company Disclosure Letter shall be deemed disclosed for all purposes and all sections of the Company Disclosure Letter provided that the relevance of such matter to such other sections would be reasonably apparent to a reasonable Person.

                  Section 10.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible.

                  Section 10.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                  Section 10.06 Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter, the Confidentiality Agreement, any other written agreements executed by the parties on or after the date of this Agreement and the certificates and documents contemplated by this Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Merger and the other Transactions and (b) except for the provisions of Sections 7.04 and 7.05, are not intended to confer upon any Person other than the parties any rights or remedies.

                  Section 10.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                  Section 10.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                  Section 10.09 Enforcement; Jurisdiction; WAIVER OF JURY TRIAL. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any Transaction in any court other than any Federal court sitting in the State of Delaware or any Delaware state court and
(d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any Transaction.


                            [SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

                                      GARDNER DENVER, INC.


                                      By:  /s/ Ross J. Centanni
                                          --------------------------------------
                                          Name:  Ross J. Centanni
                                          Title:    Chief Executive Officer



                                      PT ACQUISITION CORPORATION


                                      By: /s/ Tracy Pagliara
                                          --------------------------------------
                                          Name:  Tracy Pagliara
                                          Title:    Vice President and Secretary



                                      THOMAS INDUSTRIES INC.


                                      By: /s/ Timothy C. Brown
                                          --------------------------------------
                                          Name:  Timothy C. Brown
                                          Title:    Chief Executive Officer

                                    EXHIBIT A
                                    ---------

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             THOMAS INDUSTRIES INC.
================================================================================

         The original Certificate of Incorporation of Thomas Industries Inc. was filed with the Secretary of State of Delaware on December 28, 1928, under the name The Electric Sprayit Company. The following Restated Certificate of Incorporation restates, integrates and further amends the provisions of the corporation's Certificate of Incorporation, and all amendments thereto.

                                    ARTICLE 1

         The name of the corporation is:

                             Thomas Industries Inc.


                                    ARTICLE 2
                                    ---------

         The address of the corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of the corporation's registered agent at such address is Corporation Service Company.

                                    ARTICLE 3
                                    ---------

         The nature of the business or the objects or purposes to be conducted or promoted by the corporation are to engage in any capacity in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as now in force or as hereafter amended and to possess, exercise and enjoy all the powers, rights and privileges granted by the General Corporation Law of the State of Delaware, together with any lawful powers, rights and privileges incidental thereto.

                                    ARTICLE 4
                                    ---------

         The total number of shares of capital stock which the Corporation shall have authority to issue is 10,000 shares, all of which shall be common stock having $0.01 par value per share.

                                    ARTICLE 5
                                    ---------

         The corporation shall have perpetual existence.

                                    ARTICLE 6
                                    ---------

         In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, amend or repeal the bylaws of the corporation; provided, however, that such authorization shall not divest the stockholders of the power or limit the power of the stockholders to adopt, amend or repeal the bylaws of the corporation.

                                    ARTICLE 7
                                    ---------

         Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation. Election of directors need not be by written ballot unless the bylaws of the corporation so provide.

                                    ARTICLE 8
                                    ---------

         The corporation shall have the power to indemnify its directors, officers, employees or agents to the full extent permitted by the General Corporation Law of the State of Delaware as now in force or hereafter amended.

                                    ARTICLE 9
                                    ---------

         A Director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that this Article 9 shall not eliminate or limit a Director's liability (i) for any breach of the Director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 or the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the shareholders of this
Article 9 to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a Director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time.

         Any repeal or modification of this Article 9 shall not increase the personal liability of any Director of this corporation for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a Director of the corporation existing at the tine of such repeal or modification.

         The provisions of this Article 9 shall not be deemed to limit or preclude indemnification of a Director by the corporation for any liability of a Director which has not been eliminated by the provisions of this Article 9.

                                   ARTICLE 10
                                   ----------

         Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

                                   ARTICLE 11
                                   ----------

         The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights and powers conferred upon stockholders herein are granted subject to this reservation.

                                                                      APPENDIX B

                        DELAWARE GENERAL CORPORATION LAW

                          SECTION 262-APPRAISAL RIGHTS


       Section 262 of the General Corporation Law of the State of Delaware

262 APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss.251 (other than a merger effected pursuant to ss.251(g) of this title), ss.252, ss.254, ss.257, ss.258, ss.263 or ss.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) 1 If the merger or consolidation was approved pursuant to ss.228 or ss.253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 82, L. '01, eff. 7-1-01.)

                                                                      APPENDIX C

                  OPINION OF ROBERT W. BAIRD & CO. INCORPORATED




March 8, 2005


Board of Directors
Thomas Industries Inc.
4360 Brownsboro Road
Suite 300
Louisville, KY 40207

Members of the Board of Directors:

Thomas Industries Inc. (the "Company") proposes to enter into an Agreement and Plan of Merger (the "Agreement") with Gardner Denver, Inc. (the "Buyer") and a wholly-owned subsidiary of the Buyer ("PT Acquisition Corporation"), pursuant to which PT Acquisition Corporation shall be merged with and into the Company (the "Merger") and each issued and outstanding share of common stock, par value $1.00 per share, of the Company (the "Common Stock") shall be converted into the right to receive $40.00 per share in cash (the "Consideration") subject to the terms and conditions of the Agreement.

In connection with your consideration of the Merger, you have requested our opinion as to the fairness, from a financial point of view, to the holders of the Common Stock (other than the Buyer and its affiliates) of the Consideration to be received by the holders of the Common Stock (other than the Buyer and its affiliates) in the Merger.

As part of our investment banking business, we are engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

In conducting our investigation and analyses and in arriving at our opinion herein, we have reviewed such information and have taken into account such financial and economic factors, investment banking procedures and considerations as we have deemed relevant under the circumstances. In that connection, we have, among other things: (i) reviewed certain internal information, primarily financial in nature, including financial forecasts (the "Forecasts"), concerning the business and operations of the Company furnished to us for purposes of our analysis; (ii) reviewed publicly available information including, but not limited, to the Company's recent filings with the Securities and Exchange Commission and equity analyst research reports covering the Company prepared by our firm; (iii) reviewed the draft Agreement in the form presented to the Company's Board of Directors; (iv) compared the financial position and operating results of the Company with those of other publicly traded companies we deemed relevant; (v) compared the historical market prices and trading activity of the Common Stock with those of other publicly traded companies we deemed relevant and considered the market trading multiples of such companies; (vi) compared the proposed financial terms of the Merger with the financial terms of other business combinations we deemed relevant; and (vii) considered the present values of the forecasted cash flows of the Company. We have held discussions with members of the Company's senior management concerning the Company's historical and current financial condition and operating results, as well as the future prospects of the Company. As a part of our engagement, we were requested to and did solicit third party indications of interest in acquiring the Company. We have also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to us by or on behalf of the Company. We have not been engaged to independently verify, and we have not assumed any responsibility to verify, any such information, and we have assumed that the Company is not aware of any information prepared by it or its advisors that might be material to our opinion that has not been provided to us. We have assumed and relied upon in preparation of this opinion that: (i) all material assets and liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in its financial statements; (ii) the financial statements of the Company provided to us present fairly the results of operations, cash flows and financial condition of the Company for the periods indicated and were prepared in conformity with U.S. generally accepted accounting principles consistently applied; (iii) the Forecasts for the Company were reasonably prepared on bases reflecting the best available estimates and good faith judgments of the Company's senior management as to the future performance of the Company; (iv) the Merger will be consummated in accordance with the terms and conditions of the draft Agreement without any amendment thereto and without waiver by any party of any of the conditions to their respective obligations thereunder; (v) in all respects material to our analysis, the representations and warranties contained in the draft Agreement are true and correct and that each party will perform all of the covenants and agreements required to be performed by it under such Agreement; and (vi) all material corporate, governmental, regulatory or other consents and approvals required to consummate the Merger have been or will be obtained. We have relied as to all legal matters regarding the Merger on the advice of counsel of the Company. In conducting our review, we have not undertaken nor obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company nor have we made a physical inspection of the properties or facilities of the Company. In each case, we have made the assumptions above with your consent.

Our opinion necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof, and our opinion does not predict or take into account any changes which may occur, or information which may become available, after the date hereof.

Our opinion has been prepared at the request and for the information of the Board of Directors of the Company, and may not be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, in any other document used in connection with the offering or sale of securities or in any other publicly available document or otherwise relied upon, used for any other purpose or disclosed to any other party without our prior written consent; provided, however, that this letter may be reproduced in full in the proxy statement to be provided to the Company's shareholders in connection with the Merger. Any reference to us or our opinion in the proxy statement or any other publicly available document, however, shall be subject to our prior review and approval. This opinion does not address the relative merits of: (i) the Merger, the draft Agreement or any other agreements or other matters provided for or contemplated by the draft Agreement; (ii) any other transactions that may be or might have been available as an alternative to the Merger; or (iii) the Merger compared to any other potential alternative transactions or business strategies considered by the Company's Board of Directors and, accordingly, we have relied upon our discussions with the senior management of the Company with respect to the availability and consequences of any alternatives to the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should act with respect to the Merger.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion which is not contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities that may arise out of our engagement. In the past, we have provided investment banking services to the Company and the Buyer for which we received our customary compensation. We are a full service securities firm. As such, in the ordinary course of our business, we may from time to time trade the securities of the Company or the Buyer for our own account or the accounts of our customers and, accordingly, may at any time hold long or short positions or effect transactions in such securities. Our firm may also prepare equity analyst research reports from time to time regarding the Company or the Buyer.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of the Common Stock (other than the Buyer and its affiliates) in the Merger is fair, from a financial point of view, to the holders of the Common Stock (other than the Buyer and its affiliates).

Very truly yours,




ROBERT W. BAIRD & CO. INCORPORATED

--------------------------------------------------------------------------------

                                DETACH CARD HERE
--------------------------------------------------------------------------------

                                      PROXY
                             THOMAS INDUSTRIES INC.
           4360 BROWNSBORO ROAD, SUITE 300, LOUISVILLE, KENTUCKY 40207
                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                SPECIAL MEETING OF SHAREHOLDERS - [______], 2005

     The undersigned hereby appoints Timothy C. Brown and Phillip J. Stuecker, or either of them, as proxies, with full powers of substitution, to represent and to vote the stock of the undersigned at the Special Meeting of Shareholders of Thomas Industries Inc., to be held at the Hyatt Regency Hotel, 320 West Jefferson Street, Louisville, Kentucky, on [Day], [Date], 2005, at [Time], and at any postponements or adjournments thereof. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.


1. To approve and adopt the Agreement and Plan of     FOR    AGAINST     ABSTAIN
   Merger, dated as of March 8, 2005 (the "Merger     / /     / /           / /
   Agreement"), among Thomas Industries Inc.
   ("Thomas"), Gardner Denver, Inc. and PT
   Acquisition Corporation ("PT Acquisition") providing for the merger (the "Merger") of PT
   Acquisition with and into Thomas, and to authorize the Merger and the other transactions contemplated by the Merger Agreement. If Thomas shareholders approve and adopt the Merger
   Agreement and the Merger is completed, each share of Thomas common stock, other than those held by persons exercising their appraisal rights, will be automatically canceled and converted into the right to receive $40.00 in cash without interest.


     IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING, INCLUDING TO VOTE TO POSTPONE OR TO ADJOURN THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THE NUMBER OF PROXIES SUFFICIENT TO APPROVE AND ADOPT THE MERGER AGREEMENT HAS NOT BEEN RECEIVED BY THE DATE OF THE SPECIAL MEETING.



                PLEASE MARK, SIGN ON THE REVERSE SIDE, DATE, AND
                        RETURN IN THE ENCLOSED ENVELOPE.

                  (Continued and to be signed on reverse side)

--------------------------------------------------------------------------------

                                DETACH CARD HERE

--------------------------------------------------------------------------------

                           (Continued from other side)

THIS PROXY IS REVOCABLE AND IT WILL NOT BE VOTED IF THE UNDERSIGNED IS PRESENT AND VOTING IN PERSON. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, THE SHARES WILL BE VOTED FOR THE PROPOSAL SET FORTH IN ITEM 1, AND WITH REGARD TO OTHER MATTERS THAT MAY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF, IN THE DISCRETION OF THE PROXY HOLDERS AS DESCRIBED IN THE PROXY STATEMENT.


                               Date                                       , 2005
                                   ---------------------------------------


                               -------------------------------------------------
                                                  Signature(s)


                               -------------------------------------------------
                                                  Signature(s)


                               -------------------------------------------------
                               When signing as attorney, administrator, personal representative, executor, custodian, trustee, guardian, or corporate official, please give your full title as such. When stock is held in the name of more than one person, each such person should sign the proxy.

--------------------------------------------------------------------------------